    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 4, 2000
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                            GENERAL ELECTRIC COMPANY
             (Exact name of registrant as specified in its charter)
                           --------------------------

             NEW YORK                                 3724                                 14-0689340
 (State or other jurisdiction of          (Primary Standard Industrial                  (I.R.S. Employer
  incorporation or organization)           Classification Code Number)               Identification Number)

                              3135 EASTON TURNPIKE
                       FAIRFIELD, CONNECTICUT 06431-00001
                                 (203) 373-2243
   (Address and telephone number of registrant's principal executive offices)

                               ROBERT E. HEALING
                              3135 EASTON TURNPIKE
                       FAIRFIELD, CONNECTICUT 06431-00001
                                 (203) 373-2243

           (Name, address, and telephone number of agent for service)
                           --------------------------

                                   COPIES TO:

       STEVEN R. SHOEMATE, ESQ.                          MICHAEL HALL, ESQ.
      GIBSON, DUNN & CRUTCHER LLP                         LATHAM & WATKINS
            200 PARK AVENUE                            135 COMMONWEALTH DRIVE
     NEW YORK, NEW YORK 10166-0193                  MENLO PARK, CALIFORNIA 94025
            (212) 351-4000                                 (650) 463-2600

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As promptly as practicable after this Registration Statement becomes effective and the effective time of the proposed merger of Diamond Merger Corp., a wholly-owned subsidiary of the Registrant, with and into MECON, Inc., as described herein.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                  AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
        SECURITIES TO BE REGISTERED              BE REGISTERED          PER UNIT         OFFERING PRICE(2)    REGISTRATION FEE
Common Stock, $.16 par value................          (1)            Not Applicable         $98,780,873          $(3)26,078

(1) Omitted in reliance on Rule 457(o).

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rule 457(f)(1) thereunder on the basis of the market value of the MECON common stock to be exchanged in the Merger, which was computed in accordance with 457(c), as the product of (i) $10.90625 (the average of the high and low prices per share of MECON common stock on December 30, 1999 as reported by the Nasdaq National Market) and
    (ii) 9,057,272, the aggregate number of shares of MECON common stock outstanding on December 30, 1999 or issuable pursuant to outstanding stock options.

(3) Pursuant to Rule 457(b), the registration fee has been reduced by the $19,602 paid on December 14, 1999 upon the filing under the Securities Exchange Act of 1934 of preliminary copies of MECON's proxy materials included herein. Therefore, the registration fee payable upon the filing of this Registration Statement is $6,476.
                         ------------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  MECON, INC.

                 MECON, INC.                             GENERAL ELECTRIC COMPANY
       SPECIAL MEETING OF STOCKHOLDERS                          PROSPECTUS
        MERGER PROPOSED--YOUR VOTE IS
               VERY IMPORTANT

    The MECON board of directors is soliciting your proxy and seeking your approval of MECON's merger with General Electric Company which will result in:

    - MECON becoming a wholly-owned subsidiary of GE; and

    - each outstanding share of MECON common stock being converted into the right to receive approximately $11.25 payable in shares of GE common stock. The actual number of GE shares that will be issued will be determined based on the average of the daily volume-weighted trading prices of GE common stock on the NYSE tape for the ten consecutive day trading period ending five calendar days prior to the closing of the merger.

    On November 29, 1999, there were 7,215,292 shares of MECON common stock outstanding and 1,835,616 shares of MECON common stock issuable upon the exercise of outstanding stock options.

    The shares of MECON common stock trade on the Nasdaq National Market under the symbol "MECN." The shares of GE common stock are principally listed on the New York Stock Exchange under the symbol "GE."

                                          [SIGNATURE]

                                          Vasu Devan

                                          President and Chief Executive Officer

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SHARES OF GE COMMON STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    This proxy statement/prospectus is dated January 4, 2000 and is first being mailed to stockholders of MECON on or about January 10, 2000.

                                  MECON, INC.

                                200 PORTER DRIVE

                          SAN RAMON, CALIFORNIA 94583

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 11, 2000

January 4, 2000

To our stockholders:

    A special meeting of stockholders of MECON, Inc., a Delaware corporation, will be held at 200 Porter Drive, San Ramon, California, on February 11, 2000 at 9:00 a.m., local time, for the purpose of voting on the following proposals:

         1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 29, 1999, by and among MECON, General Electric Company, a New York corporation, and Diamond Merger Corp., a wholly-owned Delaware subsidiary of GE, that provides for, among other things, a merger that will result in MECON becoming a wholly-owned subsidiary of GE and MECON stockholders becoming GE stockholders. In the merger, each share of MECON common stock will be converted into the right to receive approximately $11.25 of GE common stock.

         2. To consider and vote upon any other matters properly presented for action at the special meeting, including the postponement and adjournment of the special meeting in order to solicit additional votes to approve the merger agreement if the secretary of the special meeting determines that there are not sufficient votes to approve the merger agreement.

    The close of business on December 17, 1999 has been fixed as the record date for determining those stockholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Therefore, only stockholders of record on December 17, 1999 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

                                          By Order of the Board of Directors

                                          [SIGNATURE]

                                          Vasu Devan

                                          President and Chief Executive Officer

    The accompanying proxy statement/prospectus describes the terms and conditions of the merger agreement and includes, as Annex A, a complete text of the merger agreement. We urge you to read the enclosed materials carefully for a complete description of the merger. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, which requires no postage if mailed in the United States. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. PLEASE DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARDS AT THIS TIME. Do not send in your stock certificates until you receive a letter of transmittal.

    The merger agreement must be approved by the holders of a majority of the outstanding shares of MECON common stock. YOUR VOTE IS VERY IMPORTANT. We urge you to review the enclosed materials and return your proxy card promptly. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS ABOUT THE MERGER......................      1
REFERENCES TO ADDITIONAL INFORMATION........................      3
SUMMARY.....................................................      4
  The Companies.............................................      4
  What You Will Receive in the Merger.......................      5
  The Special Meeting.......................................      5
  Stockholder Agreement.....................................      5
  MECON's Reasons for the Merger............................      5
  Interests of Certain Persons in the Merger................      6
  Conditions to the Merger..................................      6
  Termination of the Merger Agreement.......................      7
  Termination Fees..........................................      7
  No Solicitation of Competing Transactions.................      7
  Stock Option Agreement....................................      7
  Appraisal Rights..........................................      8
  Material United States Federal Income Tax Consequences....      8
  Comparison of Rights of MECON Stockholders and GE
    Stockholders............................................      8
  Forward-Looking Statements May Prove Inaccurate...........      8
  Summary Selected Financial Data...........................      9
  Selected Historical Financial Data of MECON...............     10
  Selected Historical Financial Data of GE..................     11
  Significant Factors Affecting Operating Results...........     11
  Comparative Per Share Data................................     12
  Comparative Market Price Data.............................     13
THE SPECIAL MEETING.........................................     15
  General...................................................     15
  Purpose of the Special Meeting............................     15
  Recommendation of the MECON Board.........................     15
  Required Vote.............................................     15
  Record Date...............................................     15
  Quorum....................................................     16
  Proxies...................................................     16
  Revocation................................................     16
  Solicitation of Proxies...................................     17
THE MERGER..................................................     18
  General...................................................     18
  Background of the Merger..................................     18
  Reasons for the Merger; Recommendation of the MECON Board
    of Directors............................................     20
  Opinion of Donaldson, Lufkin & Jenrette Securities
    Corporation.............................................     21
  Interests of Certain Persons in the Merger; Conflicts of
    Interest................................................     24
  Procedures for Exchange of MECON Common Stock
    Certificates............................................     27
  Anticipated Accounting Treatment..........................     28
  Changes in Stock Rights...................................     28
  Forward-Looking Statements May Prove Inaccurate...........     28
  Material United States Federal Income Tax Consequences....     29
  Appraisal Rights..........................................     30
THE MERGER AGREEMENT........................................     31
  Form of the Merger........................................     31
  Merger Consideration......................................     31

TABLE OF CONTENTS

                                                                PAGE
                                                              --------
  Effective Time............................................     32
  Representations and Warranties............................     32
  Covenants and Agreements..................................     34
  Conditions Precedent to the Merger........................     36
  Termination of the Merger Agreement.......................     37
  Amendment; Waiver.........................................     40
THE STOCK OPTION AGREEMENT..................................     41
  Exercisability............................................     41
  Put Right.................................................     42
  Repurchase Right..........................................     42
  Registration Rights.......................................     42
  Termination...............................................     42
  Maximum Amount Realizable by GE...........................     42
  Effect of the Stock Option Agreement......................     43
THE STOCKHOLDER AGREEMENT...................................     44
  Shares Subject to the Stockholder Agreement...............     44
  Covenants.................................................     44
  Option Grant..............................................     45
  Termination...............................................     46
INFORMATION ABOUT MECON.....................................     47
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................     48
REGULATORY MATTERS..........................................     60
STOCKHOLDER PROPOSALS.......................................     60
COMPARISON OF RIGHTS OF MECON STOCKHOLDERS AND GE
  STOCKHOLDERS..............................................     61
  Authorized Capital Stock..................................     61
  Stockholder Voting Rights.................................     61
  Special Meetings of Stockholders; Consent to Actions of
    Stockholders in Lieu of Meeting.........................     62
  Business Combinations.....................................     63
  Business Conducted at Stockholders' Meetings..............     64
  Dividends.................................................     64
  Dissenters' Appraisal Rights..............................     64
  Warrants or Options.......................................     65
  Number and Term of Directors..............................     65
  Election of Directors.....................................     65
  Classification of the Board of Directors..................     66
  Removal of Directors......................................     66
  Indemnification...........................................     66
  Transactions with Interested Directors....................     67
DESCRIPTION OF GE'S CAPITAL STOCK...........................     68
LEGAL MATTERS...............................................     68
EXPERTS.....................................................     68
WHERE YOU CAN FIND MORE INFORMATION.........................     69
MECON FINANCIAL STATEMENTS..................................    F-1

ANNEX A......................  AGREEMENT AND PLAN OF MERGER
ANNEX B......................  OPINION OF DONALDSON, LUFKIN & JENRETTE SECURITIES
                               CORPORATION
ANNEX C......................  STOCK OPTION AGREEMENT
ANNEX D......................  STOCKHOLDER AGREEMENT

TABLE OF CONTENTS

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q. WHAT IS THE PROPOSED TRANSACTION FOR WHICH I AM BEING ASKED TO VOTE?

A. MECON proposes to be acquired by GE pursuant to the terms of a merger agreement. In the merger, Diamond Merger Corp., a wholly-owned subsidiary of GE, will merge into MECON with MECON surviving the merger. As a result, MECON will become a wholly-owned subsidiary of GE.

Q. WHAT EFFECT WILL THE MERGER HAVE ON MY MECON SHARES?

A. Each share of your MECON common stock will be exchanged for a fraction of a share of GE common stock having a market value of approximately $11.25. The actual number of GE shares you will receive will be determined based on the average of the daily volume-weighted trading prices of GE common stock on the NYSE tape for the ten consecutive trading day period ending five calendar days prior to the closing of the merger.

For example, if the average price of GE stock for the valuation period were $155 (which was the closing price of GE common stock on December 30, 1999) a MECON stockholder holding 100 shares of MECON common stock would receive seven shares of GE comon stock, plus $46.50 in cash instead of fractional shares.

Q. HOW WILL STOCKHOLDERS KNOW WHAT THE ACTUAL EXCHANGE RATIO IS?

A. We will issue a press release prior to the special meeting that will disclose the exchange ratio. The exchange ratio is the fraction of a share of GE common stock that you would receive in the merger for each share you own of MECON common stock. Additionally, you can call (800) 250-7979 to receive information about the exchange ratio as of the date of your call.

Q. WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER ON MECON STOCKHOLDERS?

A. The merger has been structured to qualify as a tax-free reorganization under the U.S. Internal Revenue Code. As a result, it is expected that you will not recognize any taxable gain or loss for U.S. federal income tax purposes on the exchange of your MECON shares solely for GE shares in the merger. Cash payments you receive instead of fractional GE shares may, however, be taxable. The tax consequences to you of the transaction will depend on your particular facts and circumstances. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q. AM I ENTITLED TO APPRAISAL RIGHTS?

A. No. Under Delaware law, which governs MECON and the rights of MECON stockholders in the merger, you are not entitled to appraisal rights.

Q. WHEN AND WHERE IS THE SPECIAL MEETING?

A. The MECON special meeting is scheduled to take place on February 11, 2000 at 9:00 a.m., local time, at 200 Porter Drive, San Ramon, California.

Q. WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A. We expect to complete the merger promptly after we receive the MECON stockholder approval at the special meeting.

Q. WHAT DO I NEED TO DO NOW?

A. After carefully reading and considering the information contained in this document, please fill out and sign the proxy card, and then mail your signed proxy card in the enclosed envelope as soon as possible so that your shares may be voted at the special meeting. Your proxy card will instruct the persons named on the card to vote your shares at the special meeting as you direct on the card. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted FOR the adoption of the merger agreement. If you do not vote or you abstain, the effect will be a vote against the merger. YOUR VOTE IS VERY IMPORTANT.

QUESTIONS AND ANSWERS

Q. MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A. You may change your vote at any time before your proxy is voted at the meeting. You can do this in one of three ways. First, you can send a written notice stating that you want to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to:

MECON, Inc.
200 Porter Drive
San Ramon, California 94583
Attention: Corporate Secretary

Third, you can attend the MECON special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q. SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. No. After the merger is completed, you will receive written instructions for exchanging your stock certificates.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A. Your broker will only vote your shares if you provide instructions on how to vote. You should follow the directions provided by your broker to vote your shares. You cannot vote shares held in "street name" by returning a proxy card to us.

Q. WHAT VOTE IS REQUIRED FOR APPROVAL?

A. The merger agreement must be adopted by a majority of the outstanding shares of MECON common stock.

Q. WHAT DOES MECON'S BOARD OF DIRECTORS RECOMMEND?

A. MECON's board of directors has determined that the proposed merger is advisable and fair to and in the best interests of MECON and its stockholders and unanimously recommends that you vote FOR the proposal to adopt the merger agreement.

QUESTIONS AND ANSWERS

                      REFERENCES TO ADDITIONAL INFORMATION

    This document incorporates important business and financial information about our companies from documents we have filed with the Securities and Exchange Commission but have not included or delivered with this document. If you call or write us, we will send you these documents, excluding exhibits, without charge. You can contact us at:

General Electric Company               MECON, Inc.
3135 Easton Turnpike                   200 Porter Drive
Fairfield, Connecticut 06431-0001      San Ramon, CA 94583

Attention: GE Corporate Investor       Attention: Corporate Secretary
  Communications

(203) 373-2816                         (925) 838-1700

    PLEASE REQUEST DOCUMENTS FROM EITHER COMPANY NOT LATER THAN FEBRUARY 3, 2000. IF YOU REQUEST ANY DOCUMENTS, WE WILL MAIL THE DOCUMENTS TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, BY THE NEXT BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.

    See "Where You Can Find More Information" on page 69 for more information about the documents referred to in this document.

REFERENCES TO ADDITIONAL INFORMATION

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT. IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE
69. WE HAVE INCLUDED PAGE REFERENCES PARENTHETICALLY TO DIRECT YOU TO MORE COMPLETE DESCRIPTIONS OF THE TOPICS PRESENTED IN THIS SUMMARY.

    THE MERGER AGREEMENT IS ATTACHED AS ANNEX A TO THIS DOCUMENT. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT, AS IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER. THE EXACT LANGUAGE OF THE MERGER AGREEMENT WILL PREVAIL OVER THE MORE GENERAL, ABBREVIATED DESCRIPTION IN THIS PROXY STATEMENT/PROSPECTUS.

THE COMPANIES

MECON, INC.
200 Porter Drive
San Ramon, California 94583
(925) 838-1700

    MECON is a leading provider of benchmarking solutions to the healthcare industry. The benchmarking solutions that MECON offers consist of data/information products, decision support software and value-added services. The principal focus of MECON's products and services is to reduce costs and improve efficiency and effectiveness of departmental and clinical operations in the healthcare delivery system. MECON's main product line is based upon an operations benchmarking database containing cost and key performance information from hospitals nationwide. In addition to statistical data, the database incorporates qualitative data derived from operational profiles provided by hospitals that utilize MECON's database-related products. MECON's customers use the information provided by the operations benchmarking database to develop and implement strategies to reduce costs and to periodically measure actual performance to maintain the cost reductions achieved.

GENERAL ELECTRIC COMPANY

3135 Easton Turnpike
Fairfield, Connecticut 06431-0001
(203) 373-2211

    GE is one of the world's largest and most diversified industrial corporations. GE has engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity since its incorporation in 1892. Over the years, GE has developed or acquired new technologies or services that have broadened considerably the scope of its activities.

    GE's products include major appliances; lighting products; industrial automation products; medical diagnostic imaging equipment; motors; electrical distribution and control equipment; locomotives; power generation and delivery products; nuclear power support services and fuel assemblies; commercial and military aircraft jet engines; and engineered materials, such as plastics, silicones and superabrasive industrial diamonds.

    GE's services include product services; electrical product supply houses; electrical apparatus installation, engineering, repair and rebuilding services; and computer-related information services. Through its affiliate, the National Broadcasting Company, Inc., GE delivers network television services, operates television stations, and provides cable programming and distribution services. Through another affiliate, General Electric Capital Services, Inc., GE offers a broad array of financial and other services, including consumer financing, commercial and industrial financing, real estate financing, asset management and leasing, mortgage services, consumer savings and insurance services, specialty insurance and reinsurance, and satellite communications.

SUMMARY

DIAMOND MERGER CORP.

3135 Easton Turnpike
Fairfield, Connecticut 06431-0001
(203) 373-2211

    Diamond Merger Corp. is a company formed by GE on November 12, 1999 solely for use in the merger.

WHAT YOU WILL RECEIVE IN THE MERGER
(Page 31)

    If the merger is completed, for each share of MECON common stock you own immediately prior to the merger, you will be entitled to approximately $11.25 worth of GE common stock. You will receive cash instead of fractional shares of GE common stock. The number of shares of GE common stock to which you will be entitled will be determined by dividing $11.25 by the average of the daily volume-weighted sales prices per share of GE common stock on the NYSE tape for the ten consecutive trading days ending on the trading day which is five calendar days prior to the date on which the merger occurs and then rounding to the nearest thousandth. The price of GE common stock at the time of completion of the merger may be higher or lower than the average GE price on which the merger exchange ratio is based. As a result, the value at that time of the shares of GE common stock to which you become entitled may be more or less than $11.25 per share of MECON common stock.

    EXAMPLE: If you own 100 shares of MECON common stock when the merger is consummated and if the average GE price on which the exchange ratio is based is $155 (using the closing price of GE common stock on December 30, 1999 for purposes of this example), then after the merger you would be entitled to receive seven shares of GE common stock, plus $46.50 in cash instead of fractional shares.

    You may call, toll-free, (800) 250-7979 for information concerning the estimated number of shares of GE common stock that will be issued in exchange for your MECON common stock as of the date you call.

THE SPECIAL MEETING
(Page 15)

    At the special meeting, the holders of MECON common stock will be asked to approve and adopt the merger agreement. The close of business on December 17, 1999 is the record date for determining if you are entitled to vote at the special meeting. On that date, there were approximately 7,250,628 million shares of MECON common stock outstanding. Each share of MECON common stock is entitled to one vote at the special meeting. A majority of the outstanding shares is required to approve and adopt the merger agreement. On the record date, directors and executive officers of MECON owned and had the right to vote 2,044,876 shares of MECON common stock (approximately 28.2% of the shares of MECON common stock then outstanding). Two of your directors, holding an aggregate of 1,486,288 shares, have agreed to vote their shares in favor of the merger.

STOCKHOLDER AGREEMENT
(Page 44)

    To induce GE to enter into the merger agreement, several major stockholders entered into a stockholder agreement with GE. These stockholders have agreed, without any additional consideration being paid to them, to vote 1,486,288 shares of MECON common stock owned by them, which represent approximately 20% of the outstanding shares of MECON common stock, in favor of the merger. They have also agreed to give GE an option, exercisable only if specific events occur, to purchase these 1,486,288 shares from them for $11.25 per share.

MECON'S REASONS FOR THE MERGER
(Page 20)

    The MECON board approved the merger agreement and recommends that you vote to approve and adopt the merger agreement. The MECON board believes that the merger is in the best interests of MECON and its stockholders. In reaching its decision, the MECON board considered a number of factors, including the

SUMMARY
following (to which no relative weights were assigned):

    - advice received from Donaldson, Lufkin and Jenrette Securities Corporation to the MECON board, information provided to the MECON board by members of MECON management, discussions between DLJ and the MECON board and the opinion of DLJ delivered to the MECON board on November 28, 1999 to the effect that the consideration to be received by the MECON stockholders pursuant to the merger agreement is fair to the MECON stockholders from a financial point of view;

    - the environment in MECON's industry, the strategic options available to MECON and the difficulty of continuing to compete effectively with companies having greater resources than MECON;

    - information concerning the financial condition, results of operations and business prospects of both MECON and GE;

    - current industry, economic and market conditions and the fact that stockholder value may be maximized by merging MECON with a larger, better capitalized company;

    - information concerning the financial and business prospects for the combined business, including the strategic benefits of the merged operations;

    - historical market prices and trading information of MECON common stock and GE common stock; and

    - the terms and conditions of the merger agreement, including the merger consideration, the ability of the MECON board to respond to alternative proposals, the size of the breakup fee and the fact that the transaction is subject to the approval of a majority of MECON's issued and outstanding shares of common stock.

To review MECON's reasons for the merger in greater detail, see "The Merger--Reasons for the Merger; Recommendation of the MECON Board of Directors" on page 20.

INTERESTS OF CERTAIN PERSONS IN THE MERGER
(Page 24)

    In considering the recommendation of the MECON board regarding the merger, you should be aware of the interests which executive officers and directors of MECON have in the merger that are different from your interests as stockholders.

    On November 29, 1999, an aggregate of approximately 695,752 shares of MECON common stock were subject to options granted to executive officers and directors of MECON under various stock option plans. At the time of completion of the merger, each stock option will become an option to purchase shares of GE common stock.

    After consultation with GE, MECON agreed to enter into retention agreements, to be effective only if the merger is consummated, with six executive officers of MECON. These agreements provide for bonuses of 50% of the employee's salary to be paid to the employee if the employee continues to be employed full-time by MECON or GE Medical Systems for one year after the closing of the merger, and another bonus of 50% to be paid to the employee if the employee continues to be so employed two years after the closing of the merger.

    MECON also entered into a retention and consulting agreement with Vasu Devan, the President and Chief Executive Officer of MECON.

    The MECON board recognized all the interests described above and concluded that these interests did not detract from the fairness of the merger to the holders of MECON common stock who are not executive officers or directors of MECON. Please refer to page 26 for more information concerning the retention agreements and other arrangements for MECON's executive officers and directors.

CONDITIONS TO THE MERGER
(Page 36)

    GE and MECON will not complete the merger unless a number of conditions are

SUMMARY
satisfied or waived by them, the most significant of which are:

    - the holders of a majority of the shares of MECON common stock must approve and adopt the merger agreement;

    - the GE registration statement with respect to the GE common stock to be issued to MECON stockholders must be declared effective by the SEC and all necessary authorizations imposed by state securities laws must have been received;

    - the parties must have received legal opinions from their respective tax counsel to the effect that the merger will qualify as a tax-free reorganization under the Internal Revenue Code, and that each of GE, MECON and Diamond Merger Corp. will be parties to that reorganization;

    - there must be no law, injunction or order that prohibits the merger;

    - the representations and warranties of each of GE and MECON contained in the merger agreement must be true and correct in all material respects as of the time given and as of the closing; and

    - there must have been no material adverse change with respect to MECON.

    The party entitled to the benefit of some of these conditions may waive these conditions.

TERMINATION OF THE MERGER AGREEMENT
(Page 37)

    MECON and GE can agree at any time to terminate the merger agreement without completing the merger, and the merger agreement may be terminated by either party if any of the following events occur:

    - the other party materially breaches any of its representations, warranties or obligations under the merger agreement and does not cure the breach within five business days after receiving notice of the breach;

    - the merger is not completed by May 29, 2000;

    - a court or other governmental authority permanently prohibits the merger;

    - the holders of MECON common stock do not approve the merger agreement; or

    - MECON enters into an agreement to effect a more favorable business combination (subject to various conditions).

    In addition, GE may terminate the merger agreement if the MECON board changes its recommendation in favor of the merger, recommends in favor of a business combination other than the merger with GE or fails to recommend against the acceptance of any tender offer or exchange offer for MECON common stock.

TERMINATION FEES
(Page 38)

    To compensate GE if the merger is not consummated, the merger agreement provides for termination fees under a variety of circumstances. Such fees shall not exceed a total of $4.5 million, including amounts received by GE pursuant to the stock option agreement between GE and MECON in connection with MECON's completion of a transaction with a party other than GE.

NO SOLICITATION OF COMPETING TRANSACTIONS
(Page 34)

    The merger agreement imposes conditions on MECON's ability to entertain or encourage any alternative acquisition transactions with third parties beyond what is required by the MECON board's fiduciary duties. MECON must promptly notify GE if it receives offers or proposals for any such alternative transactions.

STOCK OPTION AGREEMENT
(Page 41)

    Also as a condition to GE's entering into the merger agreement, GE and MECON entered into a stock option agreement, whereby MECON has granted to GE an option to purchase up to 1,435,843 shares (approximately 19.9% of MECON's outstanding shares of common stock) of MECON common stock at an exercise price of $11.25 per share, payable in cash. The option becomes exercisable by GE only if specified events occur. The stock option agreement and the termination fees may discourage persons from making a competing offer for MECON common stock.

SUMMARY

APPRAISAL RIGHTS
(Page 30)

    Under Delaware law, MECON stockholders have no right to an appraisal of the value of their shares of MECON common stock in connection with the merger. This is because the GE shares you will receive in the merger will be listed for trading on the New York Stock Exchange.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
(Page 29)

    MECON and GE believe, based on legal opinions of their respective tax counsel, that the merger will constitute a tax-free reorganization for federal income tax purposes. Accordingly, among other things, no gain or loss will be recognized by the stockholders of MECON on the exchange of their shares of MECON common stock solely for shares of GE common stock pursuant to the merger, except to the extent of any gain or loss attributable to cash received instead of fractional shares of GE stock.

    The tax consequences of the merger to you will depend on your particular facts and circumstances. We urge you to consult your tax advisor to understand fully the tax consequences of the merger to you. See "The Merger--Material United States Federal Income Tax Consequences" on page 29.

COMPARISON OF RIGHTS OF MECON STOCKHOLDERS AND GE STOCKHOLDERS
(Page 61)

    After the merger, MECON stockholders will become GE stockholders and their rights as stockholders will be governed by the certificate of incorporation and bylaws of GE and the New York corporate law. There are a number of differences between the articles of incorporation and bylaws of GE and the New York corporate law and the certificate of incorporation and bylaws of MECON and the Delaware corporate law. These differences are discussed under "Comparison of Rights of MECON Stockholders and GE Stockholders."

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE
(Page 28)

    GE and MECON have made forward-looking statements in this document and in documents to which we have referred you. These statements are subject to risks and uncertainties, and we cannot assure you that these statements will prove to be correct. Forward-looking statements include assumptions as to how GE and MECON may perform in the future. You will find many of these statements in the following sections:

    - "The Merger--Reasons for the Merger; Recommendation of the MECON Board of Directors" on page 20; and

    - "The Merger--Opinion of Donaldson, Lufkin & Jenrette Securities Corporation" on page 21.

    Also, when we use words like "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. For those statements, GE and MECON claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents that we incorporate by reference, could affect the future results of GE and MECON and could cause those results to differ materially from those expressed in our forward-looking statements. These factors include:

    - material adverse changes in economic conditions and in the markets served by GE and MECON;

    - regulatory, legal, economic and other changes in the healthcare industry generally;

    - a significant delay in the expected completion of the merger;

    - competitive pressures;

    - GE's and MECON's ability to attract and retain key personnel;

    - changes in the financial condition of major MECON customers;

    - variability of quarterly results;

    - uncertainty of entrance into new markets; and

    - integration of the acquired business.

SUMMARY

                        SUMMARY SELECTED FINANCIAL DATA

    MECON and GE are providing the following financial information to help you in your analysis of the financial aspects of the merger. The annual selected historical financial data presented below have been derived from the audited consolidated financial statements of each company. The interim selected historical financial data presented below have been derived from the unaudited consolidated financial statements of each company. As this information is only a summary, you should read it in conjunction with the historical financial statements and related notes of GE contained in the annual reports and other information that GE has filed with the SEC. See "Where You Can Find More Information" on page 69. You should also read this in conjunction with the historical financial statements and related notes of MECON contained later in this proxy statement/prospectus beginning on page F-1.

    MECON and GE report quarterly and annual earnings results using methods required by generally accepted accounting principles. GE prepares its financial statements on the basis of a fiscal year beginning on January 1 and ending on December 31. MECON prepares its financial statements on the basis of a fiscal year beginning on April 1 and ending on March 31.

SUMMARY

                  SELECTED HISTORICAL FINANCIAL DATA OF MECON
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                 SIX MONTHS ENDED
                                                     FISCAL YEAR ENDED MARCH 31,                   SEPTEMBER 30,
                                         ----------------------------------------------------   -------------------
                                           1999       1998       1997       1996       1995       1999       1998
                                         --------   --------   --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS:
Revenue:
  Data products........................  $14,107    $11,930    $ 9,934    $ 8,037    $ 4,821    $ 8,145    $ 6,641
  Consulting...........................    4,386      3,523      3,661      3,966      4,047      5,508      1,546
                                         -------    -------    -------    -------    -------    -------    -------
    Net revenue........................   18,493     15,453     13,595     12,003      8,868     13,653      8,187
Cost of revenue........................    5,964      5,571      5,959      4,679      4,129      4,337      2,680
                                         -------    -------    -------    -------    -------    -------    -------
  Gross profit.........................   12,529      9,882      7,636      7,324      4,739      9,316      5,507
                                         -------    -------    -------    -------    -------    -------    -------
Operating costs:
  Research and development.............    3,127      2,602      2,336      1,855      1,647      2,236      1,324
  Sales and marketing..................    3,049      2,667      3,651      3,349      2,588      2,678      1,434
  General and administrative...........    3,028      3,305      3,172      2,273      1,686      2,044      1,494
  Goodwill impairment and other
    restructuring charges..............       --         --         --         --         --      6,447         --
  One-time acquisition-related
    charges............................       --         --         --         --         --        638         --
  Reorganization and other special
    charges............................      419        749      1,706        908         --         --         --
                                         -------    -------    -------    -------    -------    -------    -------
    Total operating costs..............    9,623      9,323     10,865      8,385      5,921     14,043      4,252
                                         -------    -------    -------    -------    -------    -------    -------
  Operating income (loss)..............    2,906        559     (3,229)    (1,061)    (1,182)    (4,727)     1,255
Interest expense.......................       --         --         --       (274)      (224)        --         --
Interest and other income, net.........      908        738        808        368         26        200        445
                                         -------    -------    -------    -------    -------    -------    -------
  Income (loss) before provision for
    income taxes.......................    3,814      1,297     (2,421)      (967)    (1,380)    (4,527)     1,700
Provision for income tax expense.......    1,024        102         40         --         --     (1,373)       422
                                         -------    -------    -------    -------    -------    -------    -------
  Net income (loss)....................    2,790      1,195     (2,461)      (967)    (1,380)    (3,154)     1,278
                                         =======    =======    =======    =======    =======    =======    =======
Accretion of redeemable preferred
  stock................................       --         --         --       (110)      (173)        --         --
                                         -------    -------    -------    -------    -------    -------    -------
  Net income (loss) attributable to
    common stockholders................  $ 2,790    $ 1,195    $(2,461)   $(1,077)   $(1,553)   $(3,154)   $ 1,278
                                         -------    -------    -------    -------    -------    -------    -------
Basic earnings (loss) per share........  $  0.40    $  0.17    $ (0.37)   $ (0.22)   $ (0.44)   $ (0.44)   $  0.18
                                         -------    -------    -------    -------    -------    -------    -------
Weighted average common stock
  outstanding..........................    7,029      6,860      6,710      4,918      3,508      7,157      6,997
                                         -------    -------    -------    -------    -------    -------    -------
Diluted earnings (loss) per share......  $  0.37    $  0.17    $ (0.37)   $ (0.22)   $ (0.44)   $ (0.44)   $  0.17
                                         -------    -------    -------    -------    -------    -------    -------
Weighted average common and dilutive
  potential common stock outstanding...    7,523      7,195      6,710      4,918      3,508      7,157      7,488

                                                                   MARCH 31,                         SEPTEMBER 30,
                                              ----------------------------------------------------   -------------
                                                1999       1998       1997       1996       1995         1999
                                              --------   --------   --------   --------   --------   -------------
BALANCE SHEET DATA:
Cash, cash equivalents and securities
  available-for-sale........................  $ 9,971    $16,656    $13,678    $19,980    $ 1,190      $  7,006
Total assets................................   29,772     23,830     20,631     25,581      4,949        27,966
Redeemable common and preferred stock.......       --         --         --         --      3,069            --
Long-term debt..............................       --         --         --         --      4,949            --
Stockholders' (deficit) equity..............   23,956     19,770     17,962     19,901     (3,223)       21,547

SUMMARY

                    SELECTED HISTORICAL FINANCIAL DATA OF GE
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

GENERAL ELECTRIC COMPANY AND CONSOLIDATED AFFILIATES

                                                                                                  NINE MONTHS
                                           FISCAL YEAR ENDED DECEMBER 31,                     ENDED SEPTEMBER 30,
                           --------------------------------------------------------------   -----------------------
                              1998         1997         1996         1995         1994         1999         1998
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
Revenues.................  $  100,469   $   90,840   $   79,179   $   70,028   $   60,109   $   78,775   $   71,832
Earnings from continuing
  operations.............       9,296        8,203        7,280        6,573        5,915        7,628        6,625
Earnings (loss) from
  discontinued
  operations.............          --           --           --           --       (1,189)          --           --
Net earnings.............       9,296        8,203        7,280        6,573        4,726        7,628        6,625
Dividends declared.......       4,081        3,535        3,138        2,838        2,546        3,440        2,941
Earned on average share
  owner's equity.........        25.7%        25.0%        24.0%        23.5%        18.1%        19.4%        18.7%
Per Share
  Earnings from
    continuing
    operations--basic....  $     2.84   $     2.50   $     2.20   $     1.95   $     1.73   $     2.33   $     2.03
  Earnings (loss) from
    discontinued
    operations...........          --           --           --           --        (0.35)          --           --
  Net earnings--basic....        2.84         2.50         2.20         1.95         1.38         2.33         2.03
  Net
    earnings--diluted....        2.80         2.46         2.16         1.93         1.37         2.29         1.99
  Dividends declared.....        1.25         1.08         0.95        0.845        0.745         1.05          .90
Total assets of
  continuing
  operations.............     355,935      304,012      272,402      228,035      185,871      380,224      334,575
Long-term borrowings.....      59,663       46,603       49,246       51,027       36,979       66,338       57,436
Shares outstanding--
  average (in
  thousands).............   3,268,998    3,274,692    3,307,394    3,367,624    3,417,476    3,275,907    3,268,260

SIGNIFICANT FACTORS AFFECTING OPERATING RESULTS

    Sometimes financial results reported in accordance with GAAP include unusual or infrequent events and factors which are not expected to occur regularly in the future. Examples of these events and factors include gains or losses on the sale of businesses, the costs of completing major acquisitions and of other business development activities, and the costs of business restructurings. Certain unusual or infrequent events and transactions, as well as other significant factors and trends, which may be helpful in understanding the past performance and future prospects of MECON and GE, are described briefly below. The following discussion should be read with the "Summary Selected Financial Data" of MECON and GE included on the previous pages and with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" of MECON included in this document, and with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" of GE contained in the annual reports and other information that GE has filed with the SEC. See "Where You Can Find More Information" on page 69.

    In considering the Selected Historical Financial Data of GE, you should be aware that:

    - the consolidated financial statements represent the combined results of all companies that GE directly or indirectly controls;

    - results of associated companies--generally companies that are 20% to 50% owned by GE and over which GE, directly or indirectly, has significant influence--are included in the financial statements on a "one-line" basis;

SUMMARY

    - the consolidated financial statements have been restated to reflect a two-for-one stock split, which took effect on April 28, 1997;

    - the consolidated financial statements do not reflect a three-for-one stock split which was announced by GE on December 17, 1999, but which will not take effect unless and until it is approved by the GE stockholders on April 26, 2000. A dividend announced by GE on December 17, 1999 of 41 cents per share is also not reflected in these financial statements. The dividend will be paid to holders of record on December 27, 1999; and

    - GE has announced that it will increase its stock buy-back program by $5 billion, to $22 billion.

COMPARATIVE PER SHARE DATA

    The following tables present historical per share data of MECON and GE. The data presented below should be read in conjunction with the historical financial statements of GE incorporated by reference in this document, and with the historical financial statements of MECON included in this document. Only the earnings per share data are calculated using the diluted weighted average of shares outstanding. Because the number of shares of GE common stock to be issued in the merger will not be known until five calendar days prior to the completion of the merger, MECON equivalent per share data cannot be computed at this time. That information will be available via telephone, toll-free, at (800) 250-7979. Hypothetical MECON equivalent per share data is presented below using the closing sale price of a share of GE common stock on December 30, 1999 which was $155 and a resulting hypothetical exchange ratio of 0.073. The hypothetical MECON equivalent per share data was calculated by multiplying the actual GE per share data by the hypothetical exchange ratio of 0.073.

                                                SIX MONTHS ENDED    FISCAL YEAR ENDED
                                               SEPTEMBER 30, 1999    MARCH 31, 1999
                                               ------------------   -----------------
MECON Historical:
Earnings per share, diluted..................        ($0.44)              $0.37
Dividends per share, net.....................           n/a                 n/a
Book value per share.........................        $ 3.01               $3.56

                                                  NINE MONTHS       FISCAL YEAR ENDED
                                                     ENDED            DECEMBER 31,
                                               SEPTEMBER 30, 1999         1998
                                               ------------------   -----------------
GE Historical:

Earnings per share, diluted..................        $ 2.29               $ 2.80
Dividends per share, net.....................        $ 1.05               $ 1.25
Book value per share.........................        $12.20               $11.89

Hypothetical MECON Equivalent:
Earnings per share, diluted..................        $ 0.17               $ 0.20
Dividends per share, net.....................        $ 0.08               $ 0.09
Book value per share.........................        $ 0.89               $ 0.87

SUMMARY

COMPARATIVE MARKET PRICE DATA

    The following tables present certain historical trading and dividend declaration information for the MECON common stock and GE common stock. No dividends have been paid on shares of MECON common stock.

                                                                     MECON
                                                                    COMMON
                                                                 STOCK (IN $)
                                                              -------------------
                                                                HIGH       LOW
                                                              --------   --------
FISCAL 2000
  Third Quarter (through December 31).......................   11.00       6.00
  Second Quarter............................................    9.13       6.38
  First Quarter.............................................    9.25       6.00

FISCAL 1999
  Fourth Quarter............................................   10.88       6.88
  Third Quarter.............................................   10.50       4.50
  Second Quarter............................................   11.38       4.25
  First Quarter.............................................   12.00       9.56

FISCAL 1998
  Fourth Quarter............................................   11.00       6.63
  Third Quarter.............................................    8.13       5.44
  Second Quarter............................................    6.38       3.00
  First Quarter.............................................    3.69       2.06

                                                                            GE COMMON STOCK
                                                                                 (IN $)
                                                                  ------------------------------------
                                                                    HIGH          LOW           DIV
                                                                  --------      --------      --------
1999
  Fourth Quarter (through December 31)......................        159 1/2       114 5/8       $.41
  Third Quarter.............................................        122 1/2       102 9/16      $.35
  Second Quarter............................................        117 7/16       99 13/16     $.35
  First Quarter.............................................        114 3/16       94 1/16      $.35

1998
  Fourth Quarter............................................        103 15/16      69           $.35
  Third Quarter.............................................         96 7/8        72 5/8       $.30
  Second Quarter............................................         92            80 11/16     $.30
  First Quarter.............................................         87 5/8        70 1/4       $.30

1997
  Fourth Quarter............................................         76 9/16       59           $.30
  Third Quarter.............................................         74 5/8        61 5/16      $.26
  Second Quarter............................................         68 1/4        48 9/16      $.26
  First Quarter.............................................         54 3/16       47 15/16     $.26

------------------------

    GE common stock is principally traded in the United States on the NYSE under the symbol "GE." MECON common stock is currently traded on the Nasdaq National Market under the symbol "MECN."

    GE declared dividends of $4.081 billion in 1998, or approximately 43.9% of GE's 1998 consolidated earnings. Per share dividends declared of $1.25 in fiscal year 1998 increased 15.7% from 1997, its 24th consecutive annual increase. Following the merger, payment of cash dividends by GE in

SUMMARY
respect of GE common stock will depend on GE's financial condition, results of operations and any other factor GE's board of directors may consider relevant.

    At year-end 1998, GE had purchased and placed into treasury a total of 287 million shares having an aggregate cost of $13.6 billion under a share repurchase program begun in December 1994. In December 1997, GE's board of directors increased the authorization to repurchase GE common stock to $17 billion and authorized the program to continue through 2000. Such shares are from time to time reissued upon the exercise of employee stock options, conversion of convertible securities and for other corporate purposes. GE intends to continue repurchases of shares in the ordinary course under its ongoing repurchase program between the date of this document and the merger, and during the valuation period for the merger.

    Set forth below are the last reported sale prices of GE common stock and MECON common stock on November 26, 1999, the last trading day prior to the public announcement of the execution of the merger agreement, and on January 3, 2000, the last trading day prior to the date of this proxy statement/prospectus. The GE common stock price is as reported on the NYSE tape, and the MECON common stock price is as reported by the Nasdaq National Market.

                                                      NOVEMBER 26,   JANUARY 3,
                                                          1999          2000
                                                      ------------   ----------
GE common stock.....................................    $135.625      $ 150.00
MECON common stock..................................    $  9.375      $  11.00

SUMMARY

                              THE SPECIAL MEETING

GENERAL

    We are sending you this proxy statement/prospectus as part of a solicitation of proxies by the board of directors of MECON for use at the special meeting of MECON stockholders. We are first mailing this proxy statement/prospectus, including a notice of the special meeting and a form of proxy on or about January 10, 2000.

    The special meeting is scheduled to be held on:

                               February 11, 2000
                             9:00 a.m., local time
                                200 Porter Drive
                              San Ramon, CA 94583

PURPOSE OF THE SPECIAL MEETING

    The purpose of the special meeting is to vote on a proposal to approve and adopt the merger agreement. As a result of the merger, each share of MECON's outstanding common stock will be converted into a fraction of a share of GE common stock, and MECON will become a wholly-owned subsidiary of GE.

    We know of no other matters to be brought before the special meeting. However, if any other matters are properly presented for action at the MECON special meeting, including a motion to adjourn the meeting to another time or place, the persons named in the enclosed proxy card will have the discretion, unless otherwise noted on any proxy form, to vote on those matters, subject to applicable law. No proxy card that is voted against the merger will be voted in favor of any adjournment or postponement.

RECOMMENDATION OF THE MECON BOARD

    MECON's board of directors has unanimously approved the merger agreement. MECON'S BOARD BELIEVES THAT THE MERGER AGREEMENT IS ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF MECON AND ITS STOCKHOLDERS AND RECOMMENDS THAT MECON'S STOCKHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT. See "The Merger--Reasons for the Merger; Recommendation of the MECON Board of Directors."

REQUIRED VOTE

    Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of MECON common stock entitled to vote at the special meeting. Each share of outstanding MECON common stock entitles its holder to one vote.

RECORD DATE

    MECON's board of directors has fixed the close of business on December 17, 1999 as the record date for the special meeting. At that date, there were 7,250,628 shares of MECON common stock outstanding. Only stockholders of record on the record date will receive notice of and be entitled to vote at the meeting. No other voting securities of MECON are outstanding.

    As of the record date, directors and executive officers of MECON beneficially owned and had the right to vote 2,044,876 shares of MECON common stock entitling them to exercise approximately 28.2% of the voting power of the MECON common stock

THE SPECIAL MEETING

    Additionally, as a condition to GE's willingness to enter into the merger agreement, Vasu Devan and Latha Devan FBO The Devan Family Trust, Sirinvasa Rajagopal and Geetha Rajagopal FBO Rajagopal 1995 Trust, Vasu Devan and Raju Rajagopal have entered into a stockholder agreement which requires them, among other things, to vote 1,486,288 of the shares of MECON common stock owned by them (representing approximately 20% of the outstanding shares on the record date) in favor of approving and adopting the merger agreement at the special meeting. Vasu Devan and Raju Rajagopal have also agreed to vote any shares acquired by them pursuant to the exercise of options granted to them by MECON in favor of approving and adopting the merger agreement at the special meeting.

QUORUM

    A majority of the shares of MECON common stock entitled to vote must be present at the special meeting, either in person, or by proxy, in order for there to be a quorum at the special meeting. There must be a quorum in order for the vote on the merger agreement to be held.

    We will count the following shares of MECON common stock as present at the special meeting for purposes of determining whether or not there is a quorum:

    - shares held by persons who attend or are represented at the MECON special meeting whether or not the shares are voted;

    - shares for which MECON received properly executed proxies; and

    - shares held by brokers in nominee or street name for beneficial owners who have not given their brokers specific instructions on how to vote shares.

PROXIES

    You should complete and return the accompanying proxy card whether or not you plan to attend the special meeting in person. All properly executed proxies received by MECON before the special meeting that are not revoked will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, FOR approval of the merger agreement. Properly executed proxies also will be voted for any adjournment or postponement of the MECON special meeting for the purpose of soliciting additional votes to approve the merger agreement, if necessary.

    Proxies marked "Abstain" will not be voted at the special meeting. In addition, under Nasdaq rules, your broker cannot vote MECON common shares without specific instructions from you. You should follow the directions your broker provides to you regarding how to instruct your broker to vote your shares. Abstentions and broker non-votes will have the same effect as votes against adoption of the merger agreement. Accordingly, MECON's board of directors urges you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed envelope.

REVOCATION

    Your grant of a proxy on the enclosed proxy card does not prevent you from voting in person or otherwise revoking your proxy at any time before it is voted at the special meeting. To revoke your proxy, either:

    - deliver a signed notice of revocation or properly executed new proxy bearing a later date to:

                                     MECON, Inc.
                                  200 Porter Drive
                             San Ramon, California 94583
                           Attention: Corporate Secretary

THE SPECIAL MEETING

    - attend the MECON special meeting and vote your shares in person.

SOLICITATION OF PROXIES

    GE and MECON will share equally all expenses related to printing and filing the proxy statement/ prospectus and all the regulatory filing fees incurred in connection with the proxy statement/prospectus. See "The Merger Agreement--Termination of the Merger Agreement--FEES AND EXPENSES--EXPENSES." In addition to soliciting proxies by mail, officers, directors and employees of MECON, without receiving additional compensation, may solicit proxies by telephone, telegraph, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of MECON common stock held of record by those persons, and GE and MECON will reimburse these brokerage firms, custodians, nominees and fiduciaries for related, reasonable out-of-pocket expenses they incur. MacKenzie Partners, Inc., a proxy solicitation firm, will assist MECON in soliciting proxies and will be paid a fee of approximately $4,000 plus out-of-pocket expenses.

THE SPECIAL MEETING

                                   THE MERGER

GENERAL

    The MECON board of directors has approved the merger agreement, which provides for the acquisition by GE of MECON through a merger that will result in MECON becoming a wholly-owned subsidiary of GE and you becoming a GE stockholder. Upon completion of the merger, each share of your MECON stock will be converted into a fraction of a share of GE common stock. The conversion will be based on a conversion ratio determined by dividing $11.25 by the average of the daily volume-weighted sales prices per share of GE common stock on the NYSE tape for the ten consecutive trading days ending on the trading day which is five calendar days prior to the date on which the merger occurs and then rounding to the nearest thousandth. The result of this equation is the fractional share of GE common stock to be exchanged for each share of MECON common stock. You will have your shares aggregated and will receive whole shares of GE common stock plus cash instead of fractional shares, if any.

BACKGROUND OF THE MERGER

    Since the completion of its initial public offering in late 1995, MECON has routinely reviewed its strategic alternatives for enhancing stockholder value.

    On November 10, 1998, the MECON board of directors authorized the retention of Donaldson, Lufkin & Jenrette Securities Corporation as financial advisor to evaluate strategic alternatives for MECON and to assist in MECON's continuing merger and acquisition strategy.

    On July 7, 1999, Raju Rajagopal, MECON's Chief Operations Officer and director, David Allinson, MECON's Chief Financial Officer, and Jim Reilly, MECON's Senior Vice President, Clinical Consulting, met in Milwaukee with William Hou, Manager, Global Business Development, GE Medical Systems, and Mike Lehmann, Operations Manager, Business Solutions, GE Medical Systems, to explore opportunities for a potential strategic alliance between GE Medical Systems and MECON. At this meeting, MECON's representatives provided the GE representatives with an overview of MECON's business.

    On August 20, 1999, Vasu R. Devan, MECON's President, Chief Executive Officer and Chairman of the Board, Mr. Allinson and select members of MECON's senior management met in San Ramon, California, with Paul Gelburd and Ken Doyle, representatives of GE Capital, Mr. Hou and Mr. Lehmann, to continue to explore potential strategic alliance opportunities for the two companies. At that meeting, Mr. Hou expressed GE's interest in discussing a possible business combination with MECON. Mr. Devan told the GE representatives that while there were no plans to sell MECON, he would discuss GE's expression of interest with the MECON board.

    From August 23, 1999 through August 30, 1999, Mr. Devan had conversations with the MECON board concerning GE's expressed interest in pursuing a possible business combination with MECON. The MECON board directed Mr. Devan to have further discussions with GE regarding a possible business combination.

    On or about September 2, 1999, Mr. Allinson discussed with Mr. Hou MECON's interest in having additional discussions with GE with respect to a possible business combination. Mr. Hou suggested a meeting between MECON and GE to discuss preliminary terms and conditions of a possible business combination.

    On September 7, 1999, Mr. Devan, Mr. Allinson and a representative of DLJ, met with Mr. Hou, Michael Jones, General Manager, Global Business Development, GE Medical Systems, and Keith Morgan, Vice President and General Counsel, GE Medical Systems, at which Mr. Morgan reiterated GE's interest in a potential business combination with MECON. Mr. Jones indicated that GE would be prepared to pay in the range of $11-$12 per share in cash for all outstanding stock of MECON, subject

THE MERGER
to the completion of due diligence. Mr. Devan agreed to discuss the preliminary proposal with the MECON board to determine whether further discussions were warranted.

    From September 7, 1999 through September 9, 1999, Mr. Devan held numerous discussions with the MECON board members who directed that DLJ be asked to advise MECON on a possible business combination with GE. MECON's board also directed Mr. Devan to have additional discussions with GE concerning GE's proposed terms and conditions of a possible business combination and to convey MECON's position with respect to certain components of GE's proposal, including the board's preference for GE common stock as consideration in a possible business combination.

    On September 10, 1999, Mr. Devan and Mr. Allinson had a teleconference meeting with Mr. Morgan, Mr. Jones and Mr. Hou to discuss the terms and conditions of a possible business combination, including the MECON board's reaction to the proposed purchase price. Mr. Jones indicated that GE would take the MECON board's response into consideration and that GE may not be in a position to respond until late October 1999.

    On November 3, 1999, Jeffrey Immelt, President & CEO, GE Medical Systems, Greg Lucier, Vice President, Global Services, GE Medical Systems, Mr. Jones and Mr. Morgan visited MECON's offices in San Ramon to meet with Mr. Devan,
Mr. Allinson and Mr. Rajagopal. During the meeting, there was a discussion regarding each company's strategic vision, products and services, the customers they serve, the market segments they address and their respective company cultures. Mr. Immelt stressed the strategic benefits that a possible business combination could bring to MECON stockholders, employees and customers.

    On November 4, 1999, Mr. Immelt sent Mr. Devan GE's written indication of interest in pursuing a business combination with MECON.

    On November 5, 1999, the MECON board met to discuss GE's proposal. After extensive discussion, the board directed Mr. Devan to enter into a confidentiality agreement with GE and communicate MECON's interest in commencing the due diligence process.

    On November 8, 1999, GE and MECON executed and delivered a confidentiality agreement in anticipation of GE's due diligence review of MECON and agreed that MECON would not discuss a potential business combination or sale with any other person for a period of 30 days.

    Commencing on November 10, 1999 and continuing through November 27, 1999, representatives of GE and its legal advisors met with senior MECON officers and MECON's legal and financial advisors and undertook a due diligence review of MECON. GE's legal counsel delivered initial drafts of the proposed merger agreement, stock option agreement and stockholder agreement to MECON and its legal counsel on November 11, 1999. During the period from November 10, 1999 through November 27, 1999, GE reviewed business, personnel, financial, legal, product, and customer information relating to MECON and visited MECON's headquarter facilities in San Ramon. Representatives of MECON and GE, together with their respective legal counsel and DLJ, negotiated the terms of the merger agreement and related agreements during the same period. Mr. Devan, Mr. Rajagopal, representatives of GE and their legal counsel also negotiated the terms of the stockholder agreement.

    On November 28, 1999, the MECON board met, and the final terms of, and conditions to, the proposed merger agreement and stock option agreement were presented by MECON's legal counsel. DLJ made a presentation to the MECON board outlining its financial analysis of the proposed financial terms of the merger and delivered its opinion to the MECON board to the effect that, as of the date of their opinion, the merger consideration to be received by the holders of MECON common stock pursuant to the merger agreement is fair to MECON stockholders from a financial point of view. MECON's legal counsel also discussed with the MECON board their duties in connection with a business combination with GE and the relationship of those duties to the forms of merger agreement and stock option agreement. Based on the terms and conditions of the proposed merger agreement and

THE MERGER
stock option agreement, the MECON board unanimously approved the merger with GE, the merger agreement and the stock option agreement and authorized MECON's officers to execute the merger agreement and the stock option agreement.

    On the morning of November 29, 1999, MECON and GE executed the merger agreement and the stock option agreement, and Mr. Devan, Mr. Rajagopal, certain related entities and GE executed the stockholder agreement.

REASONS FOR THE MERGER; RECOMMENDATION OF THE MECON BOARD OF DIRECTORS

    The MECON board has unanimously concluded that the merger is advisable and fair to and in the best interests of the MECON stockholders and, accordingly, unanimously approved the merger agreement and the merger and unanimously resolved to recommend that the MECON stockholders approve and adopt the merger agreement and the merger. The MECON board based this conclusion upon consideration of a number of factors, including:

    - advice received from and a presentation made by DLJ to the MECON board, information provided to the MECON board by members of MECON management, discussions between DLJ and the MECON board and the opinion of DLJ delivered to the MECON board on November 28, 1999 to the effect that, based upon and subject to the matters set forth therein, as of that date, the consideration to be received by the holders of MECON common stock pursuant to the merger agreement is fair to the MECON stockholders from a financial point of view, as more fully described in the following section under the heading "Opinion of Donaldson, Lufkin & Jenrette Securities Corporation";

    - the present and anticipated environment in MECON's industry, the strategic options available to MECON and the difficulty of continuing to compete effectively with companies having greater resources than MECON;

    - information concerning the financial condition, results of operations and business prospects of both MECON and GE;

    - current industry, economic and market conditions, including the potential for further consolidation within MECON's industry and the fact that stockholder value may be maximized by selling MECON to a larger, better capitalized company;

    - information concerning the financial and business prospects for the combined business, including the strategic benefits of the merged operations;

    - historical market prices and trading information, including trading volume and liquidity of the stock, with respect to MECON common stock and GE common stock; and

    - the terms and conditions of the merger agreement, including the merger consideration, the ability of the MECON board to respond to alternative proposals to acquire MECON, the size of the breakup fee payable under the merger agreement and the fact that the transaction is subject to the approval of a majority of MECON's issued and outstanding shares of common stock.

    MECON cannot assure you that the expected benefits of the merger will be realized.

    The MECON board did not assign relative weights to the foregoing factors or determine that any one factor was of particular importance. Rather, the MECON board viewed its determinations as being based on the totality of the information presented to and considered by it.

    The MECON board of directors concluded, in light of these factors, that the merger is advisable and fair to and in the best interests of MECON and its stockholders. THE MECON BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT HOLDERS OF MECON COMMON STOCK VOTE TO APPROVE AND ADOPT IT AT THE SPECIAL MEETING.

THE MERGER

OPINION OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

    A COPY OF THE DLJ OPINION IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS. YOU ARE URGED TO READ THE DLJ OPINION CAREFULLY IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, THE PROCEDURES FOLLOWED, THE MATTERS CONSIDERED AND THE LIMITS OF THE REVIEW MADE BY DLJ IN CONNECTION WITH ITS OPINION.

    On November 28, 1999, DLJ delivered its opinion, subsequently confirmed in writing, to the MECON board of directors to the effect that the consideration to be received by the holders of MECON common stock pursuant to the merger agreement is fair to such holders from a financial point of view.

    DLJ prepared its opinion for the MECON board of directors. The opinion is directed only to the fairness of the consideration to be received in the merger by the holders of MECON common stock pursuant to the merger agreement from a financial point of view. DLJ was not retained as an advisor or agent to MECON's stockholders or any person other than MECON. MECON did not impose any restrictions or limitations upon DLJ regarding the analyses performed or procedures followed by DLJ. DLJ was not requested to, nor did it, solicit the interest of any other party in acquiring MECON.

    In preparing its opinion, DLJ:

    - reviewed the merger agreement and its exhibits, as well as the stockholder agreement and the stock option agreement;

    - reviewed the financial and other information that was publicly available or furnished to it by MECON including information provided during discussions with MECON's management, including certain financial projections of MECON for the period beginning October 1, 1999 and ending March 31, 2004, prepared by the management of MECON;

    - compared certain financial and securities data of MECON with various other companies whose securities are traded in public markets;

    - reviewed the historical stock prices and trading volumes of the MECON common stock;

    - reviewed prices and premiums paid in certain other business combinations; and

    - conducted such other financial studies, analyses and investigations as it deemed appropriate for purposes of its opinion.

    In rendering its opinion, DLJ relied upon and assumed without independent verification the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by MECON or MECON's representatives or that was otherwise reviewed by it, and assumed that MECON was not aware of any information prepared by MECON or MECON's advisors that might be material to DLJ's opinion that had not been made available to DLJ. With respect to the financial projections supplied to it, DLJ relied on representations that they had been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of MECON as to the future operating and financial performance of MECON. DLJ did not assume any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by it. DLJ relied as to certain legal matters on advice of counsel to MECON.

    The DLJ opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of the opinion. It should be understood that, although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion. The DLJ opinion does not address the prices at which GE common stock will trade at any given time. The DLJ opinion does not address the relative merits of the merger and the other business strategies being considered by the MECON board of directors, nor does it address the MECON board's decision to proceed with the merger. In addition,

THE MERGER
the DLJ opinion does not address the relative merits of the merger as compared to alternative business transactions that might be available to MECON. The DLJ opinion does not constitute a recommendation to you as to how you should vote on the merger.

    The following is a summary of the material financial analyses presented by DLJ to the MECON board of directors on November 28, 1999. You should read the information presented in the tables together with the accompanying text.

    RELATIVE PERFORMANCE. DLJ compared the stock price performance of MECON to the following indices: the Nasdaq National Market, the Russell 2000 Index, an index of health care information services ("HCIS") companies and an index of eHealth companies for the period from November 25, 1998 to November 26, 1999. The Russell 2000 Index is an unmanaged index tracking the performance of 2000 publicly-traded U.S. stocks and is often used to indicate the performance of the broader stock market, including smaller companies. The HCIS index is comprised of traditional health care information services providers and includes Cerner Corporation, DAOU Systems Inc., First Consulting Group, Healthcare
Recoveries, Inc., IMS Health Inc., McKesson HBOC, Inc., MedQuist Inc., National Data Corporation, QuadraMed Corporation, Quintiles Transnational Corp., Shared Medical Systems Corporation and Superior Consultant Holdings Corporation. The eHealth index is comprised of companies that provide Internet-based solutions to health care customers and includes Allscripts Inc., CareInsite, Inc., Chemdex Corporation, CyBear, Inc. and Healtheon/WebMD Corporation. With respect to the HCIS market, DLJ noted certain factors including, among others, that traditional HCIS companies have reported mixed operating results, with the majority of such companies failing to meet investors' financial performance expectations over the last 18 to 24 months and that a majority of HCIS companies are trading below their initial public offering prices. Such analysis indicated that MECON has outperformed this HCIS index and performed comparably to the Russell 2000, but has underperformed eHealth companies and the Nasdaq over the past year.

    DLJ also compared the stock price performance of GE common stock to selected indices which included the Standard & Poor index, the Dow Jones Industrial Average ("DJIA") 30 and the DJIA Utilities index for the period from November 25, 1998 to November 26, 1999. Such analysis indicated that GE common stock outperformed all of those indices during this period.

    MECON STOCK PRICE AND TRADING HISTORY. DLJ reviewed the daily trading activity, including price and volume, of MECON common stock from November 24, 1998 to November 26, 1999. DLJ noted that MECON's 52-week trading range went from a low of $5.63 to a high of $12.00. During that period, 42.1% of the trading volume of the MECON common stock was in the $6.80 to $8.10 range and another 26.8% of the shares of MECON common stock traded in such period traded between $5.50 and $6.80.

    ANALYSIS OF SELECTED PUBLICLY-TRADED HCIS COMPANIES. DLJ analyzed the implied price per share of MECON common stock based on the market value and trading multiples of selected publicly traded HCIS companies. These HCIS companies consisted of National Data Corporation, First Consulting Group, QuadraMed Corporation and Superior Consultant Holdings Corporation. The selected companies were chosen because they are publicly-traded companies that, for purpose of this analysis, may be considered similar to MECON.

    DLJ analyzed the enterprise value of each of these selected companies, measured as a multiple of selected financial data including last twelve months revenue, last twelve months earnings before interest, taxes and depreciation and amortization ("EBITDA"), and estimated calendar years 1999 and 2000 earnings per share. Enterprise value for each of the companies is the sum of the market capitalization for that company and its total debt, preferred stock and minority interest, less cash and cash equivalents. The 1999 and 2000 estimated earnings per share data were based on earnings

THE MERGER
estimates reported by First Call. Based on this analysis, DLJ developed the following enterprise value multiples:

                     SELECTED COMPANIES VALUATION MULTIPLES

                                                                MEAN      MEDIAN
                                                              --------   --------
LTM Revenues................................................    1.5x       1.4x
LTM EBITDA..................................................     7.0        8.1
1999E EPS...................................................    15.6       14.6
2000E EPS...................................................    12.5       12.0

    DLJ applied the preceding valuation multiples to MECON's respective data to determine the implied equity values per share of MECON. MECON's respective data included management earnings estimates for calendar years 1999 and 2000. The analysis resulted in the following implied values per share for MECON:

                    IMPLIED MECON EQUITY PER SHARE VALUATION

                                                                MEAN      MEDIAN
                                                              --------   --------
LTM Revenues................................................   $5.95      $5.62
LTM EBITDA..................................................    7.15       8.02
1999E EPS...................................................    6.86       6.42
2000E EPS...................................................    7.62       7.32

    PREMIUMS PAID ANALYSIS. DLJ analyzed the purchase price premium over the market price at different points in time prior to announcement in nine selected HCIS acquisition transactions since June 1997 and in selected merger and acquisition transactions involving stock consideration and with valuations ranging from $50.0 million to $150.0 million. DLJ analyzed the mean and median premiums in these transactions one day prior, one week prior and one month prior to the public announcement of the respective transaction, and applied the mean and median premiums to the MECON closing share price one day prior, one week prior and one month prior to the announcement date for the merger. This analysis yielded the following results:

                                                                                                              PREMIUMS
                                                                                                               PAID IN
                                                                                        RESULTING              RECENT
                                                                  PREMIUMS               IMPLIED              $50-$150
                                                                   PAID IN                SHARE                MILLION
                                                                 COMPARABLE             PRICE FOR                M&A
                                 MECON         IMPLIED          TRANSACTIONS              MECON             TRANSACTIONS
                                 STOCK      PREMIUM PAID     -------------------   -------------------   -------------------
                                 PRICE     AT $11.25/SHARE     MEAN      MEDIAN      MEAN      MEDIAN      MEAN      MEDIAN
                                --------   ---------------   --------   --------   --------   --------   --------   --------
One day prior to announcement
  date:.......................   $9.38          20.0%         21.0%      21.1%      $11.34     $11.35     29.2%      21.1%
One week prior to announcement
  date:.......................    6.81           65.1          25.8       23.9        8.57       8.44      34.2       25.2
One month prior to
  announcement date:..........    6.13           83.7          27.2       30.4        7.79       7.99      41.1       29.9


                                     RESULTING
                                      IMPLIED
                                       SHARE
                                     PRICE FOR
                                       MECON
                                -------------------
                                  MEAN      MEDIAN
                                --------   --------
One day prior to announcement
  date:.......................   $12.11     $11.35
One week prior to announcement
  date:.......................     9.14       8.53
One month prior to
  announcement date:..........     8.64       7.96

    DISCOUNTED CASH FLOW ANALYSIS. DLJ performed discounted cash flow analyses of MECON using projections and assumptions provided by MECON management. Utilizing discount rates ranging from 19.0% to 21.0%, a terminal value for MECON in 2005 based on multiples of EBITDA ranging from 6.0x to 8.0x and management's aggressive case projections of EBITDA through 2004, the present value per share of MECON common stock ranged from $10.43 to $13.71 per share. Utilizing discount rates ranging from 18.0% to 20.0%, a terminal value for MECON in 2005 based on multiples of EBITDA ranging from 6.0x to 8.0x and management's projections of EBITDA through 2004, the present value

THE MERGER
per share of MECON common stock ranged from $9.57 to $12.50 per share. For both analyses, the discount rates were derived using a weighted average cost of capital analysis of comparables that included National Data Corporation, First Consulting Group, QuadraMed Corporation and Superior Consultant Holdings Corporation and MECON. DLJ believed that a much higher equity return than indicated by such derivations would be necessary to attract investors' capital to this sector of the market and, therefore, that the discount rates used were conservative.

    The summary set forth above is not a complete description of the analyses performed by DLJ but describes, in summary form, the principal elements of the presentation by DLJ to the MECON board of directors on November 28, 1999 in connection with DLJ's opinion. The preparation of a fairness opinion involves various determinations about the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses together and did not place particular reliance or weight on any individual analysis and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

    MECON selected DLJ as its financial advisor with respect to the merger because DLJ is a nationally recognized investment banking firm. DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, DLJ and its affiliates actively trade the securities of GE for DLJ's own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. DLJ has performed investment banking and other services for MECON in the past.

    MECON has agreed to pay DLJ for its services in connection with the merger an aggregate financial advisory fee of $1,000,000, including an aggregate fee of $350,000 for rendering its fairness opinion to the MECON board of directors. MECON also has agreed to reimburse DLJ for travel and other out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel. MECON has also agreed to indemnify DLJ and related persons against liabilities, including liabilities under the federal securities laws, arising out of DLJ's engagement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTEREST

    In considering the merger, you should be aware of the interests executive officers and directors of MECON have in the merger that are different from your interests as stockholders. In this regard, you should consider, among other things, the stock option modifications and the agreements described below.

    STOCK OPTIONS. When the merger occurs, each employee stock option and each director stock option currently exercisable will become an option to purchase shares of GE common stock. The options and their per share exercise prices will convert to GE options based on the same ratio as the outstanding MECON stock.

THE MERGER

    With the exception of David Allinson, holders of MECON's stock options outstanding at the time of the merger shall be converted to an option to purchase shares of GE common stock on essentially the same vesting schedule applicable to those options prior to the merger. Stock options held by David Allinson will vest upon the closing of the merger. The following table indicates for each person who is one of MECON's current executive officers or directors and who holds stock options:

    - the number of shares of MECON's common stock subject to those options that were vested as of November 29, 1999;

    - the number of shares of MECON's common stock subject to those options that were not vested as of November 29, 1999; and

    - the aggregate value, net of the exercise price, for vested options based on a per share price of $11.25.

                                                                                         NET
                                                                                        VALUE
                                                                                          OF
                                                                                        VESTED
                                                                                       OPTIONS
                                                  VESTED              UNVESTED            AT
                 NAME                             OPTIONS             OPTIONS           $11.25
Vasu Devan                                         80,000              60,000          $      0
  Chairman, President and
  Chief Executive Officer
David Allinson                                    146,732              37,030          $940,196*
  Vice President, Finance and
  Administration and
  Chief Financial Officer
Jeffrey Parkinson                                 104,322              13,850          $974,297
  Senior Vice President,
  Advisory Services
Geoffrey Wood                                      50,000              50,000          $262,500
  Senior Vice President,
  Operations
Joseph Combs                                        5,000              75,000          $ 25,625
  Senior Vice President,
  Integrated Business
  Development
James Reilly                                        3,750              56,250          $ 19,218
  Senior Vice President,
  Clinical Consulting
Larimore Cummins                                        0              13,818          $      0
  Senior Vice President
Raju Rajagopal                                     36,302              18,698          $201,561
  Director
M. Greg Allio                                      15,000               5,000          $ 48,750
  Director
Richard McCann                                     50,000              50,000          $353,750
  Director

* Including the currently unvested options that will vest at the time of the merger, the net value of Mr. Allinson's options at $11.25 is $1,070,542.

THE MERGER

    RETENTION AGREEMENTS. After consultation with GE, MECON entered into retention agreements with the following executive officers of MECON: Vasu Devan, David Allinson, Jeffrey Parkinson, Geoffrey Wood, Joseph Combs, James Reilly and Larimore Cummins. These agreements become effective when the merger occurs, but if the merger agreement is terminated, the retention agreements will terminate. These agreements are intended to induce these executives to remain employed by MECON. The executive officers other than Vasu Devan entered into substantially similar retention agreements, while Mr. Devan entered into a retention and consulting agreement. These agreements are summarized below.

    RETENTION AGREEMENTS FOR EXECUTIVE OFFICERS OTHER THAN VASU DEVAN

    Under these retention agreements, if the employee remains continuously employed by MECON or by an organization within GE's medical systems business on a full-time basis for one year following the merger, MECON will pay to him a retention bonus of 50% of his annual base salary in effect at the time of the merger. If the employee remains employed for two years following the merger, MECON will pay to him an additional retention bonus of 50% of his base salary in effect at the time of the merger. If his employment is terminated within the first two years following the merger (i) by him for good reason (as defined below), or (ii) without cause (as defined below), MECON will continue to pay his annual base salary in effect at the effective time of the merger, together with his estimated bonus for the 1999 fiscal year for a period ending one year after the termination date. If the employee's employment is terminated due to death or disability within the first two years following completion of the merger, MECON will pay him a termination payment equal to his annual base salary in effect at the effective time of the merger.

    These executive officers were also granted GE stock options (10,000 for Mr. Allinson and 4,200 for each of the others) effective upon the merger in addition to the GE stock options they will receive in exchange for their MECON stock options. If the employment of any of these executive officers other than David Allinson is terminated by him for good reason, or by MECON without cause, to the extent not otherwise vested, 75% of the substitute GE options that would have vested over the year following the termination if he had not been terminated will vest and will be exercisable for 90 days following his termination. Unexercised options will expire 90 days after termination.
Mr. Allinson's substitute GE options vest and become immediately exercisable upon consummation of the merger, as was the case with his MECON options. If
Mr. Allinson's employment is terminated by him for good reason or by MECON without cause, he will also have 90 days following his termination to exercise his GE options, after which his unexercised options will expire.

    For purposes of these retention agreements, "good reason" means due to a change in his position with MECON that materially reduces his duties or compensation or due to the relocation of his office to a location more than 50 miles from the location of his current office; and "cause" means gross negligence, repeated unjustified or unexplained absences, conviction of a felony or crime involving moral turpitude, a willful violation of federal or state law, fraud, violation of GE's integrity policies or refusal to perform services reasonably assigned following notice and an opportunity to cure.

    Under each of these retention agreements, the executives agreed to be subject to certain prohibitions on competition with the business of MECON or GE's Medical Systems business until the later of one year from the merger, or, if the employee is terminated by MECON without cause or for by him for good reason within the first two years following completion of the merger, one year after the date of termination. In addition, each executive has agreed not to disclose confidential information of MECON or GE and, as of the date of termination of employment, to release any claims he may then have against MECON or GE. Payment to the employee of any severance amounts under these agreements is conditioned on the employee executing such a release.

THE MERGER

    RETENTION AND CONSULTING AGREEMENT FOR MR. DEVAN

    MECON also entered into a retention and consulting agreement with Vasu Devan. This agreement becomes effective when the merger occurs, but if the merger agreement is terminated, Mr. Devan's retention and consulting agreement will be terminated. This agreement is intended to induce Mr. Devan to remain in the employ of MECON as a full-time employee for six months after the acquisition of MECON by GE and to act as a consultant to MECON for 18 months thereafter.

    Under the terms of his retention and consulting agreement, Mr. Devan's stock options will all vest six months after the closing of the merger if he executes a release of claims against MECON and GE. Mr. Devan has also agreed that he will be subject to certain prohibitions on competition with the medical business of MECON for a period of two years after the closing of the merger. In addition, he has agreed not to disclose confidential information of MECON or GE.

    INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. The merger agreement provides that, after the merger, GE will, as permitted by law, indemnify persons who were MECON's directors or officers before the merger who suffer liabilities or losses from any threatened or actual claim or proceeding based on the merger agreement or on the fact that the person was a MECON director or officer. The merger agreement further requires that GE provide coverage under a director and officer liability insurance policy for the people who were MECON officers and directors immediately prior to the merger.

PROCEDURES FOR EXCHANGE OF MECON COMMON STOCK CERTIFICATES

    GE will deposit with its exchange agent, certificates representing the shares of GE common stock and cash instead of any fractional shares that would otherwise be issued to stockholders under the merger agreement in exchange for the outstanding shares of MECON common stock.

    As soon as practicable after the merger occurs, the exchange agent will mail to MECON stockholders a letter of transmittal. The letter of transmittal will contain instructions for the surrender of certificates representing MECON common stock.

    PLEASE DO NOT RETURN MECON COMMON STOCK CERTIFICATES WITH THE ENCLOSED PROXY AND DO NOT FORWARD YOUR CERTIFICATES TO THE EXCHANGE AGENT UNLESS AND UNTIL YOU HAVE RECEIVED A LETTER OF TRANSMITTAL FOLLOWING THE MERGER.

    Upon surrender of the certificates representing MECON common stock after the merger, you will be paid cash instead of any fractional shares of GE common stock you would otherwise receive. The amount of cash you receive instead of a fractional share will be equal to:

    - the fraction of a share you would otherwise receive, multiplied by

    - the average of daily volume weighted prices per share of GE common stock sold during the ten-day trading period which ends on the trading day five calendar days prior to the close of the merger.

    GE will pay dividends or other distributions declared on GE common stock only after the merger has occurred and after you have surrendered your MECON certificates. Because the merger will close after the record date set for GE's fourth-quarter 1999 dividend, MECON stockholders will not be entitled to receive that dividend.

    If a certificate for MECON common stock has been lost, stolen or destroyed, the exchange agent will issue your shares of GE common stock and any cash instead of a fractional share only after you have delivered an affidavit as to the loss, theft or destruction of the certificate and as to your ownership of the certificate. MECON or the exchange agent may require you to post a bond in an amount as GE or the exchange agent may determine is necessary as an indemnity against any claim that may be made against GE with respect to the lost, stolen or destroyed certificate.

THE MERGER

ANTICIPATED ACCOUNTING TREATMENT

    GE will account for the merger under the "purchase" method of accounting in accordance with generally accepted accounting principles. Therefore, the total merger consideration paid by GE in connection with the merger, together with the direct costs of the merger, will be allocated to MECON's assets and liabilities based on their fair market values with any excess being treated as goodwill. The assets and liabilities and results of operations of MECON will be consolidated into the assets and liabilities and results of operations of GE after the merger.

CHANGES IN STOCK RIGHTS

    If we complete the merger, MECON common stock will stop trading on the Nasdaq National Market. In addition, MECON will deregister the MECON common stock under the Securities Exchange Act of 1934, and, accordingly, will no longer file periodic reports.

    After the merger, stockholders of MECON will become stockholders of GE. After the merger, the rights of all former stockholders of MECON will be governed by applicable New York law (instead of the Delaware corporate law), including the New York corporate law, and by the certificate of incorporation and bylaws of GE. For a description of the differences between the rights of GE and MECON stockholders, see "Comparison of Rights of MECON Stockholders and GE Stockholders."

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

    GE and MECON have made forward-looking statements in this proxy statement/prospectus and the documents to which we have referred you that are subject to risks and uncertainties. These forward-looking statements represent expectations or beliefs of GE and MECON concerning future events, and we cannot assure you that the results described will be achieved. Forward-looking statements include information concerning possible or assumed future results of operations of GE and MECON set forth under "--Reasons for the Merger; Recommendation of the MECON Board of Directors" and "--Opinion of Donaldson, Lufkin & Jenrette Securities Corporation." Forward-looking statements can generally be identified by the use of the words "believes," "expects," "anticipates," "projects," "foresee," "will," or similar expressions.

    GE and MECON caution you that these forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control. Our actual results may therefore differ from those forward-looking statements. Such risks and uncertainties include, among other things:

    - material adverse changes in economic conditions and in the markets served by GE and MECON;

    - regulatory, legal, economic and other changes in the healthcare industry generally;

    - a significant delay in the expected completion of the merger;

    - competitive pressures;

    - GE's and MECON's ability to attract and retain key personnel;

    - changes in the financial condition of major MECON customers;

    - variability of quarterly results;

    - uncertainty of entrance into new markets; and

    - integration of the acquired business.

    Forward-looking statements are not guarantees of performance. By their nature, they involve risks, uncertainties and assumptions. You are cautioned not to put undue reliance on any forward-looking statement. Any such statement speaks only as of the date of this proxy statement/prospectus, and we do

THE MERGER
not have any intention or obligation to revise or update forward-looking statements, even if new information, future events, or other circumstances have made them incorrect or misleading.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is a summary of material income tax consequences of the merger. This discussion is based on the Internal Revenue Code, the related Treasury regulations promulgated thereunder, existing administrating interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and the conclusions discussed herein and the tax consequences of the merger to GE, MECON and Diamond Merger Corp. This discussion also assumes that MECON stockholders hold their shares of MECON common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. No attempt has been made to comment on all federal income tax consequences of the merger that may be relevant to particular holders, including holders that are subject to special tax rules. Some examples of holders that are subject to special tax rules are:

    - dealers in securities;

    - financial institutions;

    - insurance companies;

    - tax-exempt organizations;

    - holders of shares of MECON stock as part of a position in a "straddle" or as part of a "hedging" transaction;

    - holders who have a "functional currency" other than the U.S. dollar;

    - holders who are foreign persons; and

    - holders who acquired their shares of MECON stock through stock option or stock purchase programs or otherwise as compensation.

In addition, we are not addressing any consequences arising under the laws of any state, local or foreign jurisdiction. MECON STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

    The obligations of MECON and GE to complete the merger are conditioned upon the delivery of opinions to GE from Gibson, Dunn & Crutcher LLP and to MECON from Latham & Watkins, in each case substantially to the effect that, for federal income tax purposes, the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and MECON, Diamond Merger Corp. and GE will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. These opinions of counsel will be given in reliance on representations and covenants including those contained in certificates executed by officers of MECON, GE and others. These opinions are not binding on the courts or the Internal Revenue Service, nor do they preclude the Internal Revenue Service from adopting a position contrary to that expressed in the opinions. No assurance can be given that contrary positions will not successfully be asserted by the Internal Revenue Service or adopted by a court if the issues are litigated. Neither of MECON and GE intends to obtain a ruling from the Internal Revenue Service with respect to the federal income tax consequences of the merger.

    MECON and GE believe, based on the advice of their respective counsel, that the merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code and, accordingly, the following material federal income tax consequences will result.

    - none of GE, Diamond Merger Corp. or MECON will recognize any gain or loss solely as a result of the merger;

THE MERGER

    - the stockholders of MECON will not recognize any gain or loss upon the exchange of their shares of MECON common stock solely for shares of GE common stock pursuant to the merger, except with respect to any gain or loss attributable to cash received instead of fractional shares of GE common stock;

    - the aggregate tax basis of the shares of GE common stock received solely in exchange for shares of MECON common stock pursuant to the merger (including a fractional share of GE common stock for which cash is paid) will be the same as the aggregate tax basis of the shares of MECON common stock surrendered in exchange therefor;

    - the holding period for shares of GE common stock received solely in exchange for shares of MECON common stock pursuant to the merger will include the holding period for the MECON common stock surrendered in exchange therefor; and

    - cash payments received by MECON stockholders instead of a fractional share of GE common stock will be treated as received in exchange for that fractional share interest, and gain or loss will be recognized for federal income tax purposes on receipt of the cash payment, measured by the difference between the amount of cash received and the portion of the basis of the MECON common stock allocable to the fractional share interest. The gain or loss will be long term capital gain or loss if the MECON common stock is considered to have been held for more than one year at the time of the merger.

    If the Internal Revenue Service determines successfully that the merger is not a reorganization within the meaning of Section 368(a) of the Code, MECON stockholders would be required to recognize gain or loss with respect to each share of MECON stock surrendered in the merger in an amount equal to the difference between the tax basis in that share of stock and the fair market value of the GE common stock received in exchange therefor. In such event, a MECON stockholder's aggregate tax basis in the GE common stock received in the merger would equal its fair market value, and the stockholder's holding period for the GE common stock would begin the day after the merger.

APPRAISAL RIGHTS

    Delaware corporate law provides that in some mergers, stockholders who oppose a proposed merger or do not vote in favor of the merger and who comply with a series of statutory requirements, can request a court to order a fair valuation of the merger consideration. Under the terms of the merger and in accordance with Delaware corporate law, however, the MECON stockholders are not entitled to these rights, called appraisal or dissenters' rights.

    No appraisal or dissenters' rights are available under the merger because the MECON common stock is listed on the Nasdaq National Market and the consideration which MECON stockholders will be entitled to receive in the merger will consist solely of (1) shares of GE common stock, which will be listed on the NYSE, and (2) cash instead of fractional shares.

THE MERGER

                              THE MERGER AGREEMENT

    THE FOLLOWING IS A SUMMARY OF SOME OF THE PROVISIONS OF THE MERGER AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS INCORPORATED BY REFERENCE IN ITS ENTIRETY AND ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX A. WE URGE YOU TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

FORM OF THE MERGER

    If the holders of MECON common stock approve and adopt the merger agreement and all other conditions to the merger are satisfied or waived, MECON will be merged with a subsidiary of GE, with MECON surviving the merger and becoming a wholly-owned subsidiary of GE. GE and MECON anticipate that the closing of the merger will occur as promptly as practicable after the approval of the MECON stockholders at the special meeting.

MERGER CONSIDERATION

    As a result of the merger, each share of MECON common stock will automatically be converted into the right to receive from GE a fraction of a share of GE common stock. The exact fraction of a GE common share to be exchanged will be equal to $11.25 divided by the average of the daily volume-weighted sales prices per share of GE common stock on the NYSE tape for the ten consecutive trading days ending on the trading day which is five calendar days prior to the closing of the merger. Stockholders will receive shares of GE common stock plus cash instead of fractional shares of GE common stock.

    The merger consideration generally is intended to provide shares of GE common stock valued at $11.25, based upon the average GE share price during the ten-day valuation period, and, therefore, a higher average GE share price would result in fewer shares of GE common stock constituting the merger consideration, and a lower average GE share price would result in more shares of GE common stock constituting the merger consideration. For example, if the average GE share price during the ten-day valuation period were equal to $155 per share, one MECON share would become 0.073 shares of GE common stock. An average GE share price during the ten-day valuation period greater than $155 would result in fewer than 0.073 shares of GE common stock constituting the merger consideration and an average GE share price less than $155 would result in more than 0.073 shares of GE common stock constituting the merger consideration.

    The merger agreement provides that the ten-day valuation period will end on the trading day which is five calendar days prior to the date of the merger. As a result, the number of shares of GE common stock constituting the merger consideration will be fixed five calendar days before the merger. Because the market price of GE common stock fluctuates, the value of GE common stock that MECON stockholders will receive in the merger may increase or decrease during the five-day period between the end of the valuation period and the date of the merger. You may call, toll-free, (800) 250-7979 for information concerning the estimated number of shares of GE common stock that will be issued in exchange for each share of MECON common stock as of the date you call. As part of its ongoing stock repurchase program, GE may reacquire shares of its common stock during the valuation period. For additional information see "Summary Selected Financial Data--Comparative Market Price Data."

    Shares of MECON common stock held by GE and all treasury shares will be cancelled in the merger.

    If, between the date of the merger agreement and the merger, the outstanding shares of GE common stock have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the merger agreement provides that the merger consideration will be correspondingly adjusted

THE MERGER AGREEMENT
to the extent appropriate to reflect such changes. The GE board of directors recently announced a three-for-one stock split. This stock split is subject to the approval of the GE stockholders, and will occur if and when it is approved by the GE stockholders at the GE annual meeting which is scheduled to be held on April 26, 2000.

EFFECTIVE TIME

    The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware. GE and MECON anticipate that the certificate of merger will be filed immediately after the closing. The closing will occur after all the conditions to the merger have been waived or satisfied.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains representations and warranties by MECON relating to a number of matters, including the following:

    - organization, valid existence, good standing and qualification to do business of MECON and its subsidiaries;

    - the capital structure of MECON;

    - the authorization, execution, delivery and enforceability of the merger agreement, the stock option agreement and related matters;

    - the absence of any conflict with MECON's or its subsidiaries' charters and bylaws, with any agreement of MECON or its subsidiaries, except as disclosed, or under any governmental order or law as a result of the execution of the merger agreement and related matters;

    - subject to exceptions set forth in the merger agreement, no governmental filings and approvals will be necessary to complete the merger;

    - neither GE nor the merger subsidiary will be considered an "Acquiring Person" under the terms of the MECON rights plan;

    - the filing of documents and financial statements by MECON with the SEC and the accuracy of information contained therein;

    - the accuracy of information supplied by MECON for the registration statement and this proxy statement/prospectus;

    - the absence of certain changes or events in MECON's business or condition, except as disclosed;

    - MECON's possession of all permits and regulatory approvals necessary to conduct its business;

    - the lack of violations by MECON or its subsidiaries under its charter and bylaws, under applicable laws and regulations and under orders of governmental entities;

    - the absence of defaults under certain agreements;

    - tax matters and the payment of taxes;

    - the absence of material pending or threatened litigation;

    - compensation agreements, distribution contracts and other significant contracts of MECON;

    - the absence of changes to, and the qualification, operation and liability under, employee benefit plans;

    - product development and the absence of certain liabilities;

THE MERGER AGREEMENT

    - labor matters;

    - ownership and validity of intellectual property rights;

    - the receipt of the opinion of MECON's financial advisor as to the fairness, from a financial point of view, of the merger consideration;

    - the inapplicability of Section 203 of the Delaware corporate law to the transactions contemplated by the merger agreement;

    - the vote required for approval of the merger agreement by stockholders of MECON;

    - the absence of actions that would prevent the merger from constituting a reorganization qualifying under Section 368(a) of the Internal Revenue Code;

    - accounts receivable;

    - environmental matters;

    - relations with suppliers and distributors;

    - insurance policies maintained and the absence of defaults under those policies;

    - interested party transactions;

    - title to and sufficiency of MECON's assets;

    - brokers and finders;

    - Year 2000 compliance;

    - retention agreements; and

    - compliance with hospital-physician gainsharing restrictions.

    The merger agreement also contains representations and warranties by GE and Diamond Merger Corp. relating to a number of matters, including:

    - organization, valid existence and good standing of GE and Diamond Merger Corp.;

    - the authorization, execution, delivery and enforceability of the merger agreement and related matters;

    - the absence of any conflict with GE's or its subsidiaries' charters and bylaws, with any agreement of GE or its subsidiaries or under any governmental order or law as a result of the execution of the merger agreement and related matters;

    - subject to exceptions set forth in the merger agreement, no governmental filings and approvals will be necessary to effect the merger;

    - that the GE common stock to be issued in the merger will be duly authorized, fully paid, non-assessable, validly issued and free of preemptive rights;

    - the filing of documents and financial statements by GE with the SEC and the accuracy of information contained therein;

    - the accuracy of information supplied by GE for the registration statement and this proxy statement/prospectus;

    - the absence of certain changes or events in GE's business or condition;

    - the absence of actions that would prevent the merger from constituting a reorganization qualifying under Section 368(a) of the Internal Revenue Code; and

THE MERGER AGREEMENT

    - the absence of operations of Diamond Merger Corp.

COVENANTS AND AGREEMENTS

    CONDUCT OF BUSINESS OF MECON. MECON has agreed that, between the date of the merger agreement and the closing of the merger, it will carry on its business in the ordinary manner and use its reasonable best efforts to maintain its current business organizations, retain its current officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it. In addition, the merger agreement limits MECON's ability, without GE's prior written consent, to:

    - pay any dividends or otherwise make any payments to its stockholders; effect a stock split, combination or reclassification or authorize the issuance of any other securities in respect of shares of its capital stock; or acquire any shares of its capital stock or any rights to acquire any such shares;

    - issue, sell or otherwise encumber capital stock or any related warrants or options;

    - amend its charter or bylaws;

    - acquire, merge or consolidate with, or purchase a substantial portion of the assets or, outside of the ordinary course of business, any material assets of any business organization;

    - sell, lease or otherwise dispose of any of its material assets, other than sales of inventory in the ordinary course of business consistent with past practice;

    - incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business consistent with past practices and indebtedness between MECON and any of its wholly-owned subsidiaries or between any wholly-owned subsidiaries;

    - alter the corporate structure or ownership of MECON or any subsidiary;

    - enter into or amend any severance plan, employment agreement or consulting agreement outside of the ordinary course of business;

    - increase the compensation payable to its directors, officers or employees or enter into or amend any employment agreement or collective bargaining agreement;

    - knowingly violate any applicable material law;

    - make any change to accounting policies or procedures;

    - take any position with respect to taxes that is inconsistent with positions taken in prior periods;

    - make any tax election or settle any material income tax liability;

    - commence any litigation or settle any material claims or litigation;

    - enter into or amend any material agreement or contract, purchase any real property or agree to make any new capital expenditure in excess of an aggregate of $5 million;

    - discharge liabilities and obligations outside of the ordinary course of business; or

    - authorize any of the foregoing.

    NO SOLICITATION. The merger agreement prohibits MECON, its subsidiaries, officers, directors, employees, financial advisors or attorneys or other advisor or representative of MECON from soliciting, initiating or encouraging the submission of a takeover proposal, entering into any agreement with respect to or approve or recommend any takeover proposal, or providing confidential information to or having discussions or negotiations with anyone other than GE for any takeover proposal, unless:

THE MERGER AGREEMENT

    - done in compliance with Rule 14e-2 of the Securities Exchange Act of 1934 with regard to a tender or exchange offer;

    - MECON refers a third party to this covenant in the agreement or makes a copy of this covenant available to any third party; or

    - MECON's board reasonably determines the takeover proposal constitutes a superior proposal, in which case, MECON may, to the extent required by the fiduciary obligations of MECON's board, as determined in good faith by a majority of the board after consultation with independent counsel, furnish non-public information and participate in discussions or negotiations with the party making the superior proposal and enter into an agreement with respect to or approve or recommend to its stockholders a superior proposal.

    Under the merger agreement, a takeover proposal is defined as any proposal for a merger, tender offer, or other business combination involving MECON or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of MECON or any of its subsidiaries, other than the merger with GE. Under the merger agreement, a superior proposal is defined as a bona fide proposal made by a third party to acquire MECON pursuant to a tender or exchange offer, a merger, a sale of all or substantially all its assets or otherwise on terms which a majority of the board of directors of MECON determines at a duly constituted meeting of the board of directors or by unanimous written consent, in its reasonable good faith judgment, after consultation with its financial advisor, to be more favorable to the MECON stockholders than the merger with GE and for which financing, to the extent required, is then committed or reasonably capable of being obtained.

    MECON has agreed to advise GE orally and in writing within 24 hours of

    - any takeover proposal, expression of interest or inquiry regarding a potential takeover proposal received by any officer or director of MECON or, to the knowledge of MECON, any financial advisor, attorney or other advisor or representative of MECON;

    - the material terms of such takeover proposal, including a copy of any written proposal; and

    - the identity of the person making any such takeover proposal or inquiry.

If MECON intends to participate in discussions with or furnish any information to another party with respect to any takeover proposal, MECON will advise GE in writing of such intention not less than five business days in advance of providing such information.

    THIRD PARTY STANDSTILL AGREEMENTS. From the date of the merger agreement through the closing of the merger, MECON has agreed not to terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which MECON is a party, except those involving GE, and to enforce those agreements to the fullest extent permitted.

    REORGANIZATION. From the date of the merger agreement through the closing of the merger, all the parties to the merger have agreed not to take or fail to take any action that would jeopardize the qualification of the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Additionally, the parties have further agreed to use all reasonable best efforts to refrain from taking any action or failing to take any action which would cause, or would be reasonably likely to cause, the merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

    STOCK OPTION PLANS. The parties have agreed that at the effective time of the merger, each MECON stock option outstanding immediately prior to the merger will become an option to purchase the number of shares of GE common stock, decreased to the nearest whole share, determined by multiplying the number of shares of MECON common stock subject to each MECON stock option

THE MERGER AGREEMENT
immediately prior to the merger by the same conversion ratio applicable to outstanding shares. The exercise price will also be converted using the conversion ratio applicable to outstanding shares. GE shall pay cash to holders of these substitute options instead of issuing fractional shares of GE common stock upon the exercise of these options. After the merger each new GE option will be exercisable upon the same terms and conditions as were applicable to the related MECON stock option immediately prior to the merger. As soon as reasonably practicable, GE has agreed to file a registration statement on Form S-8 with respect to GE common stock subject to all the new GE options.

    INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. After the merger, GE has agreed to cause the surviving corporation to indemnify and hold harmless all past and present officers and directors of MECON to the same extent they were indemnified as of the date of the merger agreement by MECON pursuant to the Delaware corporate law, the MECON charter, the MECON bylaws or certain indemnity agreements for acts or omissions occurring at or before the merger.

    GE has also agreed to cause the surviving corporation to provide, for three years after the merger, MECON's current directors and officers a directors and officers insurance and indemnification policy that provides coverage for events occurring prior to the merger that is substantially similar to MECON's policy before the merger. GE will not be required to pay an annual premium for this insurance policy in excess of $150,000.

    GE also agrees that, after the merger, it will guarantee the obligations of the surviving corporation under the preceding two paragraphs.

CONDITIONS PRECEDENT TO THE MERGER

    CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The obligations of GE and MECON to complete the merger depend on the following conditions being fulfilled:

    - MECON stockholders have approved the merger agreement;

    - the GE stock to be issued in the merger has been listed on the NYSE;

    - the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act has expired or terminated and all other necessary government consents have been obtained;

    - MECON's registration rights agreement with certain former Clinical Dynamics shareholders has been waived, canceled or voluntarily terminated;

    - the GE registration statement has been declared effective and no stop order has been given; and

    - no act, rule or order has been made or entered that would prohibit the merger.

    CONDITIONS TO OBLIGATION OF MECON TO EFFECT THE MERGER. The obligation of MECON to complete the merger depends on the following additional conditions being fulfilled:

    - GE and Diamond Merger Corp. have performed in all material respects all their covenants in the merger agreement, and their representations and warranties remain true in all material respects on the closing date;

    - MECON has received an opinion of Latham & Watkins, counsel to MECON, stating that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and MECON, Diamond Merger Corp. and GE will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

    - there has been no material adverse change with respect to GE; and

THE MERGER AGREEMENT

    - GE has taken all action required to implement the provisions described under "--Covenants and Agreements--STOCK OPTION PLANS" above.

    CONDITIONS TO OBLIGATIONS OF GE AND DIAMOND MERGER CORP. TO EFFECT THE MERGER. The obligations of GE and Diamond Merger Corp. to complete the merger depend on the following additional conditions being fulfilled:

    - MECON has performed in all material respects all its covenants in the merger agreement, and its representations and warranties remain true in all material respects on the closing date;

    - GE has received an opinion of Gibson, Dunn & Crutcher LLP, special counsel to GE, stating that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and MECON, Diamond Merger Corp. and GE will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

    - MECON has obtained all required consents or approvals;

    - GE has received a signed agreement from each of MECON's affiliates intended to ensure the affiliate's compliance with the Securities Act of 1933;

    - there has been no material adverse change with regard to MECON;

    - MECON has taken all action required to be taken by it to implement the provisions described under "--Covenants and Agreements--STOCK OPTION PLANS" above; and

    - all of the directors of MECON shall have provided their written resignations to GE.

TERMINATION OF THE MERGER AGREEMENT

    TERMINATION. The merger agreement may be terminated at any time prior to the merger, whether before or after approval by the MECON stockholders:

    - by the mutual written consent of GE and MECON;

    - by either GE or MECON if:

       - the other party has failed to comply in any material respect with its covenants or agreements contained in the merger agreement and the failure to comply has not been cured within five business days after receiving written notice of the failure to comply;

       - there has been a breach by the other party of any representation or warranty which has the effect of making such representation or warranty not true and correct in all material respects and the breach has not been cured within five business days after receiving written notice of the breach;

       - the merger has not closed on or prior to the close of business on May 29, 2000 unless the terminating party caused the delay;

       - any court or other governmental entity having jurisdiction over a party to the merger agreement has issued an order, decree or ruling or taken any other action prohibiting the merger;

       - the MECON stockholders do not approve the merger agreement at the special meeting or at any adjournment or postponement of the special meeting; or

THE MERGER AGREEMENT

       - MECON enters into a merger, acquisition or other agreement with another party that qualifies as a superior proposal, or the board resolves to do so; except, that MECON may not terminate the merger agreement for this reason unless:

           - MECON has delivered to GE a written notice of MECON's intent to enter into such an agreement;

           - five days have elapsed following delivery to GE of such written notice by MECON; and

           - during that period, MECON has fully cooperated with GE, including informing GE of the terms and conditions of the takeover proposal and the identity of the person making the takeover proposal, with the intent of enabling GE to agree to a modification of the terms and conditions of the merger agreement so that the transactions contemplated thereby may be effected; and MECON may not terminate the merger agreement unless at the end of the period the MECON board still reasonably believes that the takeover proposal is a superior proposal when compared to the GE merger, taking into account any such modification as may be proposed by GE, and concurrently with such termination MECON pays to GE the amounts specified under "--FEES AND EXPENSES" below.

    - by GE if:

       - the MECON board has not recommended, or has resolved not to recommend, or has qualified, modified or withdrawn its recommendation of the merger or its declaration that the merger is advisable and fair to and in the best interest of MECON and its stockholders, or has resolved to do so;

       - the MECON board has recommended to the MECON stockholders any takeover proposal or has resolved to do so; or

       - a tender offer or exchange offer for 20% or more of the outstanding shares of MECON common stock is made by a third party that is not an affiliate of GE, and the MECON board does not recommend against acceptance of such tender offer or exchange offer by its stockholders.

    EFFECT OF TERMINATION. If the merger agreement is terminated as described above, the agreement will be null and void, and there will be no liability for any party or its officers and directors except as to the special meeting, confidentiality and fees and expenses.

    FEES AND EXPENSES.

    TERMINATION FEE. MECON has agreed to pay GE a termination fee of $2.7 million if the merger agreement is terminated because MECON enters into a merger, acquisition or other agreement related to a superior proposal, or:

    - by MECON due to the failure of the merger to close by May 29, 2000 after receipt by MECON of a superior proposal;

    - due to MECON's failure to comply in any material respect with the covenants of the merger agreement;

    - due to the failure by the MECON board of directors to recommend the merger agreement, its approval of another takeover proposal, or its failure to recommend against a tender or exchange offer as described above in "--TERMINATION";

    - due to MECON's breach of a representation or warranty in connection with the receipt of a superior proposal or the failure by the MECON board of directors to recommend the

THE MERGER AGREEMENT
      agreement, its approval of another takeover proposal, or its failure to recommend against a tender or exchange offer as described above in "--TERMINATION"; or

    - due to the failure of the MECON stockholders to approve the merger at the special meeting after a superior proposal is made by a third party or after the failure by the MECON board of directors to recommend the agreement, its approval of another takeover proposal, or its failure to recommend against a tender or exchange offer as described above in "--TERMINATION"; and

within twelve months of the termination of the merger agreement for one of these reasons, one of the following events occurs:

    - any person, entity or group acquires or becomes the beneficial owner of 20% or more of the outstanding shares of MECON common stock;

    - any group is formed which beneficially owns 20% or more of the outstanding shares of MECON common stock;

    - MECON enters into, or announces that it proposes to enter into, any agreement providing for a merger or other business combination involving MECON or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, MECON, other than the transaction contemplated in the merger agreement;

    - any person, entity or group is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of MECON common stock which, together with all shares of MECON common stock beneficially owned by that person, entity or group, results or would result in such person being the beneficial owner of 20% or more of the outstanding shares of MECON common stock; or

    - there is a public announcement with respect to a plan or intention by MECON to effect any of the foregoing transactions.

    EXPENSES. Whether the merger is completed, all costs and expenses incurred in connection with the merger agreement, including the costs of counsel, financial advisors and accountants, will be paid by the party incurring those costs and expenses. Printing expenses and all filing fees, including filing fees under the Securities Act of 1933, the Securities Exchange Act of 1934 and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, will be divided equally between GE and MECON. However, MECON has agreed to pay GE's costs and expenses up to a maximum of $1.5 million if the merger agreement is terminated:

    - by MECON due to the failure of the merger to close by May 29, 2000 after receipt by MECON of a superior proposal;

    - due to MECON's failure to comply in any material respect with the covenants of the merger agreement;

    - due to MECON's breach of a representation or warranty;

    - due to the failure by the MECON board of directors to recommend the merger agreement, its approval of another takeover proposal, or its failure to recommend against a tender or exchange offer as described above in "--TERMINATION";

    - due to the failure of the MECON stockholders to approve the merger at the special meeting after a superior proposal is made by a third party or after the failure by the MECON board of directors to recommend the merger agreement, its approval of another takeover proposal, or its failure to recommend against a tender or exchange offer as described above in "--TERMINATION"; or

THE MERGER AGREEMENT

    - MECON's agreement to a merger, acquisition or other agreement related to a superior proposal.

GE has agreed to pay MECON's costs and expenses up to a maximum of $1.5 million if MECON terminates the merger agreement due to:

    - GE's failure to comply in a material respect with the covenants of the merger agreement; or

    - GE's breach of a representation or warranty.

AMENDMENT; WAIVER

    AMENDMENT. The merger agreement may be changed by GE and MECON at any time prior to the approval of the merger agreement by the MECON stockholders. Any change made after the approval of the merger agreement by the MECON stockholders, will require subsequent approval by the MECON stockholders. The merger agreement may only be amended in a writing signed by GE, MECON and Diamond Merger Corp.

    WAIVER.  At any time prior to the merger, GE and MECON may agree to:

    - extend the time for the performance of any obligation or other act of the other party;

    - waive any inaccuracy in the representations and warranties contained in the merger agreement or in any document delivered under the terms of the merger agreement; and

    - waive compliance with any agreement or condition contained in the merger agreement which may be legally waived.

Any extension or waiver will be valid only if made in writing and signed on behalf of the waiving party.

THE MERGER AGREEMENT

                           THE STOCK OPTION AGREEMENT

    THE FOLLOWING IS A SUMMARY OF SOME OF THE PROVISIONS OF THE STOCK OPTION AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE STOCK OPTION AGREEMENT, WHICH IS INCORPORATED BY REFERENCE IN ITS ENTIRETY AND ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX C. WE URGE YOU TO READ THE STOCK OPTION AGREEMENT IN ITS ENTIRETY.

    Concurrently with the execution of the merger agreement, GE and MECON entered into the stock option agreement pursuant to which MECON granted to GE an option to purchase up to 1,435,843 shares of MECON common stock. These shares represent approximately 16.5% of the MECON common stock on a fully diluted basis after issuance based on the MECON common stock outstanding on November 29, 1999. The option has an exercise price of $11.25 per share, payable in cash.

EXERCISABILITY

    The option is exercisable only if one or more of the following events occurs:

    - any person, entity or group acquires or becomes the beneficial owner of 20% or more of the outstanding shares of MECON common stock;

    - any group is formed which beneficially owns 20% or more of the outstanding shares of MECON common stock;

    - any person, entity or group commences a tender or exchange offer for 20% or more of the outstanding MECON common stock or publicly proposes any merger, consolidation or acquisition of all or substantially all the assets of MECON or other business combination involving MECON;

    - MECON enters into, or announces that it proposes to enter into, any agreement providing for a merger or other business combination involving MECON or any significant subsidiary of MECON or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, MECON or a significant subsidiary of MECON, other than the transaction contemplated in the merger agreement;

    - any person, entity or group is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of MECON common stock which, together with all shares of MECON common stock beneficially owned by that person, entity or group, results or would result in such person, entity or group being the beneficial owner of 20% or more of the outstanding shares of MECON common stock; or

    - there is a public announcement with respect to a plan or intention by MECON to effect any of the foregoing transactions.

    Additionally, GE may not exercise the option if:

    - GE or Diamond Merger Corp. has breached any of its material obligations under the merger agreement;

    - an injunction or other order issued by any federal or state court which invalidates the grant or prohibits the exercise of the option is in effect;

    - the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act has not expired or been terminated; or

    - the purchase of the shares will violate Rule 10b-13 promulgated under the Securities Exchange Act of 1934.

THE STOCK OPTION AGREEMENT

PUT RIGHT

    At any time before the termination of the option, under the circumstances described below, GE has the right to require MECON to purchase the option from GE at a cash purchase price equal to the product determined by multiplying
(A) the number of shares as to which the option has not yet been exercised by
(B) the per share cash value of the option as determined in accordance with the stock option agreement.

    GE can require MECON to purchase the option if any of the following events occur:

    - any person other than GE acquires or becomes the beneficial owner of 50% or more of the outstanding shares of MECON common stock; or

    - MECON consummates a merger or other business combination with a third party.

REPURCHASE RIGHT

    For 90 days after the termination of the option, MECON has the right to repurchase from GE all of the optioned shares acquired by GE, and with respect to which GE then has beneficial ownership, at a price per share equal to the greater of:

    - the average of the last reported sales price quoted on Nasdaq National Market of MECON common stock during the 5 trading days immediately before MECON provides written notice of its intent to repurchase; and

    - $11.25, plus interest at a rate per annum equal to the costs of funds to GE at the time of the repurchase.

REGISTRATION RIGHTS

    If GE exercises the option, it will have the following registration rights with respect to the option shares:

    - piggy-back registration rights which allow GE to participate in any registration of MECON shares initiated by MECON so long as GE is requesting participation with respect to at least 20% of the option shares; and

    - demand registration rights which allow GE to request that MECON register GE's shares so long as GE is demanding registration of at least 20% of the option shares.

TERMINATION

    The stock option agreement and the option terminate upon the earlier of:

    - the closing of the merger; and

    - the termination of the merger agreement in accordance with its terms.

However, the option will not terminate until 12 months after a termination under certain circumstances related to a third party acquisition attempt, and, in such case, MECON's repurchase right will not terminate until 90 days after the termination of GE's option.

MAXIMUM AMOUNT REALIZABLE BY GE

    If GE exercises the option, and then sells the stock received by GE under the option, GE may be required to give some of the money it makes on that sale to MECON. If the sum of the gross proceeds from the sale of the option shares and the amount of the termination fee received by GE exceeds

THE STOCK OPTION AGREEMENT

$4,500,000, GE must pay to MECON the amount in excess of $4,500,000 less the exercise price and the cost of discounts and commissions.

EFFECT OF THE STOCK OPTION AGREEMENT

    The option might increase the likelihood of closing the merger by discouraging competing offers to acquire MECON. MECON entered into the stock option agreement to induce GE to enter into the merger agreement. The stock option agreement may discourage persons who may be interested in acquiring all of or a significant interest in MECON from considering or proposing an acquisition, even if they were prepared to offer to pay a higher price than the market price of the GE shares.

THE STOCK OPTION AGREEMENT

                           THE STOCKHOLDER AGREEMENT

    THE FOLLOWING IS A SUMMARY OF SOME OF THE PROVISIONS OF THE STOCKHOLDER AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE STOCKHOLDER AGREEMENT, WHICH IS INCORPORATED BY REFERENCE IN ITS ENTIRETY AND ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX D. WE URGE YOU TO READ THE STOCKHOLDER AGREEMENT IN ITS ENTIRETY.

    Concurrently with the execution of the merger agreement, in order to induce GE to enter into the merger agreement, Vasu Devan and Latha Devan FBO The Devan Family Trust, Sirinvasa ("Raju") Rajagopal and Geetha Rajagopal FBO Rajagopal 1995 Trust, Vasu Devan and Raju Rajagopal, entered into the stockholder agreement with GE.

SHARES SUBJECT TO THE STOCKHOLDER AGREEMENT

    The following stockholders entered into the stockholder agreement with respect to the number of shares next to their names:

Vasu Devan and Latha Devan FBO The Devan Family Trust....  1,107,380
Sirinvasa Rajagopal and Geetha Rajagopal FBO Rajagopal
  1995 Trust.............................................  378,908
Vasu Devan, individually.................................  all shares subject to options
Raju Rajagopal, individually.............................  all shares subject to options

COVENANTS

    The stockholder agreement provides, among other things, that the stockholders subject to the agreement:

    - will attend the special meeting in person or by proxy, and vote the shares subject to the agreement in favor of the approval and adoption of the merger agreement and each of the other transactions contemplated by the merger agreement;

    - will vote the shares subject to the agreement against:

       - any merger agreement or merger other than the GE merger or other business combination or any other takeover proposal, or

       - any amendment of the MECON certificate of incorporation or the bylaws or other proposal or transaction which would in any manner impede, frustrate, prevent or nullify the merger, the merger agreement or any of the other transactions contemplated by the merger agreement;

    - will not, with certain exceptions,

       - sell, transfer, pledge, assign or otherwise dispose of or enter into any arrangement to transfer the shares subject to the agreement, or

       - enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the shares subject to the agreement;

    - will not directly or through a representative solicit, initiate or encourage a third party to make a takeover proposal to MECON, or take any action to facilitate any third party takeover proposal;

    - will use their reasonable best efforts to take all actions and to do all things necessary, proper or advisable to support and to close the merger, except in their capacity as representatives and agents of MECON in accordance with the terms of the merger agreement;

THE STOCKHOLDER AGREEMENT

    - will notify GE in writing of the nature and amount of any acquisition by them of any voting securities of MECON acquired by them after the date of the stockholder agreement;

    - will not knowingly take or fail to take any action which would cause any of the representations and warranties set forth in the tax certificate attached to the stockholder agreement to be untrue or incorrect; and

    - will revoke any and all prior proxies or powers of attorney in respect to any shares subject to the agreement and will appoint GE and Diamond Merger Corp., at any time during the term of the stockholder agreement, as its true and lawful attorney and proxy, for and in its name, place and stead, for any and all purposes, including without limitation, to demand that the Secretary of MECON call a special meeting of the stockholders of MECON for the purpose of considering any matter related to the merger agreement or voting against another takeover proposal, and to vote each of the shares subject to the agreement as its proxy at every meeting of the stockholders of MECON. The foregoing proxy and power of attorney are irrevocable and coupled with an interest throughout the term of the stockholder agreement.

OPTION GRANT

    The stockholders granted to GE an option to purchase the shares subject to the stockholder agreement. These shares represent approximately 20% of the MECON common stock based on the MECON common stock outstanding on November 29, 1999. The option has an exercise price of $11.25 per share, payable in cash. The option is exercisable only if one or more of the following events occurs:

    - any person, entity or group acquires or becomes the beneficial owner of 20% or more of the outstanding shares of MECON common stock;

    - any group is formed which beneficially owns 20% or more of the outstanding shares of MECON common stock;

    - any person, entity or group commences a tender or exchange offer for 20% or more of the outstanding MECON common stock or publicly proposes any merger, consolidation or acquisition of all or substantially all the assets of MECON, or similar business combination involving MECON;

    - MECON enters into, or announces that it proposes to enter into, any agreement providing for a merger or other business combination involving MECON or a significant subsidiary of MECON or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, MECON or a significant subsidiary of MECON, other than the transaction contemplated in the merger agreement;

    - any person, entity or group is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of MECON common stock which, together with all shares of MECON common stock beneficially owned by that person, entity or group, results or would result in such person being the beneficial owner of 20% or more of the outstanding shares of MECON common stock; or

    - there is a public announcement with respect to a plan or intention by MECON to effect any of the foregoing transactions.

    Additionally, GE may not exercise the option if:

    - GE or Diamond Merger Corp. has breached any of its material obligations under the merger agreement;

    - an injunction or other order issued by any federal or state court which invalidates the grant or prohibits the exercise of the option is in effect;

THE STOCKHOLDER AGREEMENT

    - the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act has not expired or been terminated; or

    - the purchase of the shares will violate Rule 10b-13 promulgated under the Exchange Act.

TERMINATION

    The stockholder agreement terminates on the earlier of

    - six months after the termination of the merger agreement; and

    - the effective time of the merger.

    However, if the merger agreement is terminated by MECON because of a breach by GE of a covenant in the merger agreement, a material breach of a representation or warranty, or the failure of the merger to close by May 29, 2000 unless it follows receipt of a superior proposal, then the stockholder agreement terminates immediately upon the termination of the merger agreement.

THE STOCKHOLDER AGREEMENT

                            INFORMATION ABOUT MECON

    MECON is a leading provider of benchmarking solutions to the healthcare industry. The benchmarking solutions that MECON offers consist of data/information products, decision support software and value-added services. The principal focus of MECON's products and services is to reduce costs and improve efficiency and effectiveness of departmental and clinical operations in the healthcare delivery system. MECON's main product line is based upon an operations benchmarking database containing cost and key performance information from hospitals nationwide. In addition to statistical data, the database incorporates qualitative data derived from operational profiles provided by hospitals that utilize MECON's database-related products. MECON's customers use the information provided by the operations benchmarking database to develop and implement strategies to reduce costs and to periodically measure actual performance to maintain the cost reductions achieved.

    MECON continues to improve and expand its capabilities to serve the changing needs of the healthcare industry, and is guided by key objectives, including striving to provide the best, most complete portfolio of database, advisory and software capabilities; seeking and utilizing the best technologies available--including widening MECON's Web-based business platform; continuing to fulfill MECON's commitments to customers; and increasing MECON's ability to meet its evolving performance improvement needs.

    On March 31, 1999, MECON acquired the Implementation Consulting Group, of HCIA, Inc. formerly known as LBA Healthcare, forming the healthcare industry's first comprehensive clinical and operations cost management solution. ICG has been renamed LBA Healthcare and is headquartered in Denver. LBA's consulting services and data products are designed to lead hospitals and physicians to improve their competitive position in clinical service lines, with special focus in cardiology, pulmonary, orthopedics and neuroscience. LBA services include analyzing opportunities related to physician practice patterns, developing physician gain-sharing and joint venture models to align physician incentives, and identifying market opportunities to protect and increase market share, clinical service line revenue and margins. This acquisition adds LBA's clinical efficiency database and consulting services to MECON's operations cost management solution.

    In July 1999, MECON acquired Progressive Development Corporation, provider of a Web-based supply cost comparison database. Progressive Development's products and services are designed to reduce what healthcare providers pay for disposable products and implants through the use of an online database. This database, called MECON-PricePoint-TM-, helps to lower supply acquisition costs by providing comparative benchmarking data against actual supply costs provided by other hospitals. Through the PricePoint database, healthcare providers compare their supply pricing data against national and regional averages and lowest recorded prices paid.

    In September 1999, MECON made a $500,000 strategic investment in iBusinessHub, Inc., an early stage development company focused on building business-to-business e-commerce procurement engines for various vertical markets. As a result of this investment, MECON owns approximately 36% of the outstanding stock of iBusinessHub. This investment is expected to add transactional functionality to MECON's rapidly expanding healthcare community, which is sharply focused on expense reduction and performance improvement. Integral to this strategy is MECON's recent acquisition of Progressive Development and its supply cost comparison database.

    Also in September 1999, MECON acquired Clinical Dynamics, provider of Web-based software reporting tools that analyze clinical process and outcome metrics of care for clinicians and administrators. Clinical Dynamics provides highly functional, Web-based software reporting tools which help providers create, manage, and analyze clinical outcomes data. Its flagship Web-based product line, DYNAMO-TM- or Dynamic Analysis of Measured Outcomes, provides information on clinical performance through physician profiling, hospital benchmarking, clinical pathway development and practice variance analysis. The Dynamo product suite provides clinicians and administrators with quick desktop access to complex clinical, financial and demographic patient data information for day-to-day evaluation and decision-making.

INFORMATION ABOUT MECON

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS TREND ANALYSIS AND OTHER FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. SUCH FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, MECON'S EXPECTATIONS REGARDING ITS FUTURE FINANCIAL CONDITION AND OPERATING RESULTS, PRODUCT DEVELOPMENT, BUSINESS AND GROWTH STRATEGY, MARKET CONDITIONS AND MECON'S COMPETITIVE ENVIRONMENT. MECON'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO RISKS ASSOCIATED WITH: (1) DEPENDENCE ON ACQUIRING DATA FROM CUSTOMER SYSTEMS WHICH MAY NOT YET BE YEAR 2000 COMPLIANT, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON MECON, IF CUSTOMERS ARE INCAPABLE OR UNWILLING TO SUBMIT DATA;
(2) VARIABILITY IN QUARTERLY REVENUES RELATED TO THE TIMING OF LARGE CONSULTING ENGAGEMENTS; CONSULTING CONTRACTS ARE TYPICALLY LARGE DOLLAR CONTRACTS THAT REPRESENT A MATERIAL PERCENTAGE OF MECON'S QUARTERLY REVENUE. DELAYS IN CONTRACT SIGNING COULD RESULT IN LOWER SERVICES REVENUES FOR MECON, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON MECON; (3) NON-RENEWAL OF OLDER, STEEPLY DISCOUNTED CONTRACTS AT HIGHER PRICES DUE TO PRICING SENSITIVITY; TERMINATION OF CUSTOMER RELATIONSHIPS COULD RESULT IN LOWER SUBSCRIPTION REVENUES FOR MECON, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON MECON; AND (4) OTHER FACTORS INCLUDING:

    --VARIABILITY OF QUARTERLY RESULTS AND SEASONALITY

    --DEPENDENCE ON PRINCIPAL PRODUCTS

    --INTEGRITY AND RELIABILITY OF THE DATABASE

    --COMPETITION

    --DEPENDENCE ON STRATEGIC RELATIONSHIPS

    --CONSOLIDATION AND UNCERTAINTY IN THE HEALTHCARE INDUSTRY

    --EFFECTS OF POTENTIAL ACQUISITIONS

    --DEPENDENCE ON KEY PERSONNEL

    --INTEGRATION OF ACQUIRED BUSINESSES

    --UNCERTAINTIES CONCERNING INTERNET-RELATED BUSINESS STRATEGY

THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH MECON'S FINANCIAL STATEMENTS PRESENTED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

OVERVIEW

    MECON is a leading healthcare benchmarking solutions company. MECON believes that its database together with its family of software products and consulting services can be used to produce and sustain improved performance in healthcare delivery systems. From MECON's incorporation until 1989, MECON's revenue was primarily derived from consulting services for acute care hospitals. Since 1990, MECON has focused upon building critical mass in MECON's MECON-PEERx database product as well as increasing the installed base for software products, MECON-OPTIMIS and MECON-Action*Point. As a result, MECON has transitioned into providing a variety of products and services that employ MECON's proprietary database comprised of acute care hospitals' operational cost and key performance information.

INFORMATION ABOUT MECON

    MECON continues to improve and expand its capabilities to serve the changing needs of the healthcare industry and is guided by key objectives, including:

    - striving to provide the best, most complete portfolio of database, advisory, and software capabilities;

    - seeking and utilizing the best technologies available--including widening MECON's Web-based business platform;

    - continuing to fulfill its commitments to customers; and

    - increasing its ability to meeting their evolving performance improvement needs.

    In fiscal 1999, MECON acquired the Implementation Consulting Group Unit of HCIA, Inc. (formerly known as LBA Healthcare), introduced MECON-Practice Management Profiler-TM- and MECON-Material Solutions-SM- and released MECON-PEERnext-TM-, the new Web-based benchmark database product. With fiscal and regulatory pressures mounting, many healthcare providers and institutions across the country are exhibiting signs of financial stress, and MECON believes that the industry is intensifying its search for viable solutions. Therefore, MECON is seeking to bridge the information gap by developing and expanding its clinical and operational offerings. MECON's strategic activities, along with its core business strategies, continue to focus on assisting customers in identifying where the greatest opportunities for improvement lie, and then putting systems in place to correct the problems, and sustain the results over time.

    In fiscal 2000, MECON launched its integrated product delivery platform, MECON.com and its e-Health strategy. MECON launched an e-Health strategy because MECON believes that its products and services are well-suited for Web-based delivery. Furthermore, MECON believes that its value proposition of immediate, significant and sustainable performance improvement to healthcare providers is enhanced through Internet connectivity between MECON and those seeking solutions to their performance improvement challenges. MECON defines e-Health as a Web-connected community of clinicians, operating managers and executives who derive significant value through access to actionable content, sharply focused on performance improvement. MECON's community has been rapidly expanding as a result of core business growth and acquisitions. Since MECON's mission is focused on being the independent, credible one-stop resource for healthcare performance improvement content and consulting, MECON believes that it is well-positioned among the healthcare community to offer the combination of performance improvement content, consulting and commerce capabilities via the Web.

    MECON's e-Health strategy centers around its three main business lines, including a Web-based information content business, value-added consulting business and buyer-centric e-commerce procurement business. MECON's current portfolio of database and information products can be generally classified as its information content business. The PEERnext operational benchmarking database, InfoSource on-line peer networking tool, MECON-OPTIMIS-TM-productivity information system, MECON-PricePoint-TM- price comparison database, and the CDI-DYNAMO-TM- clinical and outcomes database all represent MECON's current capabilities. With the Internet as its primary medium, MECON continues to broaden content, expand its customer base, build high margin value-added on-line tools and build a captive community of users that routinely tap MECON.com to access information.

    With MECON's strong roots in consulting and firm belief that services are integral to leveraging full value from information products, MECON continues to build its consulting practice to complement those capabilities in its information content business. Today, MECON's consulting capabilities include operations consulting, materials solutions consulting and LBA's clinical consulting. Working in concert with its information content segment of the business, MECON intends to continually broaden its consulting capabilities and expand its customer base through new and cross-selling programs.

INFORMATION ABOUT MECON

    Coupled with its healthcare domain knowledge, MECON believes that it is well positioned to enhance its customer value proposition by supplying comparison shopping and transactional services to its community. MECON's acquisition of Progressive Development for its Web-based comparison shopping database, and partnership with iBusinessHub for its procurement engine represents a powerful combination of comparison shopping and on-line purchasing. This is designed to enable MECON's large network of potential buyers to benefit from the competitive advantages and choices available through direct, on-line supply purchasing.

    MECON's performance improvement vision has three dimensions--operational performance, clinical performance and quality management. Operational performance involves improvement of the functional efficiency of the hospital; clinical performance involves improvement of clinical practices of physicians; and quality management involves improvement of medical outcomes and patient satisfaction. MECON believes that an integrated approach of information content, value-added consulting and commerce is necessary to drive significant and sustainable performance improvement in all three dimensions. MECON's historical strength has been in the operational performance improvement domain. However, in March 1999, with the acquisition of LBA Healthcare, MECON added consulting capabilities in the clinical performance improvement dimension. However, in August 1999, MECON noted that the revenue being generated by LBA's Clinical Value Enhancement (CVE) business line was not meeting its expectations which was based on the projections MECON received at the time of the acquisition. Based on this information, MECON concluded that it could better utilize its resources in other areas and decided to exit the CVE business line. In accordance with the exit plan MECON developed, MECON notified 14 LBA employees of their termination. These individuals were responsible for maintaining the VETCAR database which supported the consulting being performed as part of the CVE business line. As of September 30, 1999, $52,000 of the initial accrual of $773,000 for accrued severance costs had been paid.

    In consideration of SFAS No. 121, "Accounting for the Impairment of Long-Lived Asssets and for Long-Lived Assets to be Disposed Of", and MECON's decision to exit the business, MECON reviewed the goodwill associated with LBA for impairment. MECON performed an undiscounted cashflow analysis based on revenue projections expected to be received from future operations of LBA which revealed that the goodwill was impaired. MECON estimated the fair market value of the goodwill using a discounted cash flow model and recognized an impairment charge of $5,555,000. Based on a 15-year cashflow projection, assuming a growth rate commensurate with MECON's overall growth rate and a 5% discount rate, the forecasted cashflows represented managements' best estimate of future results. MECON also wrote-off certain other capitalized software costs associated with the CVE business.

    With the subsequent acquisition of Clinical Dynamics in the second quarter of fiscal 2000 and its Web-based clinical content database product DYNAMO, MECON began to integrate LBA's clinical consulting force with Clinical Dynamics' content application to create an integrated solution similar to MECON's operational performance improvement solution. With the strength of DYNAMO, coupled with LBA's clinical consultants and the PricePoint comparison shopping database, MECON intends to capitalize on the market opportunity for clinical performance improvement.

    MECON believes that being the "one-stop-shop" for its community is essential to becoming the business-to-business e-Health leader. Therefore, MECON is focused upon integrating its acquired components into MECON.com. Today, the operational content is available for the community through the MECON.com portal. MECON plans to integrate its clinical content, comparison shopping and procurement enabler products through MECON.com.

    As a result of strong growth in the core business augmented by acquisitions, the total value of MECON's new contracts signed during the second quarter of fiscal 2000 increased 43% to $7.3 million compared to $5.1 million for the comparable period in the prior fiscal year, and also expanded 18% sequentially from the $6.2 million signed in the first quarter of fiscal 2000. During the second quarter

INFORMATION ABOUT MECON
of fiscal 2000, MECON added 39 new clients to its client base and captured renewal contracts from 17 existing clients. Of the $7.3 million, consulting contract value signed represented approximately $3.3 million and the data products contract value signed represented approximately $4.0 million.

    The total contract value signed during the period builds MECON's backlog, which is defined as the total value of all contracts that have not been recognized as revenue. Backlog is then depleted by the revenue recognized during the period. Since the total value of contracts signed in the second quarter of fiscal 2000 was $7.3 million compared to $6.9 million in revenue recognized, backlog increased by approximately $400,000 in the second quarter of fiscal 2000. Currently, approximately 45% to 55% of MECON's quarterly revenue is derived from backlog. The remaining 55% to 45% is generated from contracts signed during that respective quarter. The increase in the recurring base of revenue, renewals, consulting contracts and leveraging the internet for data delivery coupled with strong expense controls have continued to drive improvement in MECON's gross margins. As a result of increased spending in marketing activities related to creating a greater marketplace awareness regarding MECON's consulting capabilities and new products recently acquired, operating margins have slightly decreased.

    MECON's acquisition of Clinical Dynamics on September 30, 1999 was accounted for as a pooling-of-interests. All of MECON's financial data presented in the consolidated financial statements contained in this document and this management's discussion and analysis of financial condition and results of operations have been restated to include the historical financial information of Clinical Dynamics.

RESULTS OF OPERATIONS

    The following table sets forth certain operating data as a percentage of net revenue for the period indicated:

                                                                  FISCAL YEAR ENDED
                                                                      MARCH 31,
                                                         ------------------------------------       SIX MONTHS ENDED
                                                           1999          1998          1997        SEPTEMBER 30, 1999
                                                         --------      --------      --------      -------------------
STATEMENTS OF OPERATIONS:
Revenue:
  Data products........................................     76%           77%           73%                 60%
  Consulting...........................................     24%           23%           27%                 40%
                                                           ---           ---           ---                ----
    Net revenue........................................    100%          100%          100%                100%
Cost of revenue........................................     32%           36%           44%                 32%
                                                           ---           ---           ---                ----
Gross profit...........................................     68%           64%           56%                 68%
Operating costs:
  Research and development.............................     17%           17%           17%                 16%
  Sales and marketing..................................     16%           17%           27%                 20%
  General and administrative...........................     17%           21%           23%                 15%
  Reorganization and other special charges.............      2%            5%           13%                 52%
                                                           ---           ---           ---                ----
    Total operating costs..............................     52%           60%           80%                103%
                                                           ---           ---           ---                ----
Operating income (loss)................................     16%            4%          (24)%               (35)%
Interest and other income, net                               5%            5%            6%                  1%
                                                           ---           ---           ---                ----
Income (loss) before provision for income taxes........     21%            9%          (18)%               (33)%
Provision for income tax expense                             6%            1%           --                 (10)%
                                                           ---           ---           ---                ----
Net income (loss)......................................     15%            8%          (18)%               (23)%
                                                           ---           ---           ---                ----

INFORMATION ABOUT MECON

SIX MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO SIX MONTHS ENDED SEPTEMBER 30,
  1998

    REVENUE

    Revenue for the six months ended September 30, 1999 increased 67% to $13.6 million compared to $8.2 million for the comparable period in the prior fiscal year. Data products revenue increased 23% to $8.1 million compared to $6.6 million for the comparable period in the prior fiscal year. Consulting revenue increased 256% to $5.5 million compared to $1.5 million for the comparable period in the prior fiscal year and accounted for 72% of the total increase in revenue.

    The increase in data product revenue was primarily attributable to higher levels of contract value signed, shorter cycle times to integrate customers' data into the database, an expanding base of recurring revenue from multi-year subscription contracts sold in prior years, and new PEERnext and PEERx contracts signed during the six months ended September 30, 1999 which contributed to the remainder of the increase.

    The increase in consulting revenue was primarily attributable to an increase in operational consulting engagements sold, augmented by the acquisition of LBA's clinical consulting business in March 1999. During the quarters ended
June 30, 1999 and September 30, 1999 approximately $5.9 million of consulting contracts were sold compared to $1.4 million in the comparable period for the prior fiscal year. Such consulting revenues are typically earned over a nine-month period. MECON anticipates consulting to remain a significant portion of its revenue as a result of its value proposition strategy of assuring that its customers derive immediate, significant and sustainable performance improvement from its solution of data, consulting and software. Consulting service contracts are significantly larger dollar contracts than the data products. Therefore, the timing of contract signings and delivery of related services may impact the timing of revenue recognition, and as a result, consulting revenue may significantly vary from quarter to quarter. MECON's customer intimacy strategy includes expanding customer support services, such as training programs and consulting projects, which build relationships with customers and enhance benefits customers derive from its database. MECON anticipates consulting to remain a significant portion of its revenue as a result of the customer intimacy strategy and the anticipated growth of LBA's revenues.

COST OF REVENUE

    Cost of revenue for the six months ended September 30, 1999 increased 62% to $4.3 million compared to $2.7 million for the comparable period in the prior fiscal year. The increase in cost of revenue was primarily attributable to the acquisition of LBA, increased personnel and related costs and increased amortization of software development costs. The number of employees delivering products or consulting services increased to 82 during the six months ended September 30, 1999 from 61 during the comparable period in the prior fiscal year. Amortization of software development costs increased to $641,000 for the six months ended September 30, 1999 from $344,000 for the comparable period in the prior fiscal year.

RESEARCH AND DEVELOPMENT

    Research and development expenses for the six months ended September 30, 1999 increased 69% to $2.2 million compared to $1.3 million for the comparable period in the prior fiscal year. This increase was primarily due to the addition of technical programming staff from the acquisitions of LBA and Clinical Dynamics, an increase in MECON technical programming personnel and a decrease in capitalized software development cost. An increase in supplies expense related to Action Point Year 2000 remediation efforts and depreciation expense from the purchase of additional computer equipment accounted for the remainder of the increase. During the six months ended September 30, 1999, approximately $648,000 was capitalized for internally developed software related to product development compared to $700,000 for the comparable period in the prior year. The decrease in

INFORMATION ABOUT MECON
software development costs capitalized primarily related to the timing of development activities qualifying for capitalization associated with new product development. Currently, MECON is developing functional specifications related to certain new products planned for release in early fiscal 2001 and has not begun the coding and programming activities that qualify for capitalization. The beta testing and programming efforts related to MECON-PEERnext Version 2.0 and MECON.com, which were released in May and July 1999, respectively, accounted for the remainder of the decrease. MECON anticipates research and development spending to increase in absolute dollars but decrease as a percent of revenue as it moves from the initial product development efforts for MECON-PEERnext Version
2.0 to programming, testing and release management.

SALES AND MARKETING

    Sales and marketing expenses for the six months ended September 30, 1999 increased 87% to $2.7 million compared to $1.4 million for the comparable period in the prior fiscal year. This increase was primarily due to the acquisitions of LBA and Clinical Dynamics, increased commissions related to record levels of contract values signed, additional staffing, and increases in salaries, marketing activities and travel. The employee head count increased to 24 from 12 for the comparable period in the prior fiscal year. The increase was due, in part, to the addition of seven employees from LBA and two employees from Clinical Dynamics. Sales and marketing expenses for the six months ended September 30, 1999 increased to 20% of revenue during the six months ended September 30, 1999 compared to 18% during the comparable period in the prior fiscal year. MECON anticipates sales and marketing expenses to increase in absolute dollars but remain relatively constant as a percent of revenue due to increased commissions related to an increasing customer base and more robust marketing efforts related to its consulting capabilities and MECON.com.

GENERAL AND ADMINISTRATIVE

    General and administrative expenses for the six months ended September 30, 1999 increased 35% to $2.0 million compared to $1.5 million for the comparable period in the prior fiscal year. This increase was primarily due to the acquisition of LBA and Clinical Dynamics, additional accounting personnel related to increased business, and amortization of goodwill associated with the purchase of LBA, offset by reductions in the provision for bad debts, professional fees and expenses related to office infrastructure. General and administrative expenses for the six months ended September 30, 1999 decreased to 15% of revenue compared to 18% of revenue for the comparable period in the prior fiscal year. This decrease was primarily due to leveraging existing infrastructure and ongoing cost reduction initiatives. MECON anticipates general and administrative expenses to increase in absolute dollars and as a percent of revenue as a result of the aforementioned factors.

PROVISION FOR INCOME TAXES

    An impairment of goodwill related to the March 1999 LBA acquisition was expensed in the current period for financial accounting purposes. This impairment will not be recognized in the current period for tax purposes but will continue to be amortized over a 15-year period. MECON projects adequate taxable income in subsequent periods to utilize these amortization expenses. MECON's deferred tax asset related to goodwill was increased as a result of this transaction.

    Certain other deferred tax assets from the LBA acquisition were realized in the current period. A valuation allowance related to such deferred tax assets was released during the quarter as the deferred tax asset was realized. The realization of these assets resulted in a reduction of the carrying value of goodwill of $365,000.

    As a result of the above, MECON recognized a deferred tax benefit of $1.4 million and a deferred tax asset of $2.1 million for the six months ended September 30, 1999.

INFORMATION ABOUT MECON

    In the prior year, the income tax provision of $422,000 was attributable to MECON's increased profitability and the use of net operating loss carry forwards and other tax credits.

FISCAL 1999 COMPARED TO FISCAL 1998

REVENUE

    Revenue for fiscal 1999 increased 20% to $18.5 million compared to $15.5 million for fiscal 1998. Data products increased 18% to $14.1 million compared to $11.9 million for fiscal 1998 and accounted for 72% of the revenue increase. The increase in total net revenue was primarily due to an increased base of recurring revenue from multi-year subscription contracts and renewal subscription contracts at higher prices.

    Consulting revenue for fiscal 1999 increased 25% to $4.4 million compared to $3.5 million for fiscal 1998. The increase was primarily due to the size and timing of the contracts signed and delivery of related services that impacted the timing of revenue recognition. MECON anticipates consulting to remain a significant portion of its revenue as a result of its value proposition strategy of assuring that its customers derive immediate, significant and sustainable performance improvement from its solution of data, consulting and software.

COST OF REVENUE

    Cost of revenue for fiscal 1999 increased 7% to $6.0 million compared to $5.6 million for fiscal 1998. The increase was primarily due to an increase in amortization of software development costs that increased to $761,000 for fiscal 1999 from $580,000 for fiscal 1998. There were additional increases in the number of highly compensated independent contractor consultants utilized to deliver consulting services, stronger telecommunications management and decreased printing costs related to the non-renewal of the hospital consortium contract. The hospital consortium contract required significant paper deliverables to all 40 academic facilities related to the benchmarking reports. Cost of revenue for fiscal 1999 decreased to 32% of total revenue compared to 36% for fiscal 1998, primarily due to a shift in revenue mix from data products to higher margin consulting.

RESEARCH AND DEVELOPMENT

    Research and development expenses for fiscal 1999 increased 20% to $3.1 million compared to $2.6 million for fiscal 1998. This increase was primarily due to an increase in personnel related to the development of MECON-PEERnext versions 1.0 and 2.0. Version 1.0 was released in January 1999, and Version 2.0 was released in the first quarter of fiscal 2000. During fiscal 1999, $1.3 million was capitalized for internally developed software related to product development and internal databases supporting MECON's products compared to approximately $800,000 for fiscal 1998. The increase in software development costs capitalized primarily relates to the programming, testing and release management efforts related to MECON-PEERnext Version 1.0, which was released in January 1999. Research and development expenses for fiscal 1999 remained unchanged as a percent of revenue compared to fiscal 1998. MECON anticipates research and development spending to increase in absolute dollars but decrease as a percent of revenue as it moves from the initial product development efforts for MECON-PEERnext Version 2.0 to programming, testing and release management.

SALES AND MARKETING

    Sales and marketing expenses for fiscal 1999 increased 14% to $3.0 million compared to $2.7 million for fiscal 1998, primarily due to an increase in commissions and travel costs. Sales and marketing expenses for fiscal 1999 decreased slightly to 16% of revenue from 17% for fiscal 1998. MECON anticipates sales and marketing expenses to increase in absolute dollars but remain relatively

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                                       54
constant as a percent of revenue due to increased commissions related to increasing customer base and more robust marketing efforts related to its consulting capabilities and new product launches.

GENERAL AND ADMINISTRATIVE

    General and administrative expenses for fiscal 1999 decreased 8% to $3.0 million compared to $3.3 million for fiscal 1998, primarily due to reductions in the provision for bad debts, professional fees and expenses related to office infrastructure. The reduction in the bad debts provision accounted for 28% of the decrease and was the result of a reduction in write-offs and improved cash collections. The remainder of the decrease was a result of MECON's cost cutting policies and programs to create efficiencies in office infrastructure expenses. General and administrative expenses for fiscal 1999 decreased to 17% of revenue compared to 21% for fiscal 1998, primarily due to the aforementioned factors. MECON anticipates general and administrative expenses to increase in absolute dollars and as a percent of revenue.

REORGANIZATION AND OTHER SPECIAL CHARGES

    During fiscal 1999, MECON incurred $419,000 of special charges related to recruiting a senior vice-president of product integration and management and write-off of marketing materials which were obsolete given our acquisition of LBA.

PROVISION FOR INCOME TAXES

    Income taxes for fiscal 1999 increased dramatically to $1.0 million compared to $102,000 for fiscal 1998. This increase was primarily attributable to MECON's increased profitability offset by the use of MECON's net operating loss carryforwards and other tax credits. As of March 31, 1999, MECON used all of its remaining net operating loss carryforwards. With no remaining net operating loss carryforwards, changes in the tax laws related to research credits and MECON's anticipated profits, MECON expects its effective tax rate of 27% for fiscal 1999 to increase closer to statutory tax rates in the future.

FISCAL 1998 COMPARED TO FISCAL 1997

REVENUE

    Revenue for fiscal 1998 increased 14% to $15.5 million compared to $13.6 million for fiscal 1997. Data products revenue for fiscal 1998 increased 20% to $11.9 million compared to $9.9 million for fiscal 1997 and accounted for essentially all of the increase. This increase was primarily due to increases in renewing subscribers, an increased base of recurring revenue from multi-year subscription contracts sold in prior years and an increase in value added services related to MECON-PEERx-TM-. Consulting revenue for fiscal 1998 decreased 4% to $3.5 million compared to $3.7 million in fiscal 1997.

COST OF REVENUE

    Cost of revenue for fiscal 1998 decreased 7% to $5.6 million compared to $6.0 million for fiscal 1997, primarily due to the reduction in workforce during the April 17, 1997 reorganization, offset by an increase in amortization of software development costs related to MECON's MECON-PEERview product. Cost of revenue for fiscal 1998 included $580,000 in amortization expense from the capitalization of software development expenses compared to $227,000 for fiscal 1997. Cost of revenue for fiscal 1998 decreased to 36% of total revenue compared to 44% for fiscal 1997, primarily due to the aforementioned factors.

INFORMATION ABOUT MECON

RESEARCH AND DEVELOPMENT

    Research and development expenses for fiscal 1998 increased 11% to $2.6 million compared to $2.3 million for fiscal 1997, primarily due to the development of MECON-OPTIMIS Release 4.2, MECON-Action*Point Release 5.0 and MECON-PEERview Version 5.0's functional specifications. During fiscal 1998, approximately $800,000 was capitalized for internally developed software related to product development and internal databases supporting company products. Although research and development expenses remained constant at 17% of revenue for both fiscal 1998 and 1997, the dollar amount increased due to a continued commitment to develop the next generation of MECON-PEERVIEW, Version 5.0.

SALES AND MARKETING

    Sales and marketing expenses for fiscal 1998 decreased 27% to $2.7 million compared to $3.7 million for fiscal 1997, primarily due to MECON's reduction in workforce during the three months ended June 30, 1997, coupled with a significant decrease in advertising, tradeshow participation and travel. Sales and marketing expenses for fiscal 1998 decreased to 17% of revenue compared to 27% for fiscal 1997, primarily due to the aforementioned factors.

GENERAL AND ADMINISTRATIVE

    General and administrative expenses for fiscal 1998 increased 4% to $3.3 million compared to $3.2 million for fiscal 1997, primarily due to increased salary and related costs from increased headcount, increased depreciation expense and higher professional fees. General and administrative expenses for fiscal 1998 decreased to 21% of revenue compared to 23% for fiscal 1997, primarily due to the increase in revenue.

REORGANIZATION AND OTHER SPECIAL CHARGES

    Reorganization and other special charges for fiscal 1998 decreased 56% to $749,000 compared to $1.7 million for fiscal 1997. The reorganization charge for fiscal 1998 was primarily due to MECON's reorganization plan announced in the first quarter of fiscal 1998 that consisted of employee severance costs related to the termination of 38 employees. The reorganization charge for fiscal 1997 was primarily due to MECON's reorganization in the third quarter of fiscal 1997 that consisted of $1.3 million related to centralizing the management of product development, sales and product support organizations. The remaining $369,000 related to an aborted acquisition and costs associated with the prior year merger. Of the total $749,000 reorganization costs incurred for fiscal 1998, $714,000 was paid during fiscal 1998 and $35,000 remained accrued and unpaid as of March 31, 1998, and all amounts related to the 1997 charge had been paid.

QUARTERLY RESULTS

    The following table sets forth certain unaudited quarterly financial data for fiscal 1998 and fiscal 1999. In the opinion of MECON's management, this unaudited information has been prepared on the same basis as the audited information included elsewhere in this annual report and includes all adjustments, consisting only of normal recurring adjustments necessary to present fairly the information

INFORMATION ABOUT MECON
set forth therein. The operating results for any quarter are not necessarily indicative of results for any future period:

                                      FISCAL 1998                                 FISCAL 1999                      FISCAL 2000
                       -----------------------------------------   -----------------------------------------   -------------------
                          Q1         Q2         Q3         Q4         Q1         Q2         Q3         Q4         Q1         Q2
                       --------   --------   --------   --------   --------   --------   --------   --------   --------   --------
                                                                     (IN THOUSANDS)
Revenue:
Data products........   $2,263     $2,842     $3,105     $3,720     $2,910     $3,731     $3,618     $3,848     $3,537    $ 4,608
Consulting...........      977      1,080        924        542      1,118        428      1,188      1,652      3,199      2,309
                        ------     ------     ------     ------     ------     ------     ------     ------     ------    -------
  Net revenue........    3,240      3,922      4,029      4,262      4,028      4,159      4,806      5,500      6,736      6,917
Cost of revenue......    1,248      1,467      1,426      1,430      1,442      1,238      1,521      1,763      2,234      2,103
                        ------     ------     ------     ------     ------     ------     ------     ------     ------    -------
Gross profit.........    1,992      2,455      2,603      2,832      2,586      2,921      3,285      3,737      4,502      4,814
                        ------     ------     ------     ------     ------     ------     ------     ------     ------    -------
Total operating
  costs..............    2,813*     2,184      2,237      2,089      2,240      2,011      2,296      3,076**    3,509     10,534
Operating income
  (loss).............     (821)       271        366        743        346        910        989        661        993     (5,720)
Net income (loss)....     (650)       425        528        892        408        870        931        581        724     (3,878)
                        ------     ------     ------     ------     ------     ------     ------     ------     ------    -------

------------------------

*   Includes $749,000 in reorganization costs.

**  Includes $419,000 in special charges.

                                                    FISCAL 1998                               FISCAL 1999
                                 --------------------------------------------------      ----------------------
                                    Q1            Q2            Q3            Q4            Q1            Q2
                                 --------      --------      --------      --------      --------      --------
Revenue:
Data products..................     70%           72%           77%           87%           72%           90%
Consulting.....................     30%           28%           23%           13%           28%           10%
                                   ---           ---           ---           ---           ---           ---
    Net revenue................    100%          100%          100%          100%          100%          100%
Cost of revenue................     39%           37%           35%           34%           36%           30%
                                   ---           ---           ---           ---           ---           ---
Gross profit...................     61%           63%           65%           66%           64%           70%
                                   ---           ---           ---           ---           ---           ---
Total operating costs..........     87%           56%           56%           49%           56%           48%
Operating income (loss)........    (26)%           7%            9%           17%            8%           22%
Net income (loss)..............    (20)%          11%           13%           21%           10%           21%
                                   ---           ---           ---           ---           ---           ---

                                      FISCAL 1999                 FISCAL 2000
                                 ----------------------      ----------------------
                                    Q3            Q4            Q1            Q2
                                 --------      --------      --------      --------
Revenue:
Data products..................     75%           70%           53%            67%
Consulting.....................     25%           30%           47%            33%
                                   ---           ---           ---           ----
    Net revenue................    100%          100%          100%           100%
Cost of revenue................     32%           32%           33%            30%
                                   ---           ---           ---           ----
Gross profit...................     68%           68%           67%            70%
                                   ---           ---           ---           ----
Total operating costs..........     48%           55%           52%           152%
Operating income (loss)........     20%           13%           15%           (83)%
Net income (loss)..............     19%           11%           11%           (56)%
                                   ---           ---           ---           ----

LIQUIDITY AND CAPITAL RESOURCES

    At September 30, 1999, MECON's cash, cash equivalents and securities available-for-sale decreased by $3.0 million to $7.0 million compared to $10.0 million at March 31, 1999 primarily as a result of cash used in operations, purchases of property and equipment, cash paid for acquisitions and investments and cash paid for the development of new software products. MECON used $1.3 million of cash flow from operating activities for the six months ended September 30, 1999 compared to generating $2.2 million in the comparable period in the prior year. This decrease was primarily due to the payment of non-recurring liabilities incurred in connection with the purchase of LBA, Progressive Development and Clinical Dynamics and a slower than expected process of receiving cash on MECON's receivables.

    MECON's days sales outstanding increased to 106 days at September 30, 1999 compared to 91 days at March 31, 1999. Cash collections and cash management slowed this quarter due in part to the increased economic challenges facing hospitals in general and, in particular, for some of MECON's customers. Additionally, MECON's increased focus on closing and integrating acquisitions during the second quarter of fiscal 2000 resulted in short-term management distractions. MECON has taken steps

INFORMATION ABOUT MECON
to increase momentum and management focus on cash collections by hiring additional personnel solely focused on cash collections.

    As of September 30, 1999, MECON had net working capital of $10.6 million, including cash, cash equivalents and securities available-for-sale of $7.0 million. MECON believes that with its access to financing sources, strong cash position, and lack of debt, MECON will be able to adequately fund its cash requirements for the next 12 months.

YEAR 2000

    MECON has completed the evaluation of its internal systems and has also completed implementation of systems and programming changes necessary to address Year 2000 issues on an enterprise-wide basis. During the second quarter of fiscal 2000, this remediation plan (consisting of upgrading and replacement of certain product versions) has been implemented and tested for compliance.

    MECON has evaluated the status of its products and implemented programming changes necessary to address Year 2000 issues. With modifications to existing software or conversion to new software, the Year 2000 issue has not posed significant operational problems for its computer systems; however, MECON cannot assure that there will not be increased costs associated with the implementation of such changes. MECON's inability to implement such changes could have a material adverse effect on future results of operations.

    MECON has not fully determined the extent to which it may be impacted by third parties' systems which may not be Year 2000 compliant. The Year 2000 computer issue creates risk for MECON from customers' financial information gathering systems and other third parties involved in each financial transaction. MECON cannot assure that the systems of other companies that it deals with or on which its systems rely will be timely converted, or that any such failure to convert by another company could not have a material adverse effect on MECON. If MECON determines that a material number of customers cannot collect their data because of Year 2000 issues, as a contingency plan, MECON currently intends to staff accordingly to collect the data manually.

    MECON relies on third parties for services such as telecommunications, Internet service, utilities and other key services and supplies. MECON is seeking confirmation from such service providers that their systems are Year 2000 compliant. Interruption of those services or supplies due to Year 2000 issues could adversely affect MECON's operations. MECON is also subject to external forces that might generally affect industry and commerce, such as utility or transportation company Year 2000 compliance failures. MECON has completed the process of updating and upgrading its internal information systems. Although the replacement of information systems is not in direct response to Year 2000 concerns, MECON expects that all new internal information systems implemented in 1999 are Year 2000 compliant.

    Known or unknown Year 2000 errors or defects in MECON's internal systems and products, lack of Year 2000 compliance by third party software incorporated in its products and/or interruption of services from its external service providers due to Year 2000 problems could result in failure or disruption of MECON's products and operations, delay or loss of revenue, diversion of development resources, damage to MECON's reputation, or claims or litigation, any of which could adversely affect MECON. Some commentators have predicted significant litigation regarding Year 2000 compliance issues, and MECON is aware of such lawsuits against other software vendors. Because of the unprecedented nature of such litigation, it is uncertain whether or to what extent MECON may be affected by it.

INFORMATION ABOUT MECON

    MECON currently responds to customer concerns about its products on a case-by-case basis. MECON believes that the purchasing patterns of customers and potential customers may be affected by Year 2000 issues in a variety of ways, including the decision to delay purchasing its products until the Year 2000. MECON believes that it is not possible to predict the overall impact of these decisions.

    At this stage in MECON's analysis and remediation process, it is difficult to specifically identify the cause and the magnitude of any adverse economic impact of the most reasonably likely worst case Year 2000 scenario. MECON's reasonably likely worst case scenario would include the unavailability of its major internal systems to its employees and the failure of its products to operate properly, causing customers' systems and/or operations to fail or be disrupted. Such worst case scenario also would include the failure of key vendors and/or suppliers to correct their own Year 2000 issues, which failures could cause failure or disruption of MECON's operations or products. If a worst case scenario occurs, MECON may incur expenses to repair its systems or upgrade its products, face interruptions in the work of its employees, lose service and product license revenue, not be able to deliver downloads of its products, incur service expenses and suffer damage to its reputation. Any or all of the above events could have an adverse economic impact on MECON.

    MECON has developed a comprehensive contingency plan to address situations that may result if it were unable to achieve Year 2000 readiness of its critical operations. The cost of developing and implementing such a plan may itself be material. To date, MECON has not incurred significant expenditures for its Year 2000 remediation efforts as MECON has deployed existing resources to address Year 2000 issues noted. Although MECON does not anticipate the costs to address its Year 2000 issues to be material, the costs of Year 2000 remediation work and the date on which MECON plans to complete such work is based on management's best estimates, which are derived from assumptions about future events, including the availability of certain resources, third-party remediation plans and other factors. In addition, undetected errors or the failure of such systems to be Year 2000 compliant could create significant record-keeping and operational deficiencies. Accordingly, if Year 2000 modifications, evaluations, assessments and conversions are not made, or are not completed in time, the Year 2000 problem could have an adverse impact on MECON.

NEW ACCOUNTING PRONOUNCEMENTS

    In December 1998, the AICPA issued Statement of Position 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect To Certain Transactions," which amends SOP 97-2 and is effective for fiscal years beginning after March 15, 1999. MECON believes that the adoption of SOP 98-9 will not have a material adverse effect on its results of operations or financial position.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (SFAS 133), as amended by SFAS No. 137. SFAS No. 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. MECON anticipates that the adoption of SFAS No. 133 will not have an impact on its consolidated financial statements.

INFORMATION ABOUT MECON

                               REGULATORY MATTERS

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules of the Federal Trade Commission, the merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. GE and MECON each filed notification and report forms with the FTC and the Department of Justice on December 8, 1999, and received early termination of the waiting period on December 20, 1999.

    GE and MECON are not aware of any material governmental or regulatory approvals required to be obtained in order to consummate the merger, other than compliance with the Hart-Scott-Rodino Antitrust Improvements Act, mentioned above and applicable federal and state securities and corporate laws.

                             STOCKHOLDER PROPOSALS

    We will hold an annual meeting of stockholders in the year 2000 only if the merger is not consummated. In the event of such a meeting, in order to have been considered for inclusion in our proxy materials for that meeting, stockholders' proposals must have been received at our principal executive offices no later than March 21, 2000.

REGULATORY MATTERS AND STOCKHOLDER PROPOSALS

         COMPARISON OF RIGHTS OF MECON STOCKHOLDERS AND GE STOCKHOLDERS

    THE STATEMENTS SET FORTH UNDER THIS HEADING WITH RESPECT TO THE DELAWARE GENERAL CORPORATION LAW, MECON'S CERTIFICATE OF INCORPORATION, MECON'S BYLAWS, NEW YORK CORPORATE LAW, GE'S CERTIFICATE OF INCORPORATION, AND GE'S BYLAWS, AS AMENDED, ARE BRIEF SUMMARIES AND DO NOT PURPORT TO BE COMPLETE. THE STATEMENTS IN THIS SECTION ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO AND ARE SUBJECT TO THE DETAILED PROVISIONS OF THE NEW YORK BUSINESS CORPORATION LAW, DELAWARE GENERAL CORPORATION LAW, THE MECON CERTIFICATE OF INCORPORATION, THE MECON BYLAWS, THE GE CERTIFICATE OF INCORPORATION AND THE GE BYLAWS.

    After the merger, stockholders of MECON will become stockholders of GE. Since GE is a New York corporation, the rights of the stockholders of GE are governed by the applicable laws of the State of New York, including the New York Business Corporation Law, and by the GE charter and the GE bylaws. Since MECON is a Delaware corporation, the rights of the stockholders of MECON are governed by the applicable laws of the State of Delaware, including the Delaware General Corporation Law, and by the MECON charter and the MECON bylaws.

    While there are similarities between the New York corporate law and the Delaware corporate law as well as between the charters and bylaws of GE and MECON, a number of differences exist. The following is a summary of some of these differences between the current rights of GE stockholders and MECON stockholders under the New York corporate law and the Delaware corporate law, and under the charters and bylaws of GE and MECON.

AUTHORIZED CAPITAL STOCK

    GE. The authorized capital stock of GE currently consists of 4,450,000,000 shares of capital stock, consisting of (i) 4,400,000,000 shares of GE common stock, par value $0.16 per share, and (ii) 50,000,000 shares of preferred stock, par value $1.00 per share.

    MECON. The authorized capital stock of MECON currently consists of 55,000,000 shares of capital stock, consisting of (i) 50,000,000 shares of common stock, par value $0.001 per share and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share.

STOCKHOLDER VOTING RIGHTS

    Under the New York corporate law, with respect to matters other than the election of directors, unless a greater number of affirmative votes is required by statute, the articles of incorporation or bylaws, if a quorum exists, action on any matter generally is approved by the stockholders if the votes cast favoring the action exceed the votes cast opposing the action. Under Delaware corporate law, by contrast, unless a greater vote is required by the corporate code, the certificate of incorporation or the bylaws, the stockholder vote to approve a matter generally is the affirmative vote of the majority of shares present in person or by proxy and entitled to vote. Under both Delaware and New York corporate laws, unless otherwise provided in the certificate or articles of incorporation, directors are elected by a plurality of the votes cast by the shares entitled to vote.

    Neither GE common stock nor MECON common stock is divided into classes and each entitles holders to one vote for each share on each matter upon which stockholders have the right to vote.

    The New York corporate law requires that, for corporations in existence on February 22, 1998 whose certificates of incorporation do not expressly provide otherwise, the affirmative vote of two-thirds of a corporation's outstanding shares entitled to vote is required in order to authorize a merger, consolidation, dissolution or disposition of all or substantially all of the corporation's assets. The GE charter does not expressly provide otherwise.

    The Delaware corporate law, however, requires the affirmative vote of a majority of the outstanding shares entitled to vote to authorize a merger, consolidation, dissolution or a sale, lease or

COMPARISON OF RIGHTS OF MECON STOCKHOLDERS AND GE STOCKHOLDERS exchange of all or substantially all of the corporation's assets, except that, unless required by the certificate of incorporation, no authorizing stockholder vote is required of a corporation surviving a merger if

    - the corporation's certificate of incorporation is not amended by the merger,

    - each share of stock of the corporation will be an identical share of the surviving corporation after the merger, and

    - either no shares of common stock are to be issued or delivered in the merger or the number of shares of the surviving corporation to be issued or delivered under the merger, plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan, does not exceed 20% of such corporation's outstanding common stock immediately prior to the effective date of the merger.

The Delaware corporate law also permits certain holding company mergers to be effected without stockholder approval unless the corporation's certificate of merger specifically requires such approval.

    The New York corporate law requires that any amendment to the certificate of incorporation specifying a higher vote requirement than that required by law for the transaction of specified items of business must be authorized by a two-thirds vote of all outstanding shares entitled to vote thereon and present at a meeting.

    The GE charter may be amended if the amendment is approved by a majority vote of the board of directors of GE and the affirmative vote of at least a majority of outstanding shares of GE common stock. The GE charter confers upon the GE board the power to amend or repeal the GE bylaws, except that the GE board does not have the authority to amend or repeal any bylaw which is adopted by the GE stockholders after April 20, 1948, unless such authority is granted to the GE board by the specific provisions of a bylaw adopted by the GE stockholders. The GE bylaws also may be altered, amended or repealed, at any time, in the manner provided in the GE charter.

    The MECON charter may be amended in any manner permitted under Delaware law. Under the Delaware corporate law and the MECON charter, the MECON bylaws may be altered, amended or repealed or new bylaws may be adopted by the MECON board or by the affirmative vote of a majority of the outstanding shares at any annual or special meeting of the stockholders, if notice of such alteration, amendment, repeal or adoption is contained in the notice of such meeting or waiver of notice. Bylaws adopted by the MECON board may be amended or repealed by the stockholders of MECON.

SPECIAL MEETINGS OF STOCKHOLDERS; CONSENT TO ACTIONS OF STOCKHOLDERS IN LIEU OF
  MEETING

    SPECIAL MEETINGS. Under both the New York corporate law and the Delaware corporate law, a special meeting of stockholders may be called by the board of directors or by any person authorized to do so in the certificate or articles of incorporation or bylaws.

    The GE bylaws provide that special meetings of stockholders may be called by the GE board, or by the written request of stockholders holding 40% of the then issued stock of GE.

    The MECON bylaws provide that special meetings of the stockholders of MECON may be called at any time by a majority of the board, the chairman of the board, the president, at the written request of holders of not less than 10% of all outstanding shares of MECON, and that stockholders are entitled to not less than 10 and no more than 60 days notice of any special meeting.

    CONSENT OF STOCKHOLDERS IN LIEU OF MEETING. The New York corporate law requires the unanimous consent in writing of the holders of all outstanding shares entitled to vote thereon for any action requiring a vote of stockholders, if such action is taken without a meeting, unless otherwise provided in

COMPARISON OF RIGHTS OF MECON STOCKHOLDERS AND GE STOCKHOLDERS the corporation's charter or bylaws. Neither the GE charter nor the GE bylaws contains any provision with respect to actions by stockholders by written consent.

    Under the Delaware corporate law, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken by stockholders at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock of not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voting.

    The MECON bylaws provide that the MECON stockholders may act by consent, in writing, setting forth the action to be taken and signed by holders of outstanding stock sufficient to approve such an action at a meeting of the stockholders.

BUSINESS COMBINATIONS

    The New York corporate law generally prohibits a resident domestic corporation (as that term is defined in the New York Business Corporation Law) from engaging in a business combination with an "interested stockholder" (the beneficial owner of 20% or more of the corporation's stock) for a period of five years from the time the stockholder acquired the stock in such resident domestic corporation, unless certain conditions are met.

    The resident domestic corporation may engage in a business combination with the interested stockholder within the five-year period if the interested stockholder's stock purchase was approved by the corporation's board of directors prior to the purchase. The business combination is also permitted if any of the following criteria are met:

    - the business combination was approved by the board of directors prior to the interested stockholder's stock acquisition date;

    - the combination was approved by the majority of disinterested stockholders at a meeting called no earlier than five years after the interested stockholder's stock acquisition date; or

    - the price paid to all the stockholders meets statutory criteria establishing a formula price. The formula price is the higher of the price paid by the interested stockholder or the market value of the stock, computed as the higher of the value when acquired or when the announcement of the business combination was made.

    The Delaware corporate law states that a corporation may not engage in any business combination with any interested stockholder for a period of three years following the time such stockholder became an interested stockholder. Generally, under the Delaware corporate law, an "interested stockholder" means any person who is the owner of 15% or more of the outstanding voting stock of the corporation. Business combinations are permitted within the three-year period if, prior to the time such stockholder became an interested stockholder, the board of directors approved either the business combination within the three-year period or the transaction which resulted in the stockholder becoming an interested stockholder. The Delaware corporate law also allows business combinations if:

    - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced (excluding shares owned by directors, officers and certain employee stock plans); or

    - at or subsequent to the time at which such person became an interested stockholder, the business combination is approved by the board of directors and authorized at a stockholders' meeting by two-thirds of the disinterested stockholders holding outstanding voting stock.

COMPARISON OF RIGHTS OF MECON STOCKHOLDERS AND GE STOCKHOLDERS

BUSINESS CONDUCTED AT STOCKHOLDERS' MEETINGS

    Under both the New York corporate law and the Delaware corporate law, the business permitted to be conducted at any special meeting of stockholders is limited to the matters stated in the notice of meeting of stockholders.

DIVIDENDS

    Under both the New York corporate law and the Delaware corporate law, a corporation may pay dividends out of surplus. In Delaware, if there is no surplus, a corporation may also pay out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

DISSENTERS' APPRAISAL RIGHTS

    The New York corporate law provides that, upon strict compliance with the applicable statutory requirements and procedures, a dissenting stockholder has the right to receive payment of the fair value of such stockholder's shares if such stockholder objects to:

    - mergers;

    - consolidations;

    - dispositions of assets requiring stockholder approval;

    - specified share exchanges; or

    - amendments to the certificate of incorporation which adversely affect the rights of such stockholder.

    Under the Delaware corporate law, stockholders who follow prescribed statutory procedures are entitled, in the event of certain mergers or consolidations, to surrender their shares to the corporation in exchange for the judicially determined "fair value" of such shares which excludes any appreciation or depreciation as a consequence, or in expectation, of the transaction. These dissenting stockholders are entitled to such appraisal rights unless the shares of stock (or depositary receipts in respect thereof) held by the stockholder are either:

    - listed on a national securities exchange or designated as a national market system security of an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

    - held of record by more than 2,000 holders.

    Except for certain parent-subsidiary "short form" mergers under the Delaware corporate law, no appraisal rights are available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in the Delaware corporate law. Notwithstanding the foregoing, appraisal rights are available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation to accept for such stock anything except:

    - shares of stock of the corporation surviving or resulting from such merger or consolidation, or depositary receipts for them;

    - shares of stock of any other corporation or depositary receipts for them, which at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

    - cash in lieu of fractional shares or fractional depositary receipts described above; or

COMPARISON OF RIGHTS OF MECON STOCKHOLDERS AND GE STOCKHOLDERS

    - any combination of the shares of stock, depositary receipts and cash in lieu of fractional shares, or fractional depositary receipts described above.

WARRANTS OR OPTIONS

    The New York corporate law requires the approval of the holders of a majority of the votes cast for the issuance of any rights or options to directors, officers or other employees or for a plan to issue such rights or options.

    The Delaware corporate law provides that rights or options to purchase shares of any class of stock may be authorized by a corporation's board of directors or as set forth in its certificate of incorporation.

NUMBER AND TERM OF DIRECTORS

    Under the New York corporate law, the number of directors may be fixed by the bylaws or by action of the stockholders or of the board of directors under the specific provisions of a bylaw adopted by the stockholders. The number of directors may be increased or decreased by amendment of the bylaws or by action of the stockholders or of the board of directors under the specific provisions of a bylaw adopted by the stockholders; provided that, if the board of directors is authorized by the bylaws to change the number of directors, whether by amending the bylaws or by taking action under the specific provisions of a bylaw adopted by the stockholders, such amendment or action will require the vote of a majority of the entire board of directors.

    The Delaware corporate law permits the board of directors to change the authorized number, or the range, of directors by amendment to the bylaws, unless the directors are not authorized in the certificate of incorporation to amend the bylaws or the number of directors is fixed in the certificate of incorporation, in which case a change in the number of directors may be made only upon an amendment of the certificate.

    The GE charter provides that the GE board may not consist of less than 10 directors, the exact number to be determined pursuant to the procedures set forth in the GE bylaws. The GE bylaws provide that the exact number of directors will be determined by a vote of the majority of the entire GE board, except that the number of directors for any year will be fixed by the stockholders of GE at any annual statutory meeting of the stockholders by a majority vote of the outstanding shares entitled to vote thereon. Directors of GE hold office until the next statutory meeting of the stockholders and until their successors are duly elected and have qualified. The number of directors of GE is currently fixed at 15.

    The MECON charter provides that the number of directors shall be fixed by a bylaw or an amendment thereof adopted by the MECON board. The MECON bylaws provide that, unless the bylaws or charter are amended by the directors or stockholders, there shall be five directors. Directors of MECON hold office until the next meeting of the stockholders and until their successors are duly elected and have qualified.

ELECTION OF DIRECTORS

    Under the New York corporate law, except as otherwise provided in the certificate of incorporation, directors are elected by a plurality of the votes cast at a meeting of stockholders by the holders of shares entitled to vote in the election.

    Under the Delaware corporate law, except as otherwise provided in the certificate of incorporation or bylaws, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at a meeting of stockholders and entitled to vote on the election of directors.

COMPARISON OF RIGHTS OF MECON STOCKHOLDERS AND GE STOCKHOLDERS

    The GE bylaws provide that directors of GE shall be elected each year at the annual statutory meeting of the stockholders of GE, and that any vacancy occurring in the GE board may be filled for the unexpired term by the GE board. Neither the GE charter nor the GE bylaws allows cumulative voting for the election of directors.

    The MECON charter provides that the number of directors shall be fixed by a bylaw or an amendment thereof adopted by the MECON board, and the MECON bylaws provide that directors of MECON hold office until his or her successor has been elected and qualified. Any vacancy may be filled by the MECON board by the affirmative vote of the majority of the directors then in office, even if less than a quorum. Neither the MECON charter nor the MECON bylaws provides for cumulative voting in the election of directors.

CLASSIFICATION OF THE BOARD OF DIRECTORS

    The New York corporate law provides that a corporation's certificate of incorporation or bylaws may provide that the directors be divided into either two, three or four classes; as long as all classes will be as nearly equal in number as possible, and no class may include less than three directors. The Delaware corporate law provides that a corporation's board of directors may be divided into up to three classes with staggered terms of office with no requirement as to the minimum number of directors in each class. Neither the GE charter nor the MECON charter contains a classified board provision.

REMOVAL OF DIRECTORS

    The New York corporate law provides that any or all of the directors of a corporation may be removed for cause and, if the certificate of incorporation or bylaws of the corporation provide, without cause by vote of the stockholders.

    Under the Delaware corporate law, a director of a corporation may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at a meeting for the election of directors. If a corporation has a classified board, the Delaware corporate law provides that directors may be removed only for cause, unless the certificate of incorporation otherwise provides.

    Neither the GE charter nor the GE bylaws provides for removal of GE directors. Consequently, GE directors may be removed only for cause by vote of the stockholders of GE.

    The MECON bylaws provide that directors of MECON may be removed with or without cause upon the vote of a majority of the outstanding shares entitled to vote at an election of directors.

INDEMNIFICATION

    Both the Delaware corporate law and the New York corporate law allow a corporation to indemnify a director or officer for certain expenses, liabilities and other amounts incurred by such person in connection with legal proceedings. Both statutes require that, prior to making any such indemnification, either a quorum of disinterested directors (or, also in the case of the Delaware corporate law, a committee thereof), an independent legal counsel or the company's stockholders must determine that such person has met the applicable statutory standard of conduct. Both the Delaware corporate law and the New York corporate law limit the corporation's ability to provide indemnification in connection with legal proceedings brought by or in the right of the corporation. Both statutes allow for the advance payment of expenses prior to the final disposition of an action upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the company.

    The New York corporate law and the Delaware corporate law differ with respect to the indemnification and advance payment of attorneys' expenses. The Delaware corporate law refers

COMPARISON OF RIGHTS OF MECON STOCKHOLDERS AND GE STOCKHOLDERS expressly to administrative and investigative proceedings while the New York corporate law does not, and the Delaware corporate law expressly provides for indemnification of expenses "including attorneys' fees," while the New York corporate law refers to indemnification of attorneys' fees only in the context of indemnification by court action.

    The GE charter provides that a person who is or was a director of GE will have no personal liability to GE or its stockholders for damages for any breach of duty in such capacity except that the foregoing shall not eliminate or limit liability where such liability is imposed under the New York corporate law. The GE bylaws provide that GE shall, to the fullest extent permitted by applicable law, indemnify any person who is or was or has agreed to become a director of GE against damages; provided that no indemnification may be provided to any person if a judgment or other final adjudication adverse to the director establishes that

    - his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or

    - he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

    The MECON charter provides that, to the fullest extent permitted by the Delaware corporate law, no director of MECON shall be personally liable to MECON or its stockholders for monetary damages owed for a breach of a fiduciary duty as a director. The MECON charter also provides that MECON may indemnify, to the fullest extent permitted by Delaware law, any person made a party to an action or other proceeding due to the fact that that person was a director, officer, or employee of MECON.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling GE pursuant to the foregoing provisions, GE has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

TRANSACTIONS WITH INTERESTED DIRECTORS

    Generally, under the New York corporate law and Delaware corporate law, a contract or transaction between a corporation and one or more of its directors, or between a corporation and any other entity in which one or more of its directors are directors or officers, or have a financial interest, is not void or voidable solely because of such relationship or interest, if any of the following is true:

    - the material facts of the contract or transaction and the director's interest are disclosed or known to the board of directors or a committee of the board of directors and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors (even though less than a quorum), or, under the New York corporate law, if the votes of the disinterested directors are insufficient to constitute an act of the board, by unanimous vote of the disinterested directors;

    - the material facts of the transaction and the director's interest are disclosed or known to stockholders entitled to vote thereon, and such contract or transaction is approved in good faith by a vote of such stockholders; or

    - the contract or transaction is fair to the corporation as of the time it was approved by the board, a committee or the stockholders.

COMPARISON OF RIGHTS OF MECON STOCKHOLDERS AND GE STOCKHOLDERS

                       DESCRIPTION OF GE'S CAPITAL STOCK

    SET FORTH BELOW IS A DESCRIPTION OF THE GE COMMON STOCK. THE FOLLOWING STATEMENTS ARE BRIEF SUMMARIES OF, AND ARE SUBJECT TO THE DETAILED PROVISIONS OF, THE GE CHARTER, THE GE BYLAWS AND THE RELEVANT PROVISIONS OF THE NEW YORK CORPORATE LAW.

    GE currently is authorized to issue up to 4,400,000,000 shares of common stock, par value $.16 per share. GE is also authorized to issue up to 50,000,000 shares of preferred stock, par value $1.00 per share, in series. GE has not issued any of this preferred stock. If preferred stock is issued, GE's board of directors may fix the designation, relative rights, preferences and limitations of the shares of each series.

    Dividends may be paid on the GE common stock out of funds legally available for dividends, when and if declared by GE's board of directors.

    Holders of the GE common stock are entitled to share ratably in any dividends and in any assets available for distribution on liquidation, dissolution or winding up, subject, if preferred stock of GE is then outstanding, to any preferential rights of such preferred stock. Each share of GE common stock entitles the holder thereof to one vote at all meetings of share owners, and the votes are noncumulative. The GE common stock is not redeemable, has no subscription or conversion rights and does not entitle the holder thereof to any preemptive rights.

                                 LEGAL MATTERS

    Robert E. Healing, Corporate Counsel of GE, will pass upon the validity of the GE common stock to be issued in connection with the merger. Gibson, Dunn & Crutcher LLP, counsel to GE, and Latham & Watkins, counsel to MECON, will deliver opinions concerning the federal income tax consequences of the merger.

                                    EXPERTS

    KPMG LLP, independent certified public accountants, audited MECON's consolidated financial statements as of March 31, 1999 and 1998, and for each of the three years in the three-year period ended March 31, 1999. This proxy statement/prospectus includes these financial statements and the auditor's report, relying on KPMG LLP's authority as experts in accounting and auditing.

    KPMG LLP, independent certified public accountants, audited GE's consolidated financial statements as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998. GE's Annual Report on Form 10-K includes these financial statements and the auditor's report. This proxy statement/prospectus incorporates the financial statements and report by reference, relying on KPMG LLP's authority as experts in accounting and auditing.

DESCRIPTION OF GE'S CAPITAL STOCK, LEGAL MATTERS AND EXPERTS

                      WHERE YOU CAN FIND MORE INFORMATION

    MECON and GE file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by GE or MECON at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. GE's and MECON's SEC filings are also available to the public from commercial document retrieval services. The website maintained by the SEC is "HTTP://WWW.SEC.GOV". You may also access the SEC filings of GE and MECON through the websites maintained by GE and MECON, which are "HTTP://WWW.GE.COM" and "HTTP://WWW.MECON.COM".

    GE has filed with the SEC a registration statement on Form S-4 to register the GE common stock to be issued pursuant to the merger agreement. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of GE in addition to being a proxy statement of MECON for the special meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement and the exhibits to the registration statement.

    The SEC allows GE to "incorporate by reference" information into this proxy statement/ prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that GE has previously filed with the SEC. These documents contain important information about GE and its finances.

GE COMMISSION FILINGS (FILE NO. 1-00035)                          PERIOD
----------------------------------------       ---------------------------------------------
Annual Report on Form 10-K                     Year ended December 31, 1998
Quarterly Reports on Form 10-Q                 Quarters ended March 31, 1999, June 30, 1999
                                               and September 30, 1999

    GE also hereby incorporates by reference all additional documents that GE files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting.

    The SEC allows MECON to "incorporate by reference" certain information into this proxy statement/prospectus related to the beneficial ownership of management, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/ prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the document set forth below that MECON has previously filed with the SEC. This document contains important information about MECON.

MECON COMMISSION FILINGS (FILE NO. 000-27048)                     PERIOD
---------------------------------------------  ---------------------------------------------
Definitive Proxy Statement on Schedule 14A     1999 Annual Meeting of Stockholders

    If you are a stockholder of MECON or GE, MECON or GE may have sent you some of the documents incorporated by reference, but you can obtain any of them through MECON, GE or the SEC. Documents incorporated by reference are available from MECON or GE without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this proxy statement/prospectus. Stockholders may obtain documents incorporated by reference in this proxy

WHERE YOU CAN FIND MORE INFORMATION
statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

General Electric Company                       MECON, Inc.
Attention: Secretary                           Attention: Corporate Secretary
3135 Easton Turnpike                           200 Porter Drive
Fairfield, Connecticut 06431-0001              San Ramon, California 94583
(203) 373-2816                                 (925) 838-1700

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM GE, PLEASE DO SO BY FEBRUARY 3, 2000 TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

    The board of directors of MECON does not intend to bring any other matters, and does not know of any other matters to be brought, before the special meeting.

    THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF MECON OR GE SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

    YOU SHOULD RELY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS. NEITHER GE NOR MECON HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. ALL INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO MECON AND ITS SUBSIDIARIES HAS BEEN PROVIDED BY MECON, AND ALL INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO GE AND ITS SUBSIDIARIES HAS BEEN PROVIDED BY GE. NEITHER GE NOR MECON WARRANTS THE ACCURACY OF INFORMATION RELATING TO THE OTHER PARTY. THIS PROXY STATEMENT/PROSPECTUS IS DATED JANUARY 4, 2000. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS NOR THE ISSUANCE OF GE COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

WHERE YOU CAN FIND MORE INFORMATION

                              INDEX TO MECON, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Independent Auditors' Report................................     F-2

Consolidated Balance Sheets as of March 31, 1999 and 1998...     F-3

Consolidated Statements of Operations for the three years
  ended March 31, 1999......................................     F-4

Consolidated Statements of Stockholders' Equity for the
  three years ended March 31, 1999..........................     F-5

Consolidated Statements of Cash Flows for the three years
  ended March 31, 1999......................................     F-6

Notes to Consolidated Financial Statements..................     F-7

Consolidated Condensed Balance Sheets as of September 30,
  1999 (unaudited) and March 31, 1999.......................    F-26

Consolidated Condensed Statement of Operations (unaudited)
  for the three months ended September 30, 1999 and 1998 and
  the six months ended September 30, 1999 and 1998..........    F-27

Consolidated Condensed Statements of Cash Flows (unaudited)
  for the six months ended September 30, 1999 and 1998......    F-28

Notes to Consolidated Condensed Financial Statements
  (unaudited)...............................................    F-29

MECON CONSOLIDATED FINANCIAL STATEMENTS

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
MECON, Inc.

    We have audited the accompanying consolidated balance sheets of MECON, Inc. and subsidiaries as of March 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MECON, Inc. and subsidiaries as of March 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1999, in conformity with generally accepted accounting principles.

                                          KPMG LLP

San Francisco, California
December 14, 1999

MECON CONSOLIDATED FINANCIAL STATEMENTS

                                  MECON, INC.

                          CONSOLIDATED BALANCE SHEETS

                            MARCH 31, 1999 AND 1998
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                1999       1998
                                                              --------   --------
                                     ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 7,182    $12,812
  Securities available-for-sale, at market..................    2,789      3,844
  Accounts receivable, net of allowances of $1,703 and $308,
    respectively............................................    5,517      2,882
  Unbilled accounts receivable..............................      745        522
  Prepaid expenses and other current assets.................      327        385
  Employee receivables......................................      106         73
                                                              -------    -------
    Total current assets....................................   16,666     20,518
Property and equipment, net.................................    2,106      1,527
Software development costs, net.............................    2,414      1,776
Goodwill, net...............................................    8,577         --
Other assets................................................        9          9
                                                              -------    -------
                                                              $29,772    $23,830
                                                              =======    =======

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   573    $   317
  Accrued salaries and benefits.............................      899        848
  Deferred revenue..........................................    2,281      1,969
  Other accrued liabilities.................................    2,063        906
                                                              -------    -------
    Total current liabilities...............................    5,816      4,040
Long-term obligations, less current portion.................       --         20
                                                              -------    -------
    Total liabilities.......................................    5,816      4,060
                                                              -------    -------
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.001 par value; 5,000,000 authorized;
    none issued and outstanding.............................       --         --
  Common stock, $.001 par value; 50,000,000 shares
    authorized; 7,111,319 and 6,975,068 issued and
    outstanding in 1999 and 1998, respectively..............        7          7
  Additional paid-in capital................................   27,051     25,655
  Accumulated deficit.......................................   (3,102)    (5,892)
                                                              -------    -------
    Total stockholders' equity..............................   23,956     19,770
                                                              -------    -------
                                                              $29,772    $23,830
                                                              =======    =======

          See accompanying notes to consolidated financial statements.

MECON CONSOLIDATED FINANCIAL STATEMENTS

                                  MECON, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                   YEARS ENDED MARCH 31, 1999, 1998 AND 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                1999       1998       1997
                                                              --------   --------   --------
Revenue:
  Data products.............................................  $14,107    $11,930    $ 9,934
  Consulting................................................    4,386      3,523      3,661
                                                              -------    -------    -------
    Net revenue.............................................   18,493     15,453     13,595
Cost of revenue.............................................    5,964      5,571      5,959
                                                              -------    -------    -------
    Gross profit............................................   12,529      9,882      7,636
                                                              -------    -------    -------
Operating costs:
  Research and development..................................    3,127      2,602      2,336
  Sales and marketing.......................................    3,049      2,667      3,651
  General and administrative................................    3,028      3,305      3,172
  Reorganization and other special charges..................      419        749      1,706
                                                              -------    -------    -------
    Total operating costs...................................    9,623      9,323     10,865
                                                              -------    -------    -------
Operating income (loss).....................................    2,906        559     (3,229)
Interest and other income, net..............................      908        738        808
Income (loss) before provision for taxes....................    3,814      1,297     (2,421)
Provision for income taxes..................................    1,024        102         40
                                                              -------    -------    -------
    Net income (loss).......................................  $ 2,790    $ 1,195    $(2,461)
                                                              =======    =======    =======
Basic earnings (loss) per share.............................  $  0.40    $  0.17    $ (0.37)
                                                              =======    =======    =======
Weighted average common stock outstanding...................    7,029      6,860      6,710
                                                              =======    =======    =======
Diluted earnings (loss) per share...........................  $  0.37    $  0.17    $ (0.37)
                                                              =======    =======    =======
Weighted average common and dilutive potential common stock
  outstanding...............................................    7,523      7,195      6,710
                                                              =======    =======    =======

          See accompanying notes to consolidated financial statements.

MECON CONSOLIDATED FINANCIAL STATEMENTS

                                  MECON, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                         MARCH 31, 1999, 1998 AND 1997
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                               COMMON STOCK       ADDITIONAL                     TOTAL
                                           --------------------    PAID-IN     ACCUMULATED   STOCKHOLDERS'
                                            SHARES      AMOUNT     CAPITAL       DEFICIT        EQUITY
                                           ---------   --------   ----------   -----------   -------------
Balances as of March 31, 1996............  6,650,947      $7        $24,520      $(4,626)       $19,901
Exercise of common stock options.........    102,968      --            398           --            398
Employee stock purchase plan purchases...     20,382      --            144           --            144
Other....................................         --      --            (20)          --            (20)
Net loss.................................         --      --             --       (2,461)        (2,461)
                                           ---------      --        -------      -------        -------
Balances as of March 31, 1997............  6,774,297       7         25,042       (7,087)        17,962
Exercise of common stock options.........    162,487      --            462           --            462
Employee stock purchase plan purchases...     38,284      --            103           --            103
Contribution of services by executive
  officer of "pooled" company............         --      --             48           --             48
Net income...............................         --      --             --        1,195          1,195
                                           ---------      --        -------      -------        -------
Balances as of March 31, 1998............  6,975,068       7         25,655       (5,892)        19,770
Exercise of common stock options.........    110,442      --            354           --            354
Employee stock purchase plan purchases...     25,809      --            161           --            161
Tax benefit of employee stock
  transactions...........................         --      --            814           --            814
Contribution of services by executive
  officer of "pooled" company............         --      --             67           --             67
Net income...............................         --      --             --        2,790          2,790
                                           ---------      --        -------      -------        -------
Balances as of March 31, 1999............  7,111,319      $7        $27,051      $(3,102)       $23,956
                                           =========      ==        =======      =======        =======

          See accompanying notes to consolidated financial statements.

MECON CONSOLIDATED FINANCIAL STATEMENTS

                                  MECON, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                   YEARS ENDED MARCH 31, 1999, 1998 AND 1997
                                 (IN THOUSANDS)

                                                                1999       1998       1997
                                                              --------   --------   --------
Cash flows from operating activities:
  Net income (loss).........................................   $2,790    $ 1,195    $(2,461)
  Adjustments to reconcile income (loss) to net cash
    provided by (used in) operating activities:
      Depreciation and amortization.........................    1,548      1,202        622
      Loss on write off of fixed assets.....................       --         --        328
      Bad debt and sales discount provisions................       91        370        472
      Noncash compensation..................................       67         48         --
      Tax benefit of employee stock transactions............      814         --         --
  Changes in operating assets and liabilities:
        Accounts receivable.................................   (1,711)      (710)      (245)
        Unbilled accounts receivable........................     (223)       364       (360)
        Prepaid expenses and other current and noncurrent
          assets and employee receivables...................       53        (40)       (54)
        Accounts payable....................................      256       (284)       421
        Deferred revenue....................................     (715)       911       (275)
        Accrued and other liabilities.......................     (112)       764     (1,217)
                                                               ------    -------    -------
          Net cash provided by (used in) operating
            activities......................................    2,858      3,820     (2,769)
                                                               ------    -------    -------
Cash flows from investing activities:
  Purchases of securities available-for-sale................   (2,920)    (6,826)    (8,117)
  Proceeds from sales or maturities of securities
    available-for-sale......................................    3,975      7,449      8,425
  Acquisitions of property and equipment....................   (1,106)      (503)    (1,301)
  Cash paid for acquisition.................................   (7,500)        --         --
  Computer software development costs.......................   (1,452)      (904)      (814)
                                                               ------    -------    -------
          Net cash used in investing activities.............   (9,003)      (784)    (1,807)
                                                               ------    -------    -------
Cash flows from financing activities:
  Repayment of bank borrowings..............................       --         --     (1,940)
  Proceeds from exercise of stock options and employee stock
    purchases...............................................      515        565        542
  Other.....................................................       --         --        (20)
                                                               ------    -------    -------
          Net cash provided by (used in) financing
            activities......................................      515        565     (1,418)
                                                               ------    -------    -------
Net (decrease) increase in cash and cash equivalents........   (5,630)     3,601     (5,994)
Cash and cash equivalents at beginning of year..............   12,812      9,211     15,205
                                                               ------    -------    -------
Cash and cash equivalents at end of year....................   $7,182    $12,812    $ 9,211
                                                               ------    -------    -------
Supplemental information:
  Cash paid for taxes.......................................   $   63    $    40    $    --
                                                               ------    -------    -------
Supplemental disclosure of noncash investing and financing
  activities:
  Acquisition (see note 3):
      Fair value of assets acquired.........................   $9,827    $    --    $    --
      Less:
        Cash paid...........................................   (7,500)        --         --
        Deferred revenue....................................   (1,027)        --         --
                                                               ------    -------    -------
  Liabilities assumed and acquisition costs accrued.........   $1,300    $    --    $    --
                                                               ======    =======    =======

          See accompanying notes to consolidated financial statements.

MECON CONSOLIDATED FINANCIAL STATEMENTS

                                  MECON, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         MARCH 31, 1999, 1998 AND 1997

(1) BUSINESS OF THE COMPANY

    MECON, Inc. is a leading provider of benchmarking solutions to the healthcare industry. The benchmarking solutions offered by MECON consist of data/information products, decision support software and value-added services. The principal focus of MECON's products and services is to reduce costs and improve efficiency and effectiveness of healthcare delivery systems. MECON's main product line is based upon a proprietary operations benchmarking database containing cost and key performance information from hospitals nationwide. In addition to statistical data, the database incorporates qualitative data derived from operational profiles provided by hospitals that utilize MECON's database-related products. MECON's customers use the information provided by the operations benchmarking database to quantify, develop and implement strategies to reduce costs and to periodically measure actual performance to maintain the cost reductions achieved. The acquisition in March, 1999 of the Implementation Consulting Group of HCIA Inc. (HCIA), formerly known as LBA Healthcare, a leading provider of benchmarking-based consulting services for clinical service lines, enables MECON to offer a benchmarking-based healthcare cost management solution that encompasses both clinical and operational requirements. The acquisition of Clinical Dynamics, Inc. (CDI) in September 1999 has enabled MECON to provide software reporting tools that analyze clinical process and outcomes metrics of care for clinicians and administrators. The consolidated financial statements have been restated to include the financial position and results of operations of CDI for all periods presented.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

CASH EQUIVALENTS

    All highly liquid investments with a maturity of three months or less at the date of purchase are considered to be cash equivalents. Cash equivalents consist principally of money market instruments which include: corporate notes, corporate bonds, certificates of deposits, commercial paper and government agency securities.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets which are generally three to five years.

SOFTWARE DEVELOPMENT COSTS

    MECON capitalizes internally generated software development costs for external use in accordance with Statement of Financial Accounting Standards
(SFAS) No. 86, ACCOUNTING FOR COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED. Capitalization of software development costs begins upon the establishment of technological feasibility for the product. MECON amortizes such capitalized amounts upon commencement of product introduction at the greater of the straight-line basis using estimated economic lives of two to three years or the ratio of actual revenues achieved to total

MECON CONSOLIDATED FINANCIAL STATEMENTS

                                  MECON, INC.

                         MARCH 31, 1999, 1998 AND 1997

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

anticipated revenues over the lives of the products. The realizability of unamortized capitalized costs is periodically reviewed relative to the estimated future revenues of the related products. Under SFAS No. 86, MECON capitalized $1,309,000, $740,000 and $754,000 of software development costs for the years ended March 31, 1999, 1998 and 1997, respectively.

    MECON capitalizes software development costs for internal use in accordance with Statement of Position (SOP) 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. Capitalization of software development costs begins in the application development stage of the product. MECON amortizes such capitalized amounts using the straight-line basis over estimated economic lives of up to three years. Under SOP 98-1, MECON capitalized $143,000 and $92,000 of software development costs related to internal databases supporting company products for the years ended March 31, 1999 and 1998, respectively, and no such costs for prior periods.

RESEARCH AND DEVELOPMENT

    Research and development expenditures are charged to expense in the period incurred.

ADVERTISING COSTS

    All costs associated with advertising and promoting products are expensed in the period incurred. Costs to date have been insignificant.

REVENUE RECOGNITION

    Beginning April 1, 1998, MECON has accounted for the sale of software and related revenues in accordance with SOP 97-2, SOFTWARE REVENUE RECOGNITION. SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements.

    Revenue generated from the initial year of a MECON-PEERx-TM- subscription and related MECON-PEERview-TM- license and services contract is recognized ratably from the date of contract signing over the estimated time to complete acquisition of data into the database, which is generally four to five months in duration. Revenue generated from a subsequent year subscription contract is recognized ratably over the estimated time to complete the acquisition of the data into the database, which generally takes four to five months beginning in the second or third year of the contract. Revenue generated from the initial year of a PEER Overview Assessment contract is recognized ratably from the date of contract signing over the estimated time to the complete acquisition of data into the database, the overview assessment, and the executive briefing, which is generally five to six months in duration. Costs to deliver the MECON-PEERx-TM-products are estimated to be incurred evenly throughout the period beginning with the signing of a contract and ending with the delivery of a report. Revenue earned and unbilled is recorded as unbilled accounts receivable and amounts billed and unearned are recorded as deferred revenue.

    Revenue from MECON-OPTIMIS-TM- and MECON-Action*Point-Registered Trademark-license and implementation services are recorded as deferred revenue and recognized upon completion of implementation. MECON offers post-contract customer support to its MECON-OPTIMIS-TM- and MECON-Action*Point-Registered Trademark- customers. Revenue from maintenance services, including amounts bundled with the initial

MECON CONSOLIDATED FINANCIAL STATEMENTS

                                  MECON, INC.

                         MARCH 31, 1999, 1998 AND 1997

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

license fee, is recorded as deferred revenue and recognized ratably over the period the post-contract customer support services are provided.

    MECON-Advisory-TM- revenue is recognized as the services are performed or as the customer's specific project is completed.

    Revenue from fees paid for access to our DYNAMO-TM- Web-based clinical performance tool are earned and are recognized ratably over the access period.

    MECON's adoption of SOP 97-2 did not have a material effect on revenue recognition or the results of operations. Prior to adoption of SOP 97-2, MECON accounted for software and related revenues in accordance with SOP 91-1, SOFTWARE REVENUE RECOGNITION.

    In December 1998, the AICPA issued SOP 98-9, MODIFICATION OF SOP 97-2, SOFTWARE REVENUE RECOGNITION, WITH RESPECT TO CERTAIN TRANSACTIONS, which amends SOP 97-2 regarding how to account for multiple-element arrangements and how vendor-specific evidence is defined. SOP 98-9 is effective for fiscal years beginning after March 15, 1999. MECON believes that the adoption of SOP 98-9 will not have a material effect on its results of operations or financial position.

INCOME TAXES

    MECON accounts for income taxes in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Under SFAS No. 109 deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

COMPREHENSIVE INCOME (LOSS)

    Beginning April 1, 1998, we adopted SFAS No. 130, REPORTING COMPREHENSIVE INCOME, which establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. MECON has no components of other comprehensive income (loss) and, accordingly, the comprehensive income (loss) is the same as net income (loss) for all periods presented.

EARNINGS (LOSS) PER SHARE

    SFAS No. 128, EARNINGS PER SHARE, requires the presentation of basic earnings per share (EPS) and, for companies with complex capital structures, diluted EPS. Basic earnings (loss) per share is calculated using the weighted average number of common shares outstanding during the period. Diluted earnings
(loss) per share is calculated using the weighted average number of common and dilutive potential common stock outstanding during the period. Dilutive potential common stock represents outstanding options which are calculated using the treasury stock method.

MECON CONSOLIDATED FINANCIAL STATEMENTS

                                  MECON, INC.

                         MARCH 31, 1999, 1998 AND 1997

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CONCENTRATION OF CREDIT RISK

    Financial instruments, which potentially subject MECON to concentrations of credit risk, consist principally of cash and cash equivalents, securities available-for-sale and trade receivables. MECON has investment policies that limit investments to short-term low risk investments. MECON performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. MECON maintains an allowance for doubtful accounts to cover potential credit losses.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the recorded amounts of assets and liabilities at the date of the consolidated financial statements and of revenues and expenses during the reporting period, as well as the disclosure of contingent assets and liabilities at the date of the consolidated financial statements. A change in the facts and circumstances surrounding these estimates could result in a change to the estimates and impact future operating results.

IMPAIRMENT OF LONG-LIVED ASSETS AND GOODWILL

    MECON reviews its long-lived assets, including goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used, including goodwill, is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

STOCK-BASED COMPENSATION

    SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, establishes financial accounting and reporting standards for stock-based compensation, including employee stock purchase plans and stock option plans. As allowed by SFAS
No. 123, MECON continues to measure compensation expense for awards granted to employees under the provisions of Accounting Principles Board (APB) No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations.

RECLASSIFICATIONS

    Certain reclassifications have been made to the 1998 and 1997 consolidated financial statements to conform to the 1999 presentation. Such reclassifications had no effect on previously reported results of operations.

(3) ACQUISITION

    On March 31, 1999, MECON completed the acquisition of certain assets and liabilities of the Implementation Consulting Group (ICG) of HCIA Inc. (HCIA), formerly known as LBA Healthcare, for $7.5 million in cash. Upon acquisition, MECON renamed the acquired division LBA Healthcare (LBA). LBA, based in Denver, Colorado, is a leading provider of benchmarking-based consulting services for clinical service lines. The acquisition was accounted for using the purchase method of

MECON CONSOLIDATED FINANCIAL STATEMENTS

                                  MECON, INC.

                         MARCH 31, 1999, 1998 AND 1997

(3) ACQUISITION (CONTINUED)

accounting and, accordingly, the results of LBA's operations will be included in MECON's consolidated financial statements from the date of acquisition of March 31, 1999. Through the date of acquisition, the historical revenues earned by ICG were related to the Clinical Value Enhancement (CVE) and Strategic Business Development (SBD) business lines.

    A summary of the purchase price for the acquisition is as follows (in thousands):

Cash........................................................   $7,500
Termination benefits accrual................................      539
Accrued closure costs.......................................      111
Accrued vacation, accounts payable, and other accrued
liabilities assumed.........................................      329
Direct acquisition costs (primarily legal, accounting and
travel expenses)............................................      321
Deferred revenue............................................    1,027
                                                               ------
  Total.....................................................   $9,827
                                                               ======

    The termination benefits accrual pertains to thirteen (13) LBA employees who will be terminated in accordance with an exit plan developed by MECON. Included in the accrual are costs associated with certain employees in accordance with the purchase agreement, who have been retained solely to develop certain technology for HCIA. MECON will not derive any on-going future benefit from the services of these specified employees or the technology under development, and these employees will be terminated in 1999 once the technology is completed for HCIA.

    In conjunction with the transaction, MECON signed separate license agreements with HCIA allowing HCIA's use of LBA data and MECON's use of HCIA risk adjustment methodologies. Such license agreements became effective on April 1, 1999 and no payments were due as of March 31, 1999.

    In connection with the purchase of LBA, MECON entered into an agreement with HCIA whereby MECON would act as HCIA's agent and/or subcontractor for certain contracts not assigned by HCIA. MECON will be fully responsible for performance of the non-assigned contracts and will be compensated accordingly as services are performed. For two certain non-assigned contracts, MECON will be reimbursed for services performed based on amounts set forth in the agreement. For all other non-assigned contracts, MECON will receive all amounts paid to HCIA for the services performed by MECON pursuant to the contracts. In connection with the agreement, MECON and HCIA agreed to appoint certain representatives of their respective companies to resolve any disputes related to service obligations or compensation matters in good faith.

    Accrued closure costs pertain to excess leased space at LBA's facilities in Colorado. The space is vacant and expected to be disposed of within twelve months.

MECON CONSOLIDATED FINANCIAL STATEMENTS

                                  MECON, INC.

                         MARCH 31, 1999, 1998 AND 1997

(3) ACQUISITION (CONTINUED)

    The purchase price was allocated as follows (in thousands):

Accounts receivable, net....................................   $1,015
Property and equipment......................................      207
Other current assets........................................       28
Goodwill....................................................    8,577
                                                               ------
  Total.....................................................   $9,827
                                                               ======

    Goodwill represents the excess of the purchase price over the fair value of identifiable tangible and intangible assets acquired and is amortized using the straight-line method over its estimated life of fifteen years.

    The following table represents pro forma results of operations as if the acquisition had occurred on April 1, 1997. The pro forma information is not necessarily indicative of the combined results that would have occurred had the acquisition taken place on April 1, 1997, nor is it necessarily indicative of results that may occur in the future (in thousands, except per share data).

                                                           FISCAL     FISCAL
                                                            1999       1998
                                                          --------   --------
PRO FORMA BASIS
Total net revenues......................................  $ 27,296   $ 31,513
Net loss................................................   (19,445)   (36,744)
Net loss per share-basic and diluted....................     (2.77)     (5.36)

(4) REORGANIZATION AND OTHER SPECIAL CHARGES

    During fiscal 1999, MECON incurred $419,000 of special charges related to recruiting a senior vice president of product integration and management and write-off of marketing materials which were obsolete given MECON's acquisition of LBA.

    During fiscal 1998, MECON took action to reduce its ongoing quarterly operating expense base. As a part of the expense reduction effort, it decreased its workforce by 38 employees on April 17, 1997 and incurred a $749,000 reorganization charge during the first quarter of fiscal 1998. This charge was primarily comprised of employee severance and related benefits and additional costs associated with facility shutdowns. The following table sets forth a description of the reorganization charge for the year ended March 31, 1998:

    REORGANIZATION COST

                                                 TOTAL     USED OR    ACCRUAL AT
                                                EXPENSE      PAID      3/31/98
                                                --------   --------   ----------
Salaries and termination benefits.............  $634,000   $599,000     $35,000
Facilities shutdown...........................    38,000     38,000          --
Professional fees.............................    77,000     77,000          --
                                                --------   --------     -------
                                                $749,000   $714,000     $35,000
                                                ========   ========     =======

MECON CONSOLIDATED FINANCIAL STATEMENTS

                                  MECON, INC.

                         MARCH 31, 1999, 1998 AND 1997

(4) REORGANIZATION AND OTHER SPECIAL CHARGES (CONTINUED)

    At March 31, 1999, $35,000 remains accrued related to employee termination matters.

    During fiscal 1997, MECON implemented a plan to reorganize its operations by centralizing the management of its product development, sales and product support organizations to better achieve its strategic growth objectives. In connection with the implementation of this new corporate structure, MECON recorded a pretax charge of $1,337,000 for costs associated with employee severance and related benefits; asset writedowns; expansion of the corporate headquarters; and a provision for accounts receivable that management believed would not be collectible. This reserve was established because MECON believed its commitment to the development of new products would change the strategic direction of its product lines. The following table sets forth a description of the type and amount of reorganization costs recognized as expense for the year ended March 31, 1997:

    REORGANIZATION COST

                                                             USED OR     ACCRUAL AT
                                            TOTAL EXPENSE      PAID       3/31/97
                                            -------------   ----------   ----------
Salaries and termination benefits.........   $  529,000     $  529,000    $     --
Facilities shutdown.......................      285,000        285,000          --
Professional fees.........................        5,000          5,000          --
Asset writedowns..........................      218,000        218,000          --
Provision for doubtful accounts...........      300,000         51,325     248,675
                                             ----------     ----------    --------
                                             $1,337,000     $1,088,325    $248,675
                                             ==========     ==========    ========

    During fiscal 1998, MECON utilized for bad debt write-offs the remaining balance of $248,675 that was identified at the time of the restructuring.

    Other special charges of $369,000 were incurred during fiscal 1997 related to additional acquisition costs from a prior year merger and costs associated with aborted acquisitions.

(5) FAIR VALUE OF FINANCIAL INSTRUMENTS

    In accordance with the requirements of SFAS No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, MECON has classified its investments in certain debt securities as "available-for-sale." Such investments are recorded at fair value based on quoted market prices, with unrealized gains and losses, deemed by MECON as temporary in nature, reported as a separate component of other comprehensive income (loss). At March 31, 1999 and 1998, cost of available-for-sale securities approximated fair value of such securities.

    At March 31, 1999 and 1998, available-for-sale securities consisted of the following (in thousands):

                                                               1999       1998
                                                             --------   --------
Government securities......................................   $   --    $   522
Corporate debt securities..................................    9,050     13,484
                                                              ------    -------
                                                              $9,050    $14,006
                                                              ======    =======

MECON CONSOLIDATED FINANCIAL STATEMENTS

                                  MECON, INC.

                         MARCH 31, 1999, 1998 AND 1997

(5) FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

At March 31, 1999 and 1998, these securities were classified in the Consolidated Balance Sheet as follows (in thousands):

                                                               1999       1998
                                                             --------   --------
Cash equivalents...........................................   $6,261    $10,162
Securities available-for-sale..............................    2,789      3,844
                                                              ------    -------
                                                              $9,050    $14,006
                                                              ======    =======

    The contractual maturity of all available-for-sale securities as of March 31, 1999 was one year or less.

    During fiscal 1999, 1998 and 1997, there were no gross realized gains or losses on sales of securities held as available-for-sale.

    The carrying amounts of all other financial instruments approximate fair value because of their short maturity.

(6) PROPERTY AND EQUIPMENT AND SOFTWARE DEVELOPMENT COSTS

    The following is a summary of property and equipment at March 31, 1999 and 1998 (in thousands):

                                                              1999       1998
                                                            --------   --------
Office furniture and equipment............................  $   701    $   535
Computers.................................................    2,875      2,237
Leasehold improvements....................................      698        191
                                                            -------    -------
                                                            $ 4,274    $ 2,963
Less accumulated depreciation.............................   (2,168)    (1,436)
                                                            -------    -------
                                                            $ 2,106    $ 1,527
                                                            =======    =======

    Depreciation expense was $732,000, $564,000 and $395,000 for the years ended March 31, 1999, 1998 and 1997, respectively.

    The following is a summary of software development costs at March 31, 1999 and 1998 (in thousands):

                                                              1999       1998
                                                            --------   --------
Purchased software........................................  $   373    $   230
Internally developed software for internal use............      290         92
Internally developed software held for sale, license, or
lease.....................................................    4,182      3,071
                                                            -------    -------
                                                              4,845      3,393
Less accumulated amortization.............................   (2,431)    (1,617)
                                                            -------    -------
                                                            $ 2,414    $ 1,776
                                                            =======    =======

MECON CONSOLIDATED FINANCIAL STATEMENTS

                                  MECON, INC.

                         MARCH 31, 1999, 1998 AND 1997

(6) PROPERTY AND EQUIPMENT AND SOFTWARE DEVELOPMENT COSTS (CONTINUED)

    Amortization expense was $816,000, $638,000 and $227,000 for the years ended March 31, 1999, 1998 and 1997, respectively.

(7) COMMITMENTS AND CONTINGENCIES

    MECON is involved in certain legal matters which are normal for the industry in which MECON operates. Management believes that these matters, both individually and in the aggregate, will not have a material adverse impact on MECON's financial position or results of operations.

    MECON leases office space under operating leases with terms of 29 and 60 months. Certain office equipment is leased under operating leases with terms of approximately 36 months.

    Future minimum lease commitments under operating leases are as follows (in thousands):

YEAR ENDING MARCH 31,
---------------------
2000........................................................   $  750
2001........................................................      779
2002........................................................      565
2003........................................................      409
2004 and thereafter.........................................      347
                                                               ------
  Total.....................................................   $2,850
                                                               ======

    In conjunction with the purchase of LBA, Mecon entered into a sub-lease agreement, which is included in lease commitments above, with HCIA to lease certain office space through August 2001.

    Rent expense under operating leases for the years ended March 31, 1999, 1998 and 1997 was $372,000, $408,000 and $520,000, respectively.

(8) RELATED PARTY TRANSACTIONS

    IT Solutions, Inc. (ITS) is partially owned by certain of MECON's stockholders. MECON purchased contract software programming services from ITS totaling approximately $0, $3,000 and $500,000, capitalized as software development costs or expensed as research and development costs, during the years ended March 31, 1999, 1998 and 1997, respectively.

MECON CONSOLIDATED FINANCIAL STATEMENTS

                                  MECON, INC.

                         MARCH 31, 1999, 1998 AND 1997

(9) INCOME TAXES

    Income tax expense for the years ended March 31, 1999, 1998 and 1997 consists of the following (in thousands):

                                                            1999       1998       1997
                                                          --------   --------   --------
Current:
  Federal...............................................   $  757      $118       $ 3
  State.................................................      304        83        16
                                                           ------      ----       ---
                                                            1,061       201        19
Deferred:
  Federal...............................................      (28)      (79)       16
  State.................................................       (9)      (20)        5
                                                           ------      ----       ---
                                                              (37)      (99)       21
                                                           ------      ----       ---
    Total tax expense...................................   $1,024      $102       $40
                                                           ======      ====       ===

    Income tax expense for the years ended March 31, 1999, 1998 and 1997 differed from the amounts computed by applying the U.S. Federal income tax rate of 34% of pretax income (losses) as a result of the following (in thousands):

                                                         1999       1998       1997
                                                       --------   --------   --------
Computed "expected" tax expense (benefit)............  $ 1,297     $ 441      $(823)
Nondeductible expenses and merger costs..............       29        26         87
Research credits.....................................       --        --       (196)
State taxes..........................................      192        41         15
Utilization of net operating loss and research credit
  carryforwards......................................       --      (464)        --
Change in beginning of year valuation allowance......   (1,147)       --         --
Losses and credits for which no benefit was taken....      653        --        953
Other................................................       --        58          4
                                                       -------     -----      -----
                                                       $ 1,024     $ 102      $  40
                                                       =======     =====      =====

MECON CONSOLIDATED FINANCIAL STATEMENTS

                                  MECON, INC.

                         MARCH 31, 1999, 1998 AND 1997

(9) INCOME TAXES (CONTINUED)

    The tax effects of temporary differences that gave rise to significant portions of deferred income tax assets and liabilities as of March 31, 1999 and 1998 are as follows (in thousands):

                                                               1999       1998
                                                             --------   --------
Deferred tax assets:
  Net operating losses.....................................   $   --    $   790
  Compensated absences.....................................      246        153
  Research credit carryforwards............................       --        438
  Research expenses capitalized for state tax purposes.....      126        143
  Capital loss carryforward................................        5        259
  Allowance for bad debts..................................       73        122
  Depreciation.............................................        2         70
  MCIS tax accounting method change........................      109        173
  Other accrued liabilities................................      979        144
                                                              ------    -------
    Total gross deferred tax assets........................    1,540      2,292
Less valuation allowance...................................     (631)    (1,778)
                                                              ------    -------
    Net deferred tax assets................................      909        514
Deferred tax liabilities:
  Software costs...........................................     (774)      (416)
                                                              ------    -------
    Total gross deferred tax liabilities...................     (774)      (416)
                                                              ------    -------
    Net deferred tax asset.................................   $  135    $    98
                                                              ======    =======

    MECON has certain acquired deferred tax assets from the LBA acquisition of $631,000 that, when realized, will reduce the carrying value of goodwill and create no income tax benefit.

    The (decrease) increase in the valuation allowance of approximately $(1,147,000), $(298,000) and $1,733,000 for the years ended March 31, 1999, 1998 and 1997, respectively, was primarily due to a change in deferred tax assets for which there was an uncertainty regarding the ultimate realization of the gross deferred asset.

    A portion of the net operating loss carryforward utilized in the current year is attributable to the exercise of stock options which resulted in approximately $814,000 of deferred tax assets being credited to additional paid-in capital.

(10) EMPLOYEE RETIREMENT AND SAVINGS PLAN

    MECON has a qualified 401(k) savings plan. All full-time employees with one year of service may defer a portion of their salary. At the discretion of the Board of Directors, MECON may also make a matching contribution for all eligible employees. MECON's contributions to the plan were approximately $57,000, $49,000 and $26,000 for the years ended March 31, 1999, 1998 and 1997, respectively.

MECON CONSOLIDATED FINANCIAL STATEMENTS

                                  MECON, INC.

                         MARCH 31, 1999, 1998 AND 1997

(11) PREFERRED SHARE PURCHASE RIGHTS PLAN

    Pursuant to the Preferred Shares Rights Agreement (the Rights Agreement) dated April 9, 1997, the Company's Board of Directors declared a dividend of one right (the Rights) on each outstanding share of the Company's common stock payable to stockholders of record as of March 14, 1997 and payable in the same ratio as each future common share is issued. The exercise price of the Right shall be $55 per right, and the redemption price shall be $0.01 per right. The Rights are exercisable upon certain events as defined in the Rights Agreement and expire on the earlier of (i) February 26, 2007 or (ii) exchange or redemption of the Rights.

    Series A Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Series A Preferred Stock will be entitled to an aggregate dividend of 1,000 times the dividend declared per common share. In the event of liquidation, the holders of the Series A Preferred Stock will be entitled to a minimum preferential liquidation payment equal to 1,000 times the aggregate amount to be distributed per share to holders of common shares plus an amount equal to any accrued and unpaid dividends on the Series A Preferred Stock. Each share of Series A Preferred Stock will have 1,000 votes, and will vote together with the common shares. In the event of any merger, consolidation or other transaction in which the common shares are changed or exchanged, each share of Series A Preferred Stock will be entitled to receive 1,000 times the amount received per common share. These rights are protected by certain anti-dilution provisions.

(12) EARNINGS (LOSS) PER SHARE

    The following table sets forth a reconciliation of the numerators and denominators of the basic and diluted EPS computations under SFAS No. 128 (in thousands, except per share amounts):

                                                          YEAR ENDED MARCH 31,
                                                     ------------------------------
                                                       1999       1998       1997
                                                     --------   --------   --------
Net income (loss)..................................   $2,790     $1,195    $(2,461)
                                                      ------     ------    -------
Denominator for basic earnings (loss) per
share-weighted
  average common shares............................    7,029      6,860      6,710
Dilutive stock options.............................      494        335         --
                                                      ------     ------    -------
Denominator for diluted earnings (loss) per
share..............................................    7,523      7,195      6,710
                                                      ------     ------    -------
Basic earnings (loss) per share....................   $ 0.40     $ 0.17    $ (0.37)
                                                      ======     ======    =======
Diluted earnings (loss) per share..................   $ 0.37     $ 0.17    $ (0.37)
                                                      ======     ======    =======

    Options to purchase 238,235 and 421,638 shares of MECON's common stock at March 31, 1999 and 1998, respectively, were not included in the computation of diluted earnings per share because their exercise prices, which ranged from $9.50 to $23.79 and $6.00 to $23.79, respectively, were greater than the average market price of MECON's common stock of $8.90 and $5.75 per share, respectively. All options to purchase shares of MECON's common stock at March 31, 1997 were not included in the computation of diluted loss per share as their effect would have been antidilutive.

MECON CONSOLIDATED FINANCIAL STATEMENTS

                                  MECON, INC.

                         MARCH 31, 1999, 1998 AND 1997

(13) STOCK-BASED COMPENSATION PLANS

1994 INCENTIVE STOCK OPTION PLAN

    MECON's 1994 Incentive Stock Option Plan (the 1994 Plan) provides for the grant of incentive stock options to its employees. The Board of Directors has determined that no further options will be granted under the 1994 Plan. Outstanding options granted under the 1994 Plan generally become exercisable at a rate of 1/5 of the shares subject to the option at a specified date after the date of grant and an additional 1/5 of the shares at the end of each subsequent anniversary of the initial vesting date, subject to continued service as an employee, consultant or director. The term of each outstanding stock option is seven years. The exercise price of all options granted under the 1994 Plan was at least equal to the fair market value of MECON's common stock on the date of grant. Payment of the exercise price may be made in cash, promissory notes or other shares of MECON's common stock.

1995 STOCK PLAN

    MECON's 1995 Stock Plan (the 1995 Plan) was adopted in October 1995 and became effective in December 1995. The 1995 Plan provides for the grant of incentive stock options to employees, officers, consultants and directors and for the grant of nonstatutory stock options and stock purchase rights (Rights) to MECON's employees and consultants. A total of 1,700,000 shares of common stock has been reserved for future issuance under the 1995 Plan. The exercise price of options granted under the 1995 Plan is generally at least equal to the fair market value of MECON's common stock on the date of grant. However, with respect to any participant who owns stock possessing more than 10% of the voting power of all classes of MECON's stock, the exercise price of any incentive stock option granted must equal at least 110% of fair market value on the grant date and the maximum term of the option must not exceed five years. The term of all other options granted under the 1995 Plan may not exceed ten years. Generally, options vest 20% on the date of grant, and 20% each year thereafter for four years. As of March 31, 1999, there were 522,779 shares available for future grant under the 1995 Plan.

1995 DIRECTOR OPTION PLAN

    MECON's 1995 Director Option Plan (the Director Plan) was adopted in
October 1995 and became effective in December 1995. In August 1998, the Director Plan was amended to increase the number of shares of MECON's common stock reserved for issuance under the Director Plan to 200,000 shares. The Director Plan, as amended in January 1997, provides for the grant of nonstatutory stock options to certain of MECON's non-employee directors (Outside Directors) pursuant to an automatic, nondiscretionary grant mechanism. The Director Plan provides that each new Outside Director shall be granted a nonstatutory stock option to purchase 15,000 shares of common stock (10,000 shares prior to the January 1997 amendment) upon the date which such person first becomes an Outside Director. Thereafter, each Outside Director shall be automatically granted an option to purchase 5,000 shares of common stock on January 16 of each year (a Subsequent Option), if on such date, such Outside Director shall have served on MECON's Board of Directors for at least six (6) months. The Director Plan provides that each initial grant to new Directors will be exercisable three years from the date of grant and the subsequent options will vest immediately. The exercise price per share of all options granted under the Director Plan shall be equal to the fair market value of a share of common stock on the date of grant. Options granted to Outside Directors under the Director Plan have a ten year term, but will expire unless exercised within three months following the termination of an Outside Director's

MECON CONSOLIDATED FINANCIAL STATEMENTS

                                  MECON, INC.

                         MARCH 31, 1999, 1998 AND 1997

(13) STOCK-BASED COMPENSATION PLANS (CONTINUED)

status as a director. If not terminated earlier, the Director Plan will have a term of ten years. As of March 31, 1999, there were 115,000 shares available for future grant under the Director Plan. In addition, the Director Plan was amended in January 1997 to include an annual retainer of $10,000 for Outside Directors, a per meeting fee of $1,000 for Board meetings, and $750 for separately held committee meetings.

1995 EMPLOYEE STOCK PURCHASE PLAN

    MECON's 1995 Employee Stock Purchase Plan (the Purchase Plan) was adopted in October 1995 and became effective in December 1995. A total of 250,000 shares of common stock has been reserved for issuance under the Purchase Plan.

    The Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 7 1/2% of an employee's base compensation, including commissions, bonuses and overtime, at a price equal to 85% of the fair market value of the common stock at the beginning of each offering period or the end of a six month purchase period, whichever is lower. Unless terminated sooner, the Purchase Plan will terminate ten years after its effective date. The Board of Directors has authority to amend or terminate the Purchase Plan provided no such action may adversely affect the rights of any participant. MECON sold 25,809, 38,284 and 20,382 shares to employees under the Purchase Plan for the years ended March 31, 1999, 1998 and 1997, respectively. No shares were sold under the Purchase Plan in prior years. As of March 31, 1999, there were 165,525 shares available for future grant under the Purchase Plan.

CDI INCENTIVE STOCK OPTION PLAN

    In conjunction with the acquisition of Clinical Dynamics, Inc. (CDI) on September 30, 1999 (note 16), MECON assumed all stock options outstanding as of that date under CDI's stock option plan (CDI Plan). Based on the acquisition agreement, no further options will be granted under CDI's Plan. Outstanding options granted under the CDI Plan generally become exercisable at a rate of at least 20% per year over 5 years from the date the option is granted, subject to continued service as an employee or consultant. The term of each outstanding option is generally 10 years from the date of grant.

MECON CONSOLIDATED FINANCIAL STATEMENTS

                                  MECON, INC.

                         MARCH 31, 1999, 1998 AND 1997

(13) STOCK-BASED COMPENSATION PLANS (CONTINUED)

OPTION PLAN ACTIVITY

    The following table summarizes option activity for the three years ended March 31, 1999:

                                                    INCENTIVE STOCK      WEIGHTED
                                                        OPTIONS          AVERAGE
                                                      OUTSTANDING     EXERCISE PRICE
                                                    ---------------   --------------
Balance at March 31, 1996.........................       698,072          $ 7.36
Options granted...................................     1,086,565           10.29
Options canceled..................................      (541,450)          14.52
Options exercised.................................      (102,968)           3.86
                                                       ---------          ------
Balance at March 31, 1997.........................     1,140,219            7.05
Options granted...................................       564,888            4.07
Options canceled..................................      (546,581)           6.26
Options exercised.................................      (162,487)           2.84
                                                       ---------          ------
Balance at March 31, 1998.........................       996,039            6.47
Options granted...................................       526,160            7.06
Options canceled..................................      (105,814)           8.42
Options exercised.................................      (110,442)           3.20
                                                       ---------          ------
Balance at March 31, 1999.........................     1,305,943          $ 6.82
                                                       =========          ======

    The weighted average fair value of options granted was $5.80, $3.11 and $7.59 per share for the years ended March 31, 1999, 1998 and 1997, respectively.

    The following table summarizes information about stock options outstanding at March 31, 1999:

                             OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                 --------------------------------------------   ------------------------------
                                WEIGHTED-
                                 AVERAGE
                                REMAINING
   RANGE OF        NUMBER      CONTRACTUAL   WEIGHTED-AVERAGE     NUMBER      WEIGHTED-AVERAGE
EXERCISE PRICES  OUTSTANDING      LIFE        EXERCISE PRICE    OUTSTANDING    EXERCISE PRICE
---------------  -----------   -----------   ----------------   -----------   ----------------
 $ 0.13 -  2.37     272,507        7.1            $ 1.17          169,620          $ 1.00
   2.38 -  4.75     163,368        8.2              3.06          105,329            3.11
   4.76 -  7.13     309,169        8.6              6.18          101,351            6.11
   7.14 -  9.51     337,664        8.2              7.99           98,450            8.09
   9.52 - 11.89      81,500        9.4             10.25           19,889           10.16
  11.90 - 14.27      33,000        6.1             13.00           23,155           13.00
  14.28 - 16.65       8,735        6.8             15.02            6,910           15.02
  16.66 - 19.03      50,000        7.3             17.88           30,000           17.88
  21.42 - 23.78      50,000        7.5             23.78           30,000           23.78
                  ---------        ---            ------          -------          ------
 $ 0.13 - 23.78   1,305,943        8.0            $ 6.82          584,704          $ 6.45
                  =========        ===            ======          =======          ======

MECON CONSOLIDATED FINANCIAL STATEMENTS

                                  MECON, INC.

                         MARCH 31, 1999, 1998 AND 1997

(13) STOCK-BASED COMPENSATION PLANS (CONTINUED)

PRO FORMA INFORMATION

    MECON continues to apply APB No. 25 in accounting for its employee stock-based compensation plans. Accordingly, no compensation cost has been recognized in the accompanying consolidated statements of operations for MECON's fixed stock option plans and its stock purchase plan. Had compensation cost for MECON's stock-based compensation plans been determined in accordance with the fair value method prescribed in SFAS No. 123, MECON's net income (loss) and earnings (loss) per share would have been changed to the pro forma amounts indicated below:

                                                                1999       1998       1997
                                                              --------   --------   --------
Net income (loss) (IN THOUSANDS)..............  As reported    $2,790    $ 1,195    $(2,461)
                                                Pro forma        (736)    (1,567)    (4,083)

Basic earnings (loss) per share...............  As reported      0.40       0.17      (0.37)
                                                Pro forma       (0.10)     (0.25)     (0.61)

Diluted earnings (loss) per share.............  As reported      0.37       0.17      (0.37)
                                                Pro forma       (0.10)     (0.23)     (0.61)

    The fair value of each option granted under the option plans and purchase rights granted under the Purchase Plan are estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in fiscal 1999, 1998 and 1997:

                                      STOCK OPTION PLANS              EMPLOYEE STOCK PURCHASE PLAN
                             ------------------------------------   ---------------------------------
                                1999         1998         1997        1999        1998        1997
                             ----------   ----------   ----------   ---------   ---------   ---------
Expected volatility........     96%          98%          95%         96%         98%         95%
Expected life..............  6.78 years   6.38 years   4.5 years    6 months    6 months    6 months
Risk-free interest rate....    4.74%        6.21%        6.32%       4.57%       5.45%       5.05%

    A dividend yield of zero was used for each year. The weighted-average fair value of purchase rights granted under the Purchase Plan in fiscal 1999, 1998 and 1997 was $3.36, $1.79 and $2.57 per share, respectively.

OPTION REPRICING

    On January 16, 1997, MECON offered certain key employees holding options with exercise prices in excess of $12.00 per share the opportunity to exchange such options for options with an exercise price of $5.625 per share, the fair market value of the Company's stock on that date, provided that such options be subject to a revised four-year vesting schedule beginning on the new grant date. Options to purchase 412,176 shares were so exchanged and are included in fiscal 1997 options granted and canceled.

(14) MAJOR CUSTOMERS

    For the year ended March 31, 1999, one significant customer accounted for 25% of MECON's fiscal 1999 revenues and 15% of total receivables at March 31, 1999. At March 31, 1999, receivables

MECON CONSOLIDATED FINANCIAL STATEMENTS

                                  MECON, INC.

                         MARCH 31, 1999, 1998 AND 1997

(14) MAJOR CUSTOMERS (CONTINUED)

from a different customer constituted 10% of total accounts receivable and 27% of total unbilled accounts receivables.

    For the year ended March 31, 1998, one significant customer accounted for 21% of MECON's fiscal 1998 revenues. At March 31, 1998, receivables from two different customers constituted 26% of total accounts receivable. At March 31, 1998, unbilled receivables from two other customers constituted 34% of total unbilled accounts receivables.

    For the year ended March 31, 1997, MECON had a different significant customer which covered approximately 50 academic hospitals. This contract totaled 11% of 1997 revenues and 15% of total unbilled receivables at March 31, 1997.

(15) SEGMENT INFORMATION

    During fiscal year 1999, MECON adopted the provisions of SFAS 131, DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS
No. 131 establishes standards for the reporting by public business enterprises of information about operating segments, products and services, geographic areas and major customers. The method for determining what information to report is based on the way that management organizes the operating segments within MECON for making operational decisions and assessments of financial performance.

    For the years presented, MECON operated in one business segment, operational benchmarking solutions, for which MECON received revenues from its customers. MECON's Chief Operating Decision Maker is considered to be the Company's Operating Committee (COC) which is comprised of MECON's Chief Executive Officer and its Senior Vice Presidents. The COC reviews financial information presented on a consolidated basis accompanied by disaggregated information on revenues by products and services for purposes of making decisions and assessing financial performance. Through March 31, 1999, the COC has not reviewed discrete financial information regarding profitability of its different products or services and therefore, MECON does not have operating segments as defined by SFAS 131. Effective April 1, 1999, subsequent to the acquisition of LBA, MECON will operate in two business segments, consulting services and data products. Financial reporting systems will be implemented that will enable the COC to review segment data based on discrete financial information.

    MECON's customers consist 100% of end users in the United States.

                                                     1999       1998       1997
                                                   --------   --------   --------
Data Products....................................  $14,107    $11,930    $ 9,934
Consulting.......................................    4,386      3,523      3,661
                                                   -------    -------    -------
    Total net revenues...........................  $18,493    $15,453    $13,595
                                                   =======    =======    =======

MECON CONSOLIDATED FINANCIAL STATEMENTS

                                  MECON, INC.

                         MARCH 31, 1999, 1998 AND 1997

(16) SUBSEQUENT EVENT-POOLING OF INTEREST BUSINESS COMBINATION

    On September 30, 1999, MECON issued 774,000 shares of MECON common stock and assumed all outstanding options in exchange for all the outstanding shares of common stock of Clinical Dynamics, Inc. (CDI), a provider of Web-based software reporting tools that analyze clinical process and outcome metrics of care for clinicians and administrators. The merger was accounted for as a pooling of interests, and accordingly, MECON's consolidated financial statements have been restated to include the financial position and results of operations of CDI for all periods presented.

    The results of operations previously reported by the separate enterprises and the combined amounts presented in the accompanying consolidated financial statements are summarized below (in thousands):

                                                       YEARS ENDED MARCH 31,
                                                   ------------------------------
                                                     1999       1998       1997
                                                   --------   --------   --------
Net revenues:
  Mecon..........................................  $17,807    $15,073    $13,595
  CDI............................................      686        380         --
                                                   -------    -------    -------
  Combined.......................................  $18,493    $15,453    $13,595
                                                   =======    =======    =======

Net income (loss):
  Mecon..........................................  $ 2,779    $ 1,061    $(2,461)
  CDI............................................       11        134         --
                                                   -------    -------    -------
  Combined.......................................  $ 2,790    $ 1,195    $(2,461)
                                                   =======    =======    =======

    Transaction and acquisition costs were approximately $638,000 and consisted principally of transaction fees for attorneys, accountants and other related charges. There were no conforming accounting changes or intercompany transactions related to this merger. Prior to the combination, CDI's fiscal year ended December 31. In recording the pooling-of-interests combination, CDI's financial statements were recast to conform to MECON's March 31 year end.

(17) OTHER SUBSEQUENT EVENTS

PROGRESSIVE DEVELOPMENT, INC. ACQUISITION

    On July 14, 1999, MECON acquired Progressive Development, Inc. (PDI), a provider of a Web-based supply cost comparison database. MECON issued 75,000 shares of MECON common stock at $8.125 per share, which was the value of MECON's common stock on July 14, 1999, and paid $275,000 in cash in a transaction accounted for using the purchase method of accounting. In accordance with the purchase, MECON received a client server software product, the services of the founder, and a royalty stream. PDI did not have any assets and liabilities, employees, or customers at the time of MECON's purchase. The entire purchase price of $884,000 has been allocated to goodwill that will be amortized over its estimated benefit period of five years.

MECON CONSOLIDATED FINANCIAL STATEMENTS

                                  MECON, INC.

                         MARCH 31, 1999, 1998 AND 1997

(17) OTHER SUBSEQUENT EVENTS (CONTINUED)

LINE OF CREDIT

    On September 7, 1999, CDI entered into a $100,000 revolving line of credit with Coast Commercial Bank, which bears interest at a rate of 2.0% above the Coast Commercial Bank's Reference Rate. CDI is required to make regular monthly payments of accrued interest. The line of credit matures on September 7, 2000, and is secured by all inventory, accounts receivable, equipment and furniture of CDI, and all products or proceeds from the disposition of any of the above. In addition, an officer of CDI has provided a guaranty in connection with this line of credit.

iBUSINESSHUB INVESTMENT

    On September 28, 1999, MECON invested $500,000 in iBusinessHub (IBH) for 2,000,000 shares of IBH Series A Preferred stock. IBH is a development stage company focused on building business-to-business e-commerce procurement engines for various vertical markets. In addition to the common shares, MECON also received a warrant to purchase 2,000,000 shares of IBH common stock, which may be exercised at any time. IBH has the right to cause MECON to exercise up to 800,000 warrants at a price of $0.25 per share. Since MECON's investment constituted a 36% interest in the outstanding shares of IBH, the investment will be accounted for using the equity method of accounting.

GOODWILL IMPAIRMENT

    In August 1999, MECON noted that the revenue being generated by LBA's CVE business line was not meeting its expectations, which were based on the projections MECON received at the time of the acquisition. Based on this information, MECON concluded that it could better utilize its resources in other areas of the Company and decided to exit the CVE business line. In accordance with an exit plan MECON developed, MECON notified fourteen (14) LBA employees of their termination. These individuals were responsible for maintaining the VETCAR database which supported the consulting being performed as part of the CVE business line. MECON accrued $773,000 for severance costs to be paid to those employees as of September 30, 1999.

    In consideration of SFAS No. 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF", and MECON's decisions to exit the business, MECON reviewed the goodwill associated with the LBA acquisition for impairment. MECON performed an undiscounted cashflow analysis based on revenue projections expected to be received from future operations of LBA which revealed that the goodwill was impaired. MECON estimated the fair market value of the goodwill using a discounted cash flow model and recognized an impairment charge of $5,555,000, based on a 15 year cash flow projection, assuming a growth rate commensurate with Mecon's overall growth rate and a 5% discount rate. MECON also wrote off certain other capitalized software costs associated with the CVE business in the amount of $119,000.

MERGER WITH GE MEDICAL SYSTEMS

    On November 29, 1999, MECON announced that it had signed a definitive agreement to merge its operations with General Electric Co. In this transaction, MECON's stockholders will receive $11.25 per share payable in General Electric Co. stock. The transaction is subject to approval by MECON's stockholders, and other governmental agencies as required.

MECON CONSOLIDATED FINANCIAL STATEMENTS

                                  MECON, INC.

                     CONSOLIDATED CONDENSED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                                              SEPTEMBER 30, 1999   MARCH 31, 1999
                                                              ------------------   --------------
                                             ASSETS

Current assets:
  Cash and cash equivalents.................................        $ 3,262           $ 7,182
  Securities available-for-sale, at market..................          3,744             2,789
  Accounts receivable, net of allowances of $265 and $1,703
    at September 30, 1999 and March 31, 1999,
    respectively............................................          8,172             5,517
  Unbilled accounts receivable..............................            995               745
  Prepaid expenses..........................................            645               192
  Other current assets......................................            237               106
                                                                    -------           -------
    Total current assets....................................         17,055            16,531

Property and equipment, net.................................          2,035             2,107
Software development costs, net.............................          2,422             2,414
Goodwill....................................................          3,064             8,577
Deferred Income Taxes.......................................          1,912                --
Investment in iBusinessHub..................................            500                --
Other assets................................................            978                 9
                                                                    -------           -------
                                                                    $27,966           $29,638
                                                                    =======           =======
                              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and other accrued liabilities............        $ 2,990           $ 2,558
  Accrued salaries and benefits.............................            705               899
  Deferred revenue..........................................          2,725             2,282
                                                                    -------           -------
    Total current liabilities...............................          6,420             5,739
                                                                    -------           -------
    Total liabilities.......................................          6,420             5,739
                                                                    -------           -------

Stockholders' equity:
  Common stock, $.001 par value; 50,000,000 shares
    authorized; 7,213,237, and 7,111,327 issued and
    outstanding at September 30, 1999 and March 31, 1999,
    respectively............................................              7                 7
  Additional paid in capital................................         27,853            27,053
  Accumulated deficit.......................................         (6,314)           (3,161)
                                                                    -------           -------
    Total stockholders' equity..............................         21,547            23,899
                                                                    -------           -------
                                                                    $27,966           $29,638
                                                                    =======           =======

     See accompanying notes to consolidated condensed financial statements

MECON CONSOLIDATED FINANCIAL STATEMENTS

                                  MECON, INC.

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                             THREE MONTHS ENDED           SIX MONTHS ENDED
                                                               SEPTEMBER 30,               SEPTEMBER 30,
                                                           ----------------------      ----------------------
                                                             1999          1998          1999          1998
                                                           --------      --------      --------      --------
Revenue:
  Data products......................................      $ 4,608        $3,731       $ 8,145       $ 6,641
  Consulting.........................................        2,309           428         5,508         1,546
                                                           -------        ------       -------       -------
    Net revenue......................................        6,917         4,159        13,653         8,187
Cost of revenue......................................        2,103         1,238         4,337         2,680
                                                           -------        ------       -------       -------
Gross profit.........................................        4,814         2,921         9,316         5,507
Operating costs:
  Research and development...........................        1,083           597         2,236         1,324
  Sales and marketing................................        1,375           710         2,678         1,434
  General and administrative.........................          991           704         2,044         1,494
  Goodwill impairment and other restructuring
    charges..........................................        6,447            --         6,447            --
  One-time acquisition-related charges...............          638            --           638            --
                                                           -------        ------       -------       -------
    Total operating costs............................       10,534         2,011        14,043         4,252
                                                           -------        ------       -------       -------
Operating income (loss)..............................       (5,720)          910        (4,727)        1,255
Interest and other income, net.......................           95           230           200           445
                                                           -------        ------       -------       -------
Income (loss) before provision for income taxes......       (5,625)        1,140        (4,527)        1,700
Provision for (benefit from) income taxes............       (1,747)          270        (1,373)          422
                                                           -------        ------       -------       -------
Net income (loss)....................................      ($3,878)       $  870       ($3,154)      $ 1,278
                                                           =======        ======       =======       =======
Basic earnings (loss) per share......................      ($ 0.54)       $ 0.12       ($ 0.44)      $  0.18
                                                           =======        ======       =======       =======
Weighted average common stock outstanding............        7,196         7,007         7,157         6,997
                                                           =======        ======       =======       =======
Diluted earnings (loss) per share....................      ($ 0.54)       $ 0.12       ($ 0.44)      $  0.17
                                                           =======        ======       =======       =======
Weighted average common and dilutive potential common
  stock outstanding..................................        7,196         7,459         7,157         7,488
                                                           =======        ======       =======       =======

     See accompanying notes to consolidated condensed financial statements

MECON CONSOLIDATED FINANCIAL STATEMENTS

                                  MECON, INC.

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Net cash provided by (used in) operating activities:........  ($1,265)   $ 2,157
                                                              -------    -------
Cash flows (used in) provided by investing activities:
  Purchase of securities available-for-sale.................   (1,463)      (562)
  Proceeds from sales or maturities of securities
    available-for-sale......................................      508      1,016
  Acquisition of property and equipment.....................     (440)      (871)
  Computer software development costs.......................     (648)      (700)
  Cash paid for acquisitions and investments................     (775)
                                                              -------    -------
    Net cash used in investing activities...................   (2,818)    (1,117)
                                                              -------    -------
Cash flows from financing activities:
  Proceeds from exercise of stock options and employee
    stock purchase plan stock sales.........................      163        163
                                                              -------    -------
    Net cash provided by financing activities...............      163        163
                                                              -------    -------
Net (decrease)/increase in cash and cash equivalents........   (3,920)     1,203
Cash and cash equivalents at beginning of period............    7,182     12,812
                                                              -------    -------
Cash and cash equivalents at end of period..................  $ 3,262    $14,014
                                                              =======    =======
Supplemental disclosure for noncash investing activities:
Reduction of goodwill related to realization of LBA deferred
  tax.......................................................  $   365         --
Stock issued in acquisitions................................  $   633         --

     See accompanying notes to consolidated condensed financial statements

MECON CONSOLIDATED FINANCIAL STATEMENTS

                                  MECON, INC.

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1999
                                  (UNAUDITED)

(1)  BUSINESS OF THE COMPANY

    MECON, Inc. is a leading provider of benchmarking solutions to the healthcare industry. The benchmarking solutions MECON offers consist of data/information products, decision support software and value-added services. The principal focus of MECON's products and services is to reduce costs and improve efficiency and effectiveness of departmental and clinical operations in the healthcare delivery system. MECON's main product line is based upon an operations benchmarking database containing cost and key performance information from hospitals nationwide. In addition to statistical data, the database incorporates qualitative data derived from operational profiles provided by hospitals that utilize MECON's database-related products. MECON's customers use the information provided by the operations benchmarking database to develop and implement strategies to reduce costs and to periodically measure actual performance to maintain the cost reductions achieved.

    On March 31, 1999, MECON acquired the Implementation Consulting Group, of HCIA, Inc. formerly known as LBA Healthcare ("LBA"), forming the healthcare industry's first comprehensive clinical and operations cost management solution. ICG has been renamed LBA Healthcare and is headquartered in Denver and originally had 33 clinical consulting professionals (see Footnote 5 Notes to Consolidated Financial Consolidated Statements for further discussion). LBA's consulting services and data products are designed to lead hospitals and physicians to improve their competitive position in clinical service lines, with special focus in Cardiology, Pulmonary, Orthopedics, and Neuroscience. LBA services include analyzing opportunities related to physician practice patterns, developing physician gain-sharing and joint venture models to align physician incentives, and identifying market opportunities to protect and increase market share, clinical service line revenue, and margins. The LBA acquisition adds LBA's clinical consulting services to MECON's operations cost management solution. The acquisition was accounted for as a purchase and the results of LBA's operations have been included in MECON's consolidated financial statements from the date of acquisition of March 31, 1999.

    On July 14, 1999, MECON acquired Progressive Development, Inc. (PDI), a provider of a Web-based supply cost comparison database. PDI's products and services are designed to reduce what healthcare providers pay for disposable products and implants through the use of an online database. This database, called MECON-PricePoint-TM-, helps to lower supply acquisition costs by providing comparative benchmarking data against actual supply costs provided by other hospitals. Through the PricePoint database, healthcare providers compare their supply pricing data against national and regional averages and lowest recorded prices paid. The acquisition was accounted for as a purchase and the results of operations have been included in MECON's consolidated financial statements from the date of acquisition.

    On September 28, 1999, MECON made a $500,000 strategic investment in iBusinessHub, Inc. (IBH), an early stage development company focused on building business-to-business e-commerce procurement engines for various vertical markets. As a result of this investment, MECON owns approximately 36% of the outstanding stock of IBH. MECON will account for this investment using the equity method of accounting. This investment is expected to add transactional functionality to MECON's rapidly expanding healthcare community, which is sharply focused on expense reduction and performance improvement. Integral to this strategy is MECON's recent acquisition of PDI, and its supply cost comparison database.

MECON CONSOLIDATED FINANCIAL STATEMENTS

                                  MECON, INC.

                               SEPTEMBER 30, 1999
                                  (UNAUDITED)

(1)  BUSINESS OF THE COMPANY (CONTINUED)

    Also on September 30, 1999, MECON acquired Clinical Dynamics, Inc. (CDI), a provider of Web-based software reporting tools that analyze clinical process and outcome metrics of care for clinicians and administrators. CDI provides highly functional, Web-based software reporting tools which help providers create, manage and analyze clinical outcomes data. Its flagship Web-based product line, DYNAMO-TM- (Dynamic Analysis of Measured Outcomes), provides information on clinical performance through physician profiling, hospital benchmarking, clinical pathway development, and practice variance analysis. The Dynamo product suite provides clinicians and administrators with quick desktop access to complex clinical, financial, and demographic patient data information for day-to-day evaluation and decision-making. The acquisition was accounted for as a pooling of interests and therefore all information contained in the Consolidated Financial Statements has been restated to reflect the pooling.

(2)  INTERIM FINANCIAL INFORMATION

    MECON's consolidated condensed interim financial statements presented in this report have been prepared without audit under the rules and regulations of the Securities and Exchange Commission. Accordingly, MECON has condensed or omitted certain information and notes required by generally accepted accounting principles. In the opinion of MECON's management, these statements include all adjustments (all of which consist of normal recurring adjustments except as otherwise noted herein) necessary to present fairly MECON's financial position and results of operations for the interim periods presented. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the fiscal year ended March 31, 1999 contained in MECON's Annual Report on Form 10-KSB. The results of operations for the three and six months ended September 30, 1999 are not necessarily indicative of the results of operations that may be expected for future periods or the full year.

(3)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    REVENUE RECOGNITION

    Beginning April 1, 1999, MECON adopted Statement of Position (SOP) 98-9, MODIFICATION OF SOP 97-2, SOFTWARE REVENUE RECOGNITION, WITH RESPECT TO CERTAIN TRANSACTIONS, which amends SOP 97-2, SOFTWARE REVENUE RECOGNITION, regarding how to account for multiple-element arrangements and how vendor-specific evidence is defined.

    MECON's adoption of SOP 98-9 did not have a material effect on MECON's financial statements for the three and six month periods ended September 30, 1999.

    COMPREHENSIVE INCOME

    SFAS No. 130, REPORTING COMPREHENSIVE INCOME, requires the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. MECON has no components of other comprehensive income and, accordingly, the comprehensive income is the same as net income for all periods presented.

MECON CONSOLIDATED FINANCIAL STATEMENTS

                                  MECON, INC.

                               SEPTEMBER 30, 1999
                                  (UNAUDITED)

(4) MERGER

    On September 30, 1999, MECON issued 774,000 shares of its common stock and assumed all outstanding CDI options in exchange for all the outstanding shares of common stock of Clinical Dynamics, Inc. (CDI), a provider of Web-based software reporting tools that analyze clinical process and outcome metrics of care for clinicians and administrators. The merger was accounted for as a pooling of interests, and accordingly, MECON's condensed consolidated financial statements have been restated to include the financial position and results of CDI for all periods presented.

    The results of operations previously reported by the separate enterprises and the combined amounts presented in the accompanying consolidated financial statements are summarized below (in thousands):

                                                      MECON       CDI      COMBINED
                                                     --------   --------   --------
Three months ended September 30, 1998
    Total revenue..................................    3,973      $186     $ 4,159
    Net income.....................................      809        61         870

Three months ended September 30, 1999
    Total revenue..................................    6,531       386       6,917
    Net income (loss)..............................   (3,944)       66      (3,878)

Six months ended September 30, 1998
    Total revenue..................................    7,889       298       8,187
    Net income.....................................    1,260        18       1,278

Six months ended September 30, 1999
    Total revenue..................................   13,007       646      13,653
    Net income (loss)..............................   (3,279)      125      (3,154)

Transaction and acquisition costs were approximately $638,000 and consisted principally of transaction fees for attorneys, accountants and other related charges and are included in acquisition related charges in the accompanying Consolidated Statements of Operations. There were no conforming accounting changes or intercompany transactions related to this merger.

(5) LBA HEALTHCARE

    On March 31, 1999, MECON completed the acquisition of certain assets and liabilities of the Implementation Consulting Group (ICG) of HCIA Inc., formerly known as LBA Healthcare (LBA), for $7.5 million in cash. In conjunction with the transaction, MECON allocated $8.6 million of the $9.8 million purchase price to Goodwill with an estimated life of 15 years. As of the date of acquisition, revenues earned by ICG were related to the Clinical Value Enhancement (CVE) and Strategic Business Development (SBD) business lines.

MECON CONSOLIDATED FINANCIAL STATEMENTS

                                  MECON, INC.

                               SEPTEMBER 30, 1999
                                  (UNAUDITED)

(5) LBA HEALTHCARE (CONTINUED)

    As a result of the purchase, certain acquisition related accrued liabilities were recorded as of March 31, 1999. The following table sets forth a description of the accrued liabilities for the period ended September 30, 1999:

ACCRUED LIABILITIES            TOTAL LIABILITY AT 3/31/99   USED OR PAID   ACCRUAL AT 9/30/99
-------------------            --------------------------   ------------   ------------------
Termination benefits
accrual......................           $539,000              $539,000               --
Accrued closure costs........            111,000                55,000           56,000
Direct acquisition costs.....            321,000               316,000            5,000
                                        --------              --------          -------
                                        $971,000              $910,000          $61,000
                                        ========              ========          =======

    The following table represents pro forma results of operations as if the acquisition had occurred on April 1, 1998. The pro forma information is not necessarily indicative of the combined results that would have occurred had the acquisition taken place on April 1, 1998, nor is it necessarily indicative of results that may occur in the future (in thousands).

                                             THREE MONTHS ENDED   SIX MONTHS ENDED
                                               SEPTEMBER 30,       SEPTEMBER 30,
                                                    1998                1998
                                             ------------------   ----------------
PRO FORMA BASIS:
Net revenues...............................        $6,851              13,253
Net income (loss)..........................         1,625               2,408
Net income per share--basic................           .23                 .34
Net income per share--diluted..............           .22                 .32

    In the quarter ended September 30, 1999, MECON noted that the revenue being generated by LBA's CVE business line was not meeting MECON's expectations which were based on the projections MECON received at the time of the acquisition. Based on this information, MECON concluded that it could better utilize its resources in other areas of the Company and decided to exit the CVE business line. In accordance with an exit plan it developed, MECON has notified fourteen
(14) LBA employees of their termination. These individuals were responsible for maintaining the VETCAR database which supported the consulting being performed as part of the CVE business line. As of September 30, 1999, $52,000 of the initial accrual of $773,000 for accrued severance costs had been paid.

    In consideration of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", and its decision to exit the business, MECON reviewed the goodwill associated with LBA for impairment. MECON performed an undiscounted cashflow analysis based on revenue projections expected to be received from future operations of LBA which revealed that the goodwill was impaired. MECON estimated the fair market value of the goodwill using a discounted cash flow model and recognized an impairment charge of $5,555,000, based on a 15 year cash flow projection, assuming a growth rate commensurate with MECON's overall growth rate and a 5% discount rate. The forecasted cash flows represent managements best estimate of future results. The Company also wrote-off certain other capitalized software costs associated with the CVE business.

MECON CONSOLIDATED FINANCIAL STATEMENTS

                                  MECON, INC.

                               SEPTEMBER 30, 1999
                                  (UNAUDITED)

(5) LBA HEALTHCARE (CONTINUED)

    The special charge was comprised of (in thousands):

Impairment of goodwill......................................   5,555
Accrued severance costs.....................................     773
Write-down of capitalized software costs....................     119
                                                              ------
      Total.................................................  $6,447
                                                              ======

(6) ACQUISITIONS & INVESTMENTS

PROGRESSIVE DEVELOPMENT, INC.

    On July 14, 1999, MECON acquired Progressive Development, Inc. (PDI), a provider of a Web-based supply cost comparison database. MECON issued 75,000 shares of its common stock at $8.125 per share, which was the value of MECON's stock on July 14, 1999, and paid $275,000 in cash in a transaction accounted for using the purchase method of accounting. In accordance with the purchase, MECON received a client server software product, the services of the founder, and a royalty stream. PDI did not have any assets and liabilities, employees, or customers at the time of MECON's purchase. The entire purchase price of $884,000 has been allocated to goodwill that will be amortized over its estimated benefit period of five years. At September 30, 1999, the balance of the goodwill was $866,000, net of accumulated amortization of $18,000.

IBUSINESSHUB, INC.

    On September 28, 1999, MECON invested $500,000 in iBusinessHub (IBH) for 2,000,000 shares of IBH Series A Preferred stock. IBH is a development stage company focused on building business-to-business e-commerce procurement engines for various vertical markets. In addition to the common shares, MECON also received a warrant to purchase 2,000,000 shares of IBH common stock, which may be exercised at any time. IBH has the right to cause MECON to exercise up to 800,000 warrants at a price of $0.25. Since MECON's investment constituted a 36% interest in the outstanding shares of IBH, the investment has been accounted for using the equity method of accounting at September 30, 1999. IBH had no profits or losses at September 30, 1999, and, thus, there was no effect on MECON's financial statements for the quarter or six months ended September 30, 1999.

(7) PROVISION FOR INCOME TAXES

    An impairment of goodwill related to the March 1999 LBA acquisition was expensed in the current period for financial accounting purposes. This impairment will not be recognized in the current period for tax purposes but will continue to be amortized over a 15 year period. MECON projects adequate taxable income in subsequent periods to utilize these amortization expenses. MECON's deferred tax asset was increased as a result of this transaction.

    Certain other deferred tax assets from the LBA acquisition were realized in the current period. A valuation allowance related to such deferred tax assets was released during the quarter as the deferred

MECON CONSOLIDATED FINANCIAL STATEMENTS

                                  MECON, INC.

                               SEPTEMBER 30, 1999
                                  (UNAUDITED)

(7) PROVISION FOR INCOME TAXES (CONTINUED)

tax asset was realized. The realization of these assets resulted in a reduction of the carrying value of the goodwill of $365,000.

    As a result of the above, MECON recognized a deferred tax benefit of $1.7 million and $1.4 million and a deferred tax asset of $2.1 million during the 3 and 6 months ended September 30, 1999, respectively.

(8) SEGMENT INFORMATION

    MECON has adopted the provisions of SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the reporting by public business enterprises of information about operating segments, products and services, geographic areas and major customers. The method for determining what information to report is based on the way management organizes MECON's operating segments for making operating decisions and assessing financial performance.

    MECON's Chief Operating Decision Maker is considered to be MECON's Chief Operating Committee (COC) which is comprised of MECON's Chief Executive Officer and MECON's Senior Vice Presidents. The COC reviews financial information presented on a consolidated basis accompanied by disaggregated information on revenues by products and services for purposes of making decisions and assessing financial performance. Effective April 1, 1999, MECON operates in two business segments: data products and consulting.

Net revenue information regarding MECON's operating segments is as follows (in thousands):

                                                                THREE MONTHS           SIX MONTHS
                                                                    ENDED                 ENDED
                                                                SEPTEMBER 30,         SEPTEMBER 30,
                                                             -------------------   -------------------
                                                               1999       1998       1999       1998
                                                             --------   --------   --------   --------
STATEMENTS OF OPERATIONS
Revenue:
  Data products............................................   $4,608     $3,731    $ 8,145     $6,641
  Consulting...............................................    2,309        428      5,508      1,546
                                                              ------     ------    -------     ------
    Net revenue............................................   $6,917     $4,159    $13,653     $8,187
                                                              ======     ======    =======     ======

    MECON's customers consist 100% of end users in the United States. Accordingly, MECON does not produce reports that measure performance of revenues by geographic region.

    MECON evaluates the performance of its operating segments based on revenues only. MECON does not assess the performance of MECON's segments on other measures of income or expense, such as depreciation and amortization, operating income or net income. In addition, as MECON's assets are primarily located in MECON's corporate office in the United States and not allocated to any specific segment, MECON does not produce reports that measure the performance based on any asset-based metrics. Therefore, MECON has presented segment information only for revenues.

MECON CONSOLIDATED FINANCIAL STATEMENTS

                                  MECON, INC.

                               SEPTEMBER 30, 1999
                                  (UNAUDITED)

(9) EARNINGS PER SHARE (EPS)

    The following table sets forth a reconciliation of the numerators and denominators of the basic and diluted EPS computations:

                                                             THREE MONTHS ENDED SEPTEMBER 30,
                                     ---------------------------------------------------------------------------------
                                                      1999                                      1998
                                     ---------------------------------------   ---------------------------------------
                                                                      PER                                       PER
                                     INCOME(LOSS)      SHARES        SHARE     INCOME(LOSS)      SHARES        SHARE
                                     (NUMERATOR)    (DENOMINATOR)    AMOUNT    (NUMERATOR)    (DENOMINATOR)    AMOUNT
                                     ------------   -------------   --------   ------------   -------------   --------
                                                          (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
BASIC EPS
Income(loss).......................    $(3,878)         7,196        $(0.54)       $870           7,007        $0.12
EFFECT OF DILUTIVE SECURITIES
Stock options......................         --             --            --          --             452           --
                                       -------          -----        ------        ----           -----        -----
DILUTED EPS
Income(loss) + assumed exercises...    $(3,878)         7,196        $(0.54)       $870           7,459        $0.12
                                       =======          =====        ======        ====           =====        =====

    Options to purchase 470,175 common shares at prices ranging from $8 to $24 per share and 290,959 common shares at prices ranging from $8 to $24 per share were outstanding during the three months ended September 30, 1999 and 1998, respectively, but were not included in the computation of diluted EPS because to do so would have been antidilutive for the periods presented.

                                                              SIX MONTHS ENDED SEPTEMBER 30,
                                     ---------------------------------------------------------------------------------
                                                      1999                                      1998
                                     ---------------------------------------   ---------------------------------------
                                                                      PER                                       PER
                                     INCOME(LOSS)      SHARES        SHARE     INCOME(LOSS)      SHARES        SHARE
                                     (NUMERATOR)    (DENOMINATOR)    AMOUNT    (NUMERATOR)    (DENOMINATOR)    AMOUNT
                                     ------------   -------------   --------   ------------   -------------   --------
                                                          (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
BASIC EPS
Income(loss).......................    $(3,154)         7,157        $(0.44)      $1,278          6,997        $0.18
EFFECT OF DILUTIVE SECURITIES
Stock options......................         --             --            --           --            491         (.01)
                                       -------          -----        ------       ------          -----        -----
DILUTED EPS
Income + assumed exercises.........    $(3,154)         7,157        $(0.44)      $1,278          7,488        $0.17
                                       =======          =====        ======       ======          =====        =====

    Options to purchase 470,175 common shares at prices ranging from $8 to $24 per share and 201,735 common shares at prices ranging from $10 to $24 per share were outstanding during the six months ended September 30, 1999 and 1998, respectively, but were not included in the computation of diluted EPS because to do so would have been antidilutive for the periods presented.

MECON CONSOLIDATED FINANCIAL STATEMENTS

                                                                  EXECUTION COPY

                                    ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                           GENERAL ELECTRIC COMPANY,
                              DIAMOND MERGER CORP.
                                      AND
                                  MECON, INC.
                         DATED AS OF NOVEMBER 29, 1999

                               TABLE OF CONTENTS
                          AGREEMENT AND PLAN OF MERGER

                                                                PAGE
                                                              --------
ARTICLE I THE MERGER........................................     A-1

    Section 1.1  The Merger.................................     A-1
    Section 1.2  Effective Time.............................     A-1
    Section 1.3  Effects of the Merger......................     A-1
    Section 1.4  Charter and Bylaws; Directors and
     Officers...............................................     A-2
    Section 1.5  Conversion of Securities...................     A-2
    Section 1.6  Parent to Make Certificates Available......     A-2
    Section 1.7  Dividends; Transfer Taxes; Withholding.....     A-3
    Section 1.8  No Fractional Securities...................     A-4
    Section 1.9  Return of Exchange Fund....................     A-4
    Section 1.10  No Further Ownership Rights in Company
     Common Stock...........................................     A-4
    Section 1.11  Closing of Company Transfer Books.........     A-4
    Section 1.12  Lost Certificates.........................     A-4
    Section 1.13  Further Assurances........................     A-4
    Section 1.14  Closing...................................     A-5

ARTICLE II REPRESENTATIONS AND WARRANTIES OF PARENT AND
  SUB.......................................................     A-5

    Section 2.1  Organization, Standing and Power...........     A-5
    Section 2.2  Authority..................................     A-5
    Section 2.3  Consents and Approvals; No Violation.......     A-6
    Section 2.4  Parent Common Stock to be Issued in the
     Merger.................................................     A-7
    Section 2.5  SEC Documents and Other Reports............     A-7
    Section 2.6  Registration Statement and Proxy
     Statement..............................................     A-7
    Section 2.7  Absence of Certain Changes or Events.......     A-7
    Section 2.8  Reorganization.............................     A-8
    Section 2.9  Operations of Sub..........................     A-8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY...     A-8

    Section 3.1  Organization, Standing and Power...........     A-8
    Section 3.2  Capital Structure..........................     A-8
    Section 3.3  Authority..................................     A-9
    Section 3.4  Consents and Approvals; No Violation.......    A-10
    Section 3.5  SEC Documents and Other Reports............    A-11
    Section 3.6  Registration Statement and Proxy
     Statement..............................................    A-11
    Section 3.7  Absence of Certain Changes or Events.......    A-11
    Section 3.8  Permits and Compliance.....................    A-12
    Section 3.9  Tax Matters................................    A-13
    Section 3.10  Actions and Proceedings...................    A-14
    Section 3.11  Certain Agreements........................    A-14
    Section 3.12  ERISA.....................................    A-15
    Section 3.13  Liabilities; Products.....................    A-16
    Section 3.14  Labor Matters.............................    A-17
    Section 3.15  Intellectual Property.....................    A-17
    Section 3.16  Opinion of Financial Advisor..............    A-18
    Section 3.17  State Takeover Statutes...................    A-18
    Section 3.18  Required Vote of Company Stockholders.....    A-18

                                                                PAGE
                                                              --------
    Section 3.19  Reorganization............................    A-18
    Section 3.20  Accounts Receivable.......................    A-18
    Section 3.21  Environmental Matters.....................    A-18
    Section 3.22  Suppliers and Distributors................    A-19
    Section 3.23  Insurance.................................    A-20
    Section 3.24  Transactions with Affiliates..............    A-20
    Section 3.25  Title to and Sufficiency of Assets........    A-21
    Section 3.26  Brokers...................................    A-21
    Section 3.27  Year 2000.................................    A-21
    Section 3.28  Retention Agreements......................    A-21
    Section 3.29  Compliance With Hospital-Physician
     Gainsharing Restrictions...............................    A-21

ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS........    A-22

    Section 4.1  Conduct of Business by the Company Pending
     the Merger.............................................    A-22
    Section 4.2  No Solicitation............................    A-24
    Section 4.3  Third Party Standstill Agreements..........    A-25
    Section 4.4  Reorganization.............................    A-25

ARTICLE V ADDITIONAL AGREEMENTS.............................    A-25

    Section 5.1  Stockholder Meeting........................    A-25
    Section 5.2  Preparation of the Registration Statement
     and the Proxy Statement................................    A-25
    Section 5.3  Access to Information......................    A-26
    Section 5.4  Rule 145 Letters...........................    A-26
    Section 5.5  Stock Exchange Listings....................    A-26
    Section 5.6  Fees and Expenses..........................    A-26
    Section 5.7  Company Stock Options......................    A-28
    Section 5.8  Reasonable Best Efforts....................    A-28
    Section 5.9  Public Announcements.......................    A-29
    Section 5.10  State Takeover Laws.......................    A-29
    Section 5.11  Indemnification; Directors and Officers
     Insurance..............................................    A-29
    Section 5.12  Notification of Certain Matters...........    A-30
    Section 5.13  Employee Benefits.........................    A-30
    Section 5.14  Retention Agreements......................    A-30
    Section 5.15  Preferred Shares Rights Agreement.........    A-30

ARTICLE VI CONDITIONS PRECEDENT TO THE MERGER...............    A-31

    Section 6.1  Conditions to Each Party's Obligation to
     Effect the Merger......................................    A-31
    Section 6.2  Conditions to Obligation of the Company to
     Effect the Merger......................................    A-31
    Section 6.3  Conditions to Obligations of Parent and Sub
     to Effect the Merger...................................    A-32

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER...............    A-33

    Section 7.1  Termination................................    A-33
    Section 7.2  Effect of Termination......................    A-35
    Section 7.3  Amendment..................................    A-35
    Section 7.4  Waiver.....................................    A-35

ARTICLE VIII GENERAL PROVISIONS.............................    A-35

    Section 8.1  Non-Survival of Representations and
     Warranties; and No Other Representations and
     Warranties.............................................    A-35
    Section 8.2  Notices....................................    A-36

                                                                PAGE
                                                              --------
    Section 8.3  Interpretation.............................    A-37
    Section 8.4  Counterparts...............................    A-37
    Section 8.5  Entire Agreement; No Third-Party
     Beneficiaries..........................................    A-37
    Section 8.6  Governing Law..............................    A-37
    Section 8.7  Assignment.................................    A-37
    Section 8.8  Severability...............................    A-37
    Section 8.9  Enforcement of this Agreement..............    A-37
    Section 8.10  Performance by Sub........................    A-38
    Section 8.11  Defined Terms.............................    A-38

                                LIST OF EXHIBITS

                                                              DESCRIPTION
                                                              -----------
Exhibit A--Stock Option Agreement...........................    Recital C

Exhibit B--Stockholder Agreement............................    Recital C

Exhibit C--Certificate of Incorporation.....................  Section 1.4

Exhibit D--Rule 145 Letter..................................  Section 5.4

                          AGREEMENT AND PLAN OF MERGER

    This AGREEMENT AND PLAN OF MERGER, dated as of November 29, 1999 (this "AGREEMENT"), is among General Electric Company, a New York corporation ("PARENT"), Diamond Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("SUB"), and Mecon, Inc., a Delaware corporation (the "COMPANY") (Sub and the Company being hereinafter collectively referred to as the "CONSTITUENT CORPORATIONS").

                                   RECITALS:

    A. The respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable the merger of Sub with and into the Company upon the terms and subject to the conditions of this Agreement (the "Merger"), and the respective Boards of Directors of Parent, Sub and the Company have approved and adopted this Agreement;

    B. The respective Boards of Directors of Parent and the Company have determined that the Merger is in the best interest of their respective stockholders;

    C. In order to induce Parent and Sub to enter into this Agreement, concurrently herewith (i) Parent and the Company are entering into the Stock Option Agreement dated as of the date hereof (the "STOCK OPTION AGREEMENT") in the form of the attached EXHIBIT A and (ii) Parent and certain of the stockholders of the Company are entering into the Stockholder Agreement dated as of the date hereof (the "STOCKHOLDER AGREEMENT") in the form of the attached EXHIBIT B; and

    D. For federal income tax purposes, it is intended by the parties hereto that the Merger shall qualify as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

    NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    Section 1.1 THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.2). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. Notwithstanding anything to the contrary herein, at the election of Parent, any direct wholly-owned Subsidiary (as hereinafter defined) of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement, in form and substance reasonably satisfactory to Parent and the Company, in order to reflect such substitution.

    Section 1.2 EFFECTIVE TIME. The Merger shall become effective when the certificate of merger (the "CERTIFICATE OF MERGER"), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware; PROVIDED, HOWEVER, that, upon mutual consent of the Constituent Corporations, the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Certificate of Merger is filed. When used in this Agreement, the term "EFFECTIVE TIME" shall mean the date and time at which the Certificate of Merger is accepted for filing or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made on the date of the Closing (as defined in Section 1.14).

    Section 1.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

    Section 1.4 CHARTER AND BY-LAWS; DIRECTORS AND OFFICERS. (a) The Certificate of Incorporation of the Company in effect at the Effective Time will be amended in its entirety at the Effective Time to read as set forth in EXHIBIT C hereto and shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. The By-laws of Sub in effect at the Effective Time will be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

    (b) The directors of the Sub at the Effective Time shall automatically, and without further action, be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Sub at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    Section 1.5 CONVERSION OF SECURITIES. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

    (a) Each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

    (b) All shares of Company Common Stock that are held in the treasury of the Company and any shares of Company Common Stock owned by Parent or Sub shall automatically be canceled and retired and shall cease to exist and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

    (c) Subject to the provisions of Section 1.8 hereof, each share of Common Stock, par value $0.001 per share, of the Company ("COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.5(b)) shall be converted into the right to receive the number of shares of common stock, par value $0.16 per share, of the Parent ("PARENT COMMON STOCK") determined by dividing $11.25 by the Average Parent Share Price (as defined below) and rounding the result to the nearest one thousandth of a share (the "MERGER CONSIDERATION"); provided, however, that if between the first day of the Valuation Period (as defined below) and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. The "AVERAGE PARENT SHARE PRICE" means the average of the daily volume-weighted sales prices per share of Parent Common Stock on the New York Stock Exchange Tape for each of the 10 consecutive trading days ending on the trading day which is five calendar days prior to the Closing Date (the "VALUATION PERIOD"). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive any dividends and other distributions in accordance with Section 1.7, certificates representing the shares of Parent Common Stock into which such shares are converted and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 1.6.

    Section 1.6 PARENT TO MAKE CERTIFICATES AVAILABLE. (a) EXCHANGE OF CERTIFICATES. Parent shall authorize a bank, trust company, or such other person or persons as shall be reasonably acceptable to Parent and the Company, to act as Exchange Agent hereunder (the "EXCHANGE AGENT"). As soon as practicable after the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the holders of shares of Company Common Stock converted in the Merger, certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.5(c) in exchange for outstanding shares of Company Common Stock and cash, as required to make payments in lieu of any fractional shares pursuant to Section
1.8 (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "EXCHANGE FUND"). The Exchange Agent shall deliver the Parent Common Stock contemplated to be issued pursuant to Section 1.5(c) out of the Exchange Fund. Except as contemplated by Section 1.9, the Exchange Fund shall not be used for any other purpose.

    (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock converted in the Merger (the "CERTIFICATES") a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent, and shall contain instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares). Upon surrender for cancellation to the Exchange Agent of a Certificate held by any record holder of a Certificate, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock into which the shares represented by the surrendered Certificate shall have been converted at the Effective Time pursuant to this Article I, cash in lieu of any fractional share in accordance with Section 1.8 and certain dividends and other distributions in accordance with Section 1.7, and any Certificate so surrendered shall forthwith be canceled.

    Section 1.7 DIVIDENDS; TRANSFER TAXES; WITHHOLDING. No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any person entitled by reason of the Merger to receive a certificate representing Parent Common Stock until such person surrenders the related Certificate or Certificates, as provided in Section 1.6, and no cash payment in lieu of fractional shares will be paid to any such person pursuant to
Section 1.8 until such person shall so surrender the related Certificate or Certificates. Subject to the effect of applicable law, there shall be paid to each record holder of a new certificate representing such Parent Common Stock:
(i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Parent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.8. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

    Section 1.8 NO FRACTIONAL SECURITIES. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article I, and no Parent dividend or other distribution or stock split shall relate to any fractional share, and no fractional share shall entitle the owner thereof to vote or to any other rights of a security holder of Parent. In lieu of any such fractional share, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article I will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying
(i) the Average Parent Share Price by (ii) the fractional interest to which such holder would otherwise be entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify the Parent, and the Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Section 1.7 and this Section 1.8.

    Section 1.9 RETURN OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the former stockholders of the Company for six months after the Effective Time shall be delivered to Parent, upon demand of Parent, and any such former stockholders who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. Neither Parent nor the Surviving Corporation shall be liable to any former holder of Company Common Stock for any such shares of Parent Common Stock, cash and dividends and distributions held in the Exchange Fund which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    Section 1.10 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Sections 1.7 and 1.8) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates.

    Section 1.11 CLOSING OF COMPANY TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Exchange Agent or the Parent, such Certificates shall be canceled and exchanged as provided in this Article I.

    Section 1.12 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 1.8 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.7.

    Section 1.13 FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or
(b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

    Section 1.14 CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Gibson Dunn & Crutcher, LLP, One Montgomery Street, San Francisco, California 94104-4505, at 10:00 a.m., local time, no later than the second business day following the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived (if permissible) (the "CLOSING DATE") or at such other time and place as Parent and the Company shall agree.

                                   ARTICLE II
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

    Parent and Sub represent and warrant to the Company as follows:

    Section 2.1 ORGANIZATION, STANDING AND POWER. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its place of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent. For purposes of this Agreement, "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means, when used with respect to Parent, any change or effect that is or could reasonably be expected (as far as can be foreseen at the time) to be materially adverse to the business, operations, properties, assets, liabilities, employee relationships, customer or supplier relationships, earnings or results of operations, financial projections or forecasts, or the business prospects and condition of Parent and its Subsidiaries, taken as a whole.

    Section 2.2 AUTHORITY. On or prior to the date of this Agreement, the respective Boards of Directors of Parent and Sub have declared the Merger advisable and have approved and adopted this Agreement in accordance with the DGCL. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement, Parent has all requisite corporate power and authority to enter into the Stock Option Agreement and the Stockholder Agreement, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Parent and Sub, the execution and delivery of the Stock Option Agreement and the Stockholder Agreement by Parent and the consummation by Parent and Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action (including all Board action) on the part of Parent and Sub, subject to the filing of an appropriate Certificate of Merger as required by the DGCL. This Agreement has been duly executed and delivered by Parent and Sub, the Stock Option Agreement and the Stockholder Agreement have been duly executed and delivered by Parent, and (assuming the valid authorization, execution and delivery of this Agreement and the Stock Option Agreement by the Company, the valid authorization, execution and delivery of the Stockholder Agreement by the stockholder of the Company that is a party thereto and the validity and binding effect hereof and thereof on the Company and such stockholder) this Agreement constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms and the Stock Option Agreement and the Stockholder Agreement constitute a valid and binding obligation of Parent enforceable against Parent in accordance with its terms. The filing of a registration statement on Form S-4 with the Securities and Exchange Commission (the "SEC") by Parent under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "SECURITIES ACT"), for the purpose of registering the shares of Parent Common Stock to be issued in the Merger (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the "REGISTRATION STATEMENT") has been duly authorized by Parent's Board of Directors.

    Section 2.3 CONSENTS AND APPROVALS; NO VIOLATION. Assuming that all consents, approvals, authorizations and other actions described in this
Section 2.3 have been obtained and all filings and obligations described in this
Section 2.3 have been made, the execution and delivery of this Agreement, the Stock Option Agreement and the Stockholder Agreement do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation or the By-laws of Parent, each as amended to date,
(ii) any provision of the comparable charter or organization documents of any of Parent's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, losses, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform their respective obligations hereunder or under the Stock Option Agreement or the Stockholder Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "GOVERNMENTAL ENTITY") is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement, the Stock Option Agreement or the Stockholder Agreement by Parent or Sub or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, the Stock Option Agreement or the Stockholder Agreement, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the Securities Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "EXCHANGE ACT"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement, the Stock Option Agreement, or the Stockholder Agreement, (iv) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "STATE TAKEOVER APPROVALS"), (v) applicable requirements, if any, of state securities or "blue sky" laws ("BLUE SKY LAWS") and the New York Stock Exchange (the "NYSE"), (vi) as may be required under foreign laws and (vii) such other consents, orders, authorizations, registrations, declarations, approvals and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform its obligations hereunder or under the Stock Option Agreement or the Stockholder Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby.

    Section 2.4 PARENT COMMON STOCK TO BE ISSUED IN THE MERGER. All of the shares of Parent Common Stock issuable in exchange for Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights created by statute, Parent's Certificate of Incorporation or By-laws or any agreement to which Parent is a party or by which Parent is bound and will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky laws.

    Section 2.5 SEC DOCUMENTS AND OTHER REPORTS. Parent has filed all required documents with the SEC since January 1, 1995 (the "PARENT SEC DOCUMENTS"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Parent SEC Documents or as required by generally accepted accounting principles, Parent has not, since March 31, 1999, made any change in the accounting practices or policies applied in the preparation of financial statements.

    Section 2.6 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information to be supplied in writing by Parent or Sub for inclusion or incorporation by reference in the Registration Statement or the proxy statement/prospectus included therein (together with any amendments or supplements thereto, the "PROXY STATEMENT") relating to the Stockholder Meeting (as defined in Section 5.1) will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement, at the time of the Stockholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Registration Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Securities Act, and the Proxy Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Exchange Act.

    Section 2.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Parent SEC Documents filed with the SEC prior to the date of this Agreement, since March 31, 1999, there has been no event causing a Material Adverse Effect on Parent, nor any development that would, individually or in the aggregate, result in a Material Adverse Effect on Parent.

    Section 2.8 REORGANIZATION. To the actual knowledge of the Vice President and Senior Counsel, Taxes of Parent, (i) neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code, and (ii) there are no facts that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

    Section 2.9 OPERATIONS OF SUB. Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Sub as follows:

    Section 3.1 ORGANIZATION, STANDING AND POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" mean, when used with respect to the Company, any change or effect that is or could reasonably be expected (as far as can be foreseen at the time) to be materially adverse to the business, operations, properties, assets, liabilities, employee relationships, customer or supplier relationships, earnings or results of operations, financial projections or forecasts, or the business prospects and condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

    Section 3.2 CAPITAL STRUCTURE. (a) As of the date hereof, the authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $0.001 par value ("COMPANY PREFERRED STOCK"). At the close of business on November 26, 1999, (i) 7,215,292 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights,
(ii) 0 (zero) shares of Company Common Stock were held in the treasury of the Company, (iii) 1,835,616 shares of Company Common Stock were reserved for future issuance pursuant to the Company's 1994 Incentive Stock Option Plan, 1995 Stock Plan, 1995 Director Option Plan or pursuant to any other plans assumed by the Company in connection with any acquisition, business combination or similar transaction (collectively, the "COMPANY STOCK OPTION PLANS"), and (iv) 153,017 shares of Company Common Stock were reserved for future issuance pursuant to the Company's Employee Stock Purchase Plan. The Company has amended, effective on or prior to the date hereof, the Employee Stock Purchase Plan to halt purchases under the Plan after November 30, 1999. No shares of Company Preferred Stock are outstanding. No shares of Company Common Stock are held by any Subsidiary of the Company.

    (b) Section 3.2 (b) of the letter dated the date hereof and delivered on the date hereof by the Company to Parent, which relates to this Agreement and is designated therein as the Company Letter (the "COMPANY LETTER"), contains a correct and complete list as of the date of this Agreement of (x) each outstanding option to purchase shares of Company Common Stock issued under the Company Stock Option Plans (collectively, the "COMPANY STOCK OPTIONS"), including the holder, date of grant, term, acceleration of vesting or exercisability, if any, exercise price and number of shares of Company Common Stock subject thereto and (y) the amount of cash set aside under the Employee Stock Purchase Plan for the purchase of Company Common Stock on November 30, 1999, which shall not exceed $105,000. Except as set forth on Section 3.2(b) of the Company Letter and except for the Company Stock Options, the options to purchase shares of Common Stock pursuant to the Employee Stock Purchase Plan on November 30, 1999, and the rights issued pursuant to the Company's Preferred Shares Rights Agreement dated April 9, 1997, there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement.

    (c) Except as set forth in Section 3.2 of the Company Letter, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of or any equity interests in the Company or any Subsidiary. Each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in the Company SEC Documents (defined below) filed prior to the date of this Agreement, each such share is owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Section 3.2(c) of the Company Letter contains a correct and complete list as of the date of this Agreement of each of the Company's Subsidiaries. Except as set forth on Section 3.2(c) of the Company Letter, as of the date hereof, neither the Company nor any of its Subsidiaries is party to or bound by
(x) any agreement or commitment pursuant to which the Company or any Subsidiary of the Company is or could be required to register any securities under the Securities Act or (y) any debt agreements or instruments which grant any rights to vote (contingent or otherwise) on matters on which stockholders of the Company may vote.

    (d) Section 3.2(d) of the Company Letter contains a correct and complete list as of the date of this Agreement of each entity in which the Company owns an equity interest (other than a Subsidiary), including the number of outstanding shares of the stock of each such entity, the percentage interest represented by the Company's ownership in the entity, and the date of acquisition of the ownership interest in any such entity.

    Section 3.3 AUTHORITY. On or prior to the date of this Agreement, the Board of Directors of the Company has unanimously declared the Merger advisable and fair to and in the best interest of the Company and its stockholders, approved and adopted this Agreement in accordance with the DGCL, resolved to recommend the adoption of this Agreement by the Company's stockholders and directed that this Agreement be submitted to the Company's stockholders for adoption. The Company has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement, to consummate the transactions contemplated by the Stock Option Agreement and, subject, in the case of the consummation of the Merger, to approval and adoption by the stockholders of the Company of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of this Agreement, to (x) approval and adoption of this Agreement by the stockholders of the Company and (y) the filing of the Certificate of Merger as required by the DGCL. This Agreement and the Stock Option Agreement have been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub and the Stock Option Agreement by Parent and the validity and binding effect of the Agreement on Parent and Sub and the Stock Option Agreement on Parent) constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The filing of the Proxy Statement with the SEC and the issuance of up to 1,435,843 shares of Company Common Stock pursuant to the Stock Option Agreement have been duly authorized by the Company's Board of Directors.

    Section 3.4 CONSENTS AND APPROVALS; NO VIOLATION. Assuming that all consents, approvals, authorizations and other actions described in this
Section 3.4 have been obtained and all filings and obligations described in this
Section 3.4 have been made, except as set forth in Section 3.4 of the Company Letter, the execution and delivery of this Agreement and the Stock Option Agreement do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the certificate of incorporation of the Company (as amended from time to time, the "COMPANY CHARTER") or the By-laws of the Company, (ii) any provision of the comparable charter or organization documents of any of the Company's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, losses, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or under the Stock Option Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby. With respect to this Agreement, as the same may be modified or amended from time to time, and the transactions contemplated hereby, the Company has taken all steps necessary to ensure that neither Parent nor Sub will be deemed an "Acquiring Person" under the Preferred Shares Rights Agreement dated as of April 9, 1997 and the Company covenants and agrees that it will not effect or approve any amendment or modification that changes this result or adversely affects Parent or Sub in connection with the consummation of the Merger. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Stock Option Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement or the Stock Option Agreement, except for (i) in connection, or in compliance, with the provisions of the HSR Act, the Securities Act and the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement or the Stock Option Agreement, (iv) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals,
(v) applicable requirements, if any, of Blue Sky Laws or the Nasdaq National Market, (vi) as may be required under foreign laws and (vii) such other consents, orders, authorizations, registrations, declarations, approvals and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or under the Stock Option Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby.

    Section 3.5 SEC DOCUMENTS AND OTHER REPORTS. The Company has filed all required documents with the SEC since December 31, 1995 (the "COMPANY SEC DOCUMENTS"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (except, in the case of the unaudited statements, to the extent permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Company SEC Documents or as required by generally accepted accounting principles, the Company has not, since March 31, 1996, made any change in the accounting practices or policies applied in the preparation of financial statements.

    Section 3.6 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information to be supplied in writing by the Company for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement, at the time of the Stockholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Registration Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Securities Act, and the Proxy Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing provisions of this Section 3.6, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement or the Registration Statement based on information supplied in writing by Parent or Sub for inclusion or incorporation by reference therein.

    Section 3.7  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth in
Section 3.7 of the Company Letter or as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement, (i) the Company and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would result in a Material

Adverse Effect on the Company, (ii) there has been no change in the capital stock of the Company except for the issuance of shares of the Company Common Stock pursuant to Company Stock Options or the Company's Employee Stock Purchase Plan and no dividend or distribution of any kind declared, paid or made by the Company on any class of its stock, (iii) there has not been (A) any adoption of a new Company Plan (as hereinafter defined), (B) any amendment to a Company Plan materially increasing benefits thereunder, (C) any granting by the Company or any of its Subsidiaries to any executive officer or other key employee of the Company or any of its Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents, (D) any granting by the Company or any of its Subsidiaries to any such executive officer or other key employee of any increase in severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents or (E) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such executive officer or other key employee, (iv) there has not been any material changes in the amount or terms of the indebtedness of the Company and its Subsidiaries from that described in the 1999 Company Annual Report, and
(v) there has been no event causing a Material Adverse Effect on the Company, nor any development that would, individually or in the aggregate, result in a Material Adverse Effect on the Company.

    Section 3.8 PERMITS AND COMPLIANCE. Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "COMPANY PERMITS"), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company (as hereinafter defined), threatened, except where the suspension or cancellation of any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as set forth on
Section 3.8 of the Company Letter, neither the Company nor any of its Subsidiaries is in violation of (A) its charter, by-laws or other organizational documents, (B) any applicable law, ordinance, administrative, or governmental rule or regulation, including any consumer protection, equal opportunity, patient confidentiality, health, health care industry regulation and third-party reimbursement laws including under any Federal Health Care Program (as defined in Section 1128B(f) of the U.S. Federal Social Security Act (together with all regulations promulgated thereunder, the "SSA")), (C) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries or (D) any Company Permits, except, in the case of clauses (A), (B), (C) and (D) for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Without limiting the foregoing, the Company is not subject to statutes, rules, regulations or orders administered or issued by the United States Food and Drug Administration (the "FDA") or comparable foreign Governmental Entity. The Company has obtained all necessary regulatory approvals from any foreign regulatory agencies related to the products distributed and sold by the Company. Neither the Company nor any Subsidiary, nor the officers, directors, managing employees or agents (as those terms are defined in 42 C.F.R. Section 1001.1001) of the Company or any Subsidiary: (i) have engaged in any activities which are prohibited under, or are cause for civil penalties or mandatory or permissive exclusion from, any Federal Health Care Program under Sections 1128, 1128A, 1128B, or 1877 of SSA or related state or local statutes, including knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind in return for, or to induce, the purchase, lease, or order, or the arranging for or recommending of the purchase, lease or order, of any item or service for which payment may be made in whole or in part under any such program; (ii) have had a civil monetary penalty assessed against them under Section 1128A of SSA; (iii) have been excluded from participation under any Federal Health Care Program; or (iv) have been convicted (as defined in 42 C.F.R. Section 1001.2) of any of the categories of offenses described in Sections 1128(a) or 1128(b)(1), (b)(2), or (b)(3) of SSA. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, there are no contracts or agreements of the Company or its Subsidiaries having terms or conditions which would have a Material Adverse Effect on the Company or having covenants not to compete that materially impair the ability of the Company to conduct its business as currently conducted or would reasonably be expected to materially impair Parent's ability to conduct its businesses. "KNOWLEDGE OF THE COMPANY" means the actual knowledge of the directors and the following officers of the Company: Vasu Devan; David J. Allinson; Joe Combs; Larimore Cummins; Jeff Parkinson; James Reilly; and Geoffrey Wood.

    Section 3.9 TAX MATTERS. Except as otherwise set forth in Section 3.9 of the Company Letter, (i) the Company and each of its Subsidiaries have timely filed (taking account of extensions to file that have been properly obtained) all material Tax Returns (as hereinafter defined) required to have been filed by it, and such Tax Returns are correct and complete in all material respects;
(ii) the Company and each of its Subsidiaries have timely paid (taking account of extensions to pay that have been properly obtained) all Taxes (as hereinafter defined) required to be paid by it that are material (either individually or in the aggregate) and that have been due and will timely pay (taking account of such extensions) all Taxes required to be paid by it that are material (either individually or in the aggregate) and that will be due on or prior to the Effective Time (other than Taxes that are being timely and properly contested in good faith), or where payment is not yet due or is being contested in good faith, has established in accordance with Generally Accepted Accounting Principles an adequate reserve for the payment of such Taxes; (iii) the Company and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes; (iv) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes, which remains open; (v) no federal, state, local, or foreign audits or administrative proceedings, of which the Company or its Subsidiaries has notice, are pending with regard to any material Taxes or material Tax Returns of the Company or its Subsidiaries and none of them has received a written notice of any proposed audit or proceeding from the Internal Revenue Service ("IRS") or any other taxing authority;
(vi) no issues that have been raised by the relevant taxing authority in connection with the examination of Tax Returns required to have been filed by or with respect to the Company and each of its Subsidiaries are currently pending, other than issues that, if resolved against the Company or its Subsidiaries, would not result in the imposition of Taxes that are material (either individually or in the aggregate); (vii) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full; (viii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in any transaction that would constitute a "tax shelter" within the meaning of Section 6111 or 6662 of the Code and that has not been disclosed on an applicable Tax Return;
(ix) neither the Company nor any of its Subsidiaries has submitted a request for a ruling to the IRS or a State tax authority since March 31, 1997; (x) neither the Company nor any of its subsidiaries has made or rescinded any express or deemed material election relating to Taxes since March 31, 1997, that is not reflected in any Tax Return; (xi) neither the Company nor any of its Subsidiaries has changed any of its methods of reporting income or deductions for Tax purposes from those employed in the preparation of its Tax Returns for the year ending March 31, 1997; (xii) neither Company nor any of its Subsidiaries has been a member of an affiliated group of corporations (within the meaning of Section 1504(a)) filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined, or unitary income tax return under comparable provisions of state, local, or foreign tax law) for any taxable period, other than a group the common parent of which is Company;
(xiii) neither Company nor any of its Subsidiaries has any obligation under any agreement or arrangement with any other person with respect to material Taxes of such other person (including pursuant to Treasury Regulations Section 1.1502-6 or comparable provision of state, local or foreign tax law) including any liability for

Taxes of any predecessor entity; and (xiv) to the Knowledge of the Company, there are no facts that would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code. For purposes of this Agreement: (i) "TAXES" means any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value-added, transfer, excise, capital, or net worth tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest thereon or penalty imposed with respect thereto by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined, or any other basis, and shall include any transferee or secondary liability in respect of any tax (whether imposed by law, contractual agreement, or otherwise), and (ii) "TAX RETURN" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

    Section 3.10 ACTIONS AND PROCEEDINGS. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its Subsidiaries, or against or involving any of the present or former directors, officers, employees, consultants or agents of the Company or any of its Subsidiaries, as such, any of its or their properties, assets or business or any Company Plan (as hereinafter defined) that, individually or in the aggregate, would have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder or under the Stock Option Agreement. Except as set forth in Section 3.10 of the Company Letter, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations (including claims for workers' compensation) pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or any of its or their present or former directors, officers, employees, consultants or agents, as such, or any of the Company or the Subsidiaries properties, assets or business or any Company Plan that, individually or in the aggregate, would have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder or under the Stock Option Agreement. There are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of its or their present or former officers, directors, employees, consultants, agents or stockholders, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement and the Stock Option Agreement.

    Section 3.11 CERTAIN AGREEMENTS. (a) Except as set forth in Section 3.11(a) of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan relating to the compensation of employees of the Company or its Subsidiaries, including any employment agreement, severance agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, pension plan (as defined in Section 3(2) of ERISA) or welfare plan (as defined in Section 3(1) of ERISA) (collectively the "COMPENSATION AGREEMENTS"), any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Stock Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Stock Option Agreement. No holder of any option to purchase shares of Company Common Stock, or shares of Company Common Stock granted in connection with the performance of services for the Company or its Subsidiaries, is or will be entitled to receive cash from the Company or any Subsidiary in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement or the Stock Option Agreement except as provided in Section 5.7. Section 3.11(a) of the Company Letter sets forth (i) for each officer, director or employee who is a party to, or will receive benefits under, any Compensation Agreement as a result of the transactions contemplated herein, the total amount that each such person may receive, or is eligible to receive, assuming that the transactions contemplated by this Agreement are consummated on the date hereof, and (ii) the total amount of indebtedness owed to the Company or its Subsidiaries from each officer, director or employee of the Company and its Subsidiaries.

    (b) Set forth in Section 3.11(b) of the Company Letter is a list of all contracts that are significant to the Company and its Subsidiaries' businesses (whether oral or written), including all distribution contracts, sole-source supply contracts, national accounts contracts, any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any material lease, contractual license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject (collectively, "SIGNIFICANT CONTRACTS"). Prior to the date hereof, the Company has provided true and complete copies of all such contracts to Parent.

    (c) Except as set forth on Section 3.11(c) of the Company Letter, each Significant Contract is a legal, valid and binding agreement of the Company or its Subsidiaries, neither the Company nor any of its Subsidiaries (or to the Knowledge of the Company, any other party thereto) is in default under any Significant Contract, and none of such Significant Contracts has been canceled by the other party thereto; each Significant Contract is in full force and effect and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default, event of default or other breach by the Company or any Subsidiary party thereto which would entitle the other party to such Significant Contract to terminate the same or declare a default or event of default thereunder; the Company and the Subsidiaries are not in receipt of any claim of default under any such agreement; in each instance, except where it would not have a Material Adverse Effect on the Company.

    Section 3.12 ERISA. (a) Each Company Plan is listed in Section 3.12(a) of the Company Letter. With respect to each Company Plan, the Company has made available to Parent a true and correct copy of (i) the three most recent annual reports (Form 5500) filed with the IRS, (ii) each such Company Plan that has been reduced to writing and all amendments thereto, (iii) each trust agreement, insurance contract, administration agreement or funding arrangement relating to each such Company Plan, (iv) a written summary of each unwritten Company Plan,
(v) the most recent summary plan description or other written explanation of each Company Plan provided to participants, (vi) the most recent determination letter issued by the IRS with respect to any Company Plan intended to be qualified under section 401(a) of the Code, (vii) any request for a determination currently pending before the IRS, and (viii) all correspondence with the IRS, the Department of Labor, the SEC or Pension Benefit Guaranty Corporation relating to any outstanding controversy. Except as would not have a Material Adverse Effect on the Company, each Company Plan complies in all respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and all other applicable statutes and governmental rules and regulations. No Company Plan is subject to Title IV of ERISA. Neither the Company nor any of its Subsidiaries or ERISA Affiliates is a party to, has made any contribution to or otherwise incurred any obligation under any "multiemployer plan" as defined in Sections 3(37) and 4001(a)(3) of ERISA.

    (b) Except as listed in Section 3.12(b) of the Company Letter, with respect to the Company Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries or ERISA Affiliates or Company Plan fiduciary could be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect on the Company. All Company Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending, or the remedial amendment period under applicable Treasury Regulations or Internal Revenue Service pronouncements has not expired, and to Company's knowledge, nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Company Plan subject to Section 401(a) of the Code. With respect to any Group

Health Plan (as defined in Section 5000(b)(1) of the Code) maintained by the Company, any of its Subsidiaries, or ERISA Affiliates, each such plan has been operated in material compliance with the provisions of Part 6 of Title I of ERISA and Sections 4980B, 9801 and 9802 of the Code. Except as disclosed in
Section 3.12(b) of the Company Letter, neither the Company nor any of its Subsidiaries or ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code.

    (c) As used herein, (i) "COMPANY PLAN" means a "pension plan" (as defined in Section 3(2) of ERISA, a "welfare plan" (as defined in Section 3(1) of ERISA), or any other written or oral bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, holiday pay, vacation, severance, medical, dental, vision, disability, death benefit, sick leave, fringe benefit, personnel policy, insurance or other plan, arrangement or understanding, in each case established or maintained by the Company or any of its Subsidiaries or ERISA Affiliates or as to which the Company or any of its Subsidiaries or ERISA Affiliates has contributed or otherwise may have any liability, and (ii) "ERISA AFFILIATE" means any trade or business (whether or not incorporated) which would be considered a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

    (d) Sections 3.12(a) and 3.12(b) of the Company Letter contains a list of all (i) severance and employment agreements with employees of the Company and each Subsidiary and ERISA Affiliate, (ii) severance programs and policies of the Company and each Subsidiary and ERISA Affiliate with or relating to its employees and (iii) plans, programs, agreements and other arrangements of the Company and each Subsidiary and ERISA Affiliate with or relating to its employees containing change of control or similar provisions.

    (e) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment, acceleration or enhancement of any benefit as a result of the transactions contemplated hereby including, without limitation, the payment of any "excess parachute payments" within the meaning of
Section 280G of the Code or any payments not deductible under Section 162(m) of the Code.

    (f) With respect to each Company Plan not subject to United States law (a "COMPANY FOREIGN BENEFIT PLAN"), except as would not have a Material Adverse Effect on the Company, (i) the fair market value of the assets of each funded Company Foreign Benefit Plan, the liability of each insurer for any Company Foreign Benefit Plan funded through insurance or the reserve shown on the Company's consolidated financial statements for any unfunded Company Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the projected benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan according reasonable, country specific actuarial assumptions and valuations and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book reserve to be less than such projected benefit obligations; and (ii) each Company Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with the appropriate regulatory authorities.

    Section 3.13 LIABILITIES; PRODUCTS. (a) Except as fully reflected or reserved against in the financial statements included in the 1999 Company Annual Report, or disclosed in the footnotes thereto and as disclosed in
Section 3.13(a) of the Company Letter, the Company and its Subsidiaries had no liabilities (including Tax liabilities) at the date of such financial statements, absolute or contingent, other than liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, and had no liabilities (including Tax liabilities) that were not incurred in the ordinary course of business. As of the date hereof, the Company had zero indebtedness for borrowed money.

    (b) Since December 31, 1995, neither the Company nor any Subsidiary has received a claim for or based upon breach of product or service warranty or guaranty or similar claim (other than warranty or guaranty claims in the ordinary course of business not material in amount or significance), strict liability in tort, negligent design of product, negligent provision of services or any other allegation of liability, including or arising from the design, testing, instructions for use, or sale of its products or from the provision of services; and, to the Knowledge of the Company, there is no basis for any such claim which, if asserted, would likely have a Material Adverse Effect on the Company.

    (c) The Company has provided in Section 3.13(c) of the Company Letter a schedule of products in development and planned introductions. The Company reasonably expects the goals set forth therein to be achieved in all material respects, except for such deviations as would not have a Material Adverse Effect on the Company.

    Section 3.14 LABOR MATTERS. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the "COMPANY BUSINESS PERSONNEL"), and there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries by any person pursuant to the National Labor Relations Act or any comparable state agency or foreign law pending or threatened in writing with respect to the Company Business Personnel, except where such unfair labor practice, complaint or grievance would not have a Material Adverse Effect on the Company. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage would not have a Material Adverse Effect on the Company.

    Section 3.15 INTELLECTUAL PROPERTY. "COMPANY INTELLECTUAL PROPERTY" means all United States and foreign trademarks, trademark registrations, trademark rights and renewals thereof, trade names, trade name rights, trade dress, patents, patent rights, patent applications, industrial models, inventions, invention disclosures, author's rights, designs, utility models, inventor rights, software, copyrights, copyright registrations and renewals thereof, servicemarks, servicemark registrations and renewals thereof, servicemark rights, trade secrets, applications for trademark and servicemark registrations, know-how, data, market information, confidential information and other proprietary rights, and any data and information of any nature or form used or held for use in connection with the businesses of the Company and/or its Subsidiaries as currently conducted or as currently contemplated by the Company, together with all applications currently pending or in process for any of the foregoing. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof, the Company and its Subsidiaries own, or possess adequate licenses or other valid rights to use (including the right to sublicense to customers, suppliers or others as needed), all of the material Company Intellectual Property that is necessary for the conduct or contemplated conduct of the Company's or Subsidiaries' businesses. Section 3.15 of the Company Letter lists each material license or other agreement pursuant to which the Company or any Subsidiary has the right to use Company Intellectual Property utilized in connection with any product of, or service provided by, the Company and its Subsidiaries, the cancellation or expiration of which would have a Material Adverse Effect on the Company (the "COMPANY LICENSES"). There are no pending, and between the date hereof and the Effective Time, there shall not be any pending, or to the Knowledge of the Company, threatened interferences, re-examinations, oppositions or cancellation proceedings involving any patents or patent rights, trademarks or trademark rights, or applications therefor, of the Company or any Subsidiary, except such as may be commenced by Parent or any Subsidiary of Parent and except such as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There is no breach or violation by the Company or by any Subsidiary under, and, to the Knowledge of the Company, there is no breach or violation by any other party to, any Company License that is reasonably likely to give rise to any termination or any loss of rights thereunder. To the Knowledge of the Company, there has been no unauthorized disclosure or use of confidential information, trade secret rights, processes and formulas, research and development results and other know-how of the Company or any Subsidiary, the value of which to the Company and its Subsidiaries is dependent upon the maintenance of the confidentiality thereof. The conduct of the business of the Company and the Subsidiaries as currently conducted or contemplated in connection with the introduction of planned new products and services does not and will not infringe upon or conflict with, in any way, any license, trademark, trademark right, trade name, trade name right, patent, patent right, industrial model, invention, service mark, service mark right, copyright, trade secret or any other intellectual property rights of any third party. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof or in
Section 3.15 of the Company Letter, there are no infringements of, or conflicts with, any Company Intellectual Property. Except as set forth in Section 3.15 of the Company Letter, neither the Company nor any Subsidiary has licensed or otherwise permitted the use by any third party of any proprietary information or Company Intellectual Property on terms or in a manner which, individually or in the aggregate, would have a Material Adverse Effect on the Company.

    Section 3.16 OPINION OF FINANCIAL ADVISOR. The Company will have received the written opinion of Donaldson, Lufkin & Jenrette Securities Corporation dated the date hereof to the effect that, as of the date hereof, the Merger Consideration is fair to the Company's stockholders from a financial point of view, a copy of which opinion has been delivered to Parent.

    Section 3.17 STATE TAKEOVER STATUTES. The Board of Directors of the Company has, to the extent such statute is applicable, taken all action (including appropriate approvals of the Board of Directors of the Company) necessary to render the provisions of Section 203 of the DGCL inapplicable to the Merger, this Agreement, the Stock Option Agreement, the Stockholder Agreement, and the transactions contemplated hereby and thereby. To the Knowledge of the Company, no other state takeover statute is applicable to the Merger, this Agreement, the Stock Option Agreement, and the Stockholder Agreement and the transactions contemplated hereby and thereby.

    Section 3.18 REQUIRED VOTE OF COMPANY STOCKHOLDERS. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is required to adopt this Agreement. No other vote of the security holders of the Company is required by law, the Company Charter or the By-laws of the Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby and in the Stock Option Agreement.

    Section 3.19 REORGANIZATION. To the Knowledge of the Company, (i) neither it nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code, and (ii) there are no facts that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

    Section 3.20 ACCOUNTS RECEIVABLE. All of the accounts and notes receivable of the Company and its Subsidiaries set forth on the books and records of the Company (net of the applicable reserves reflected on the books and records of the Company and in the financial statements included in the Company SEC Documents) (i) represent sales actually made or transactions actually effected in the ordinary course of business for goods or services delivered or rendered to unaffiliated customers in bona fide arm's length transactions, (ii) except as set forth on Section 3.20(ii) of the Company Letter, constitute valid claims, and (iii) except as set forth on Section 3.20(iii) of the Company Letter, are good and collectible at the aggregate recorded amounts thereof (net of such reserves) without right of recourse, defense, deduction, return of goods, counterclaim, or offset and have been or will be collected in the ordinary course of business and consistent with past experience.

    Section 3.21 ENVIRONMENTAL MATTERS. (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "HAZARDOUS SUBSTANCES" means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (B) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law;
(ii) "ENVIRONMENTAL LAW" means any law, past, present or future (up until the Effective Time) and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, or common law, relating to pollution or protection of the environment, health or safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances; and (iii) "ENVIRONMENTAL PERMIT" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

    (b) The Company and the Subsidiaries are and have been in compliance with all applicable Environmental Laws, have obtained all Environmental Permits and are in compliance with their requirements, and have resolved all past non-compliance with Environmental Laws and Environmental Permits without any pending, on-going or future obligation, cost or liability, except in each case for the notices set forth in Section 3.21 of the Company Letter or where such non-compliance or obligation would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

    (c) Neither the Company nor any of its Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the Company's or any of its Subsidiaries' properties or any other properties, other than in a manner that would not, in all such cases taken individually or in the aggregate, result in a Material Adverse Effect on the Company, (ii) any Knowledge or reason to know of the presence of any Hazardous Substances on, under, emanating from, or at any of the Company's or any of its Subsidiaries' properties or any other property but arising from the Company's or any of its Subsidiaries' current or former properties or operations, other than in a manner that would not result in a Material Adverse Effect on the Company, or (iii) any Knowledge or reason to know, nor has it received any written notice (A) of any violation of or liability under any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or liability, (C) requiring the investigation of, response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its Subsidiaries' current or former properties or operations or any other properties, (D) alleging noncompliance by the Company or any of its Subsidiaries with the terms of any Environmental Permit in any manner reasonably likely to require material expenditures or to result in material liability or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its Subsidiaries' current or former properties or operations or any other properties, except in each case for the notices set forth in Section 3.21 of the Company Letter.

    (d) No Environmental Law imposes any obligation upon the Company or any of its Subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree, except where the failure to comply with such obligations would not have a Material Adverse Effect on the Company.

    (e) There are no environmental assessments or audit reports or other similar studies or analyses in the possession or control of the Company or any of its Subsidiaries relating to any real property currently or formerly owned, leased or occupied by the Company or any of its Subsidiaries.

    Section 3.22 SUPPLIERS AND DISTRIBUTORS. (a) Neither the Company nor any Subsidiary has received any notice, oral or written, or has any reason to believe that any significant supplier (including suppliers of data or information, which may include customers), including without limitation any sole source supplier, will not supply to the Company or any Subsidiary at any time after the Effective Time on terms and conditions substantially similar to those currently in place, subject only to general and customary price increases, unless comparable supplies, data, information or other items are readily available from other sources on comparable terms and conditions.

    (b) Neither the Company nor any Subsidiary has received any notice, oral or written, or has any reason to believe that any distributors, sales representatives, sales agents, or other third party sellers, will not sell or market the products or services of the Company or any Subsidiary at any time after the Effective Time on terms and conditions substantially similar to those used in the current sales and distribution contracts of the Company and its Subsidiaries.

    Section 3.23 INSURANCE. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and the Subsidiaries and their respective properties and assets, and are in character and amount similar to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The Company and each Subsidiary have made any and all payments required to maintain such policies in full force and effect. Neither the Company nor any Subsidiary has received notice of default under any such policy, and has not received written notice or, to the Knowledge of the Company, oral notice of any pending or threatened termination or cancellation, coverage limitation or reduction or material premium increase with respect to such policy.

    Section 3.24  TRANSACTIONS WITH AFFILIATES.  (a) For purposes of this
Section 3.24, the term "AFFILIATED PERSON" means (i) any holder of 2% or more of the Company Common Stock, (ii) any director, officer or senior executive of the Company or any Subsidiary, (iii) any person, firm or corporation that directly or indirectly controls, is controlled by, or is under common control with, any of the Company or any Subsidiary or (iv) any member of the immediate family or any of such persons.

    (b) Except as set forth in the Company SEC Reports filed with the SEC prior to the date hereof, since March 31, 1999, the Company and its Subsidiaries have not, in the ordinary course of business or otherwise, (i) purchased, leased or otherwise acquired any material property or assets or obtained any material services from, (ii) sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered in the ordinary course of business as director, officer or employee of the Company or any Subsidiary), (iii) entered into or modified in any manner any contract with, or (iv) borrowed any money from, or made or forgiven any loan or other advance (other than expenses or similar advances made in the ordinary course of business) to, any Affiliated Person.

    (c) Except as set forth in the Company SEC Reports filed with the SEC prior to the date hereof, (i) the contracts of the Company and its Subsidiaries do not include any material obligation or commitment between the Company or any Subsidiary and any Affiliated Person, (ii) the assets of the Company or any Subsidiary do not include any receivable or other obligation or commitment from an Affiliated Person to the Company or any Subsidiary and (iii) the liabilities of the Company and its Subsidiaries do not include any payable or other obligation or commitment from the Company or any Subsidiary to any Affiliated Person.

    (d) To the Knowledge of the Company and except as set forth in the Company SEC Reports filed with the SEC prior to the date hereof, no Affiliated Person of any of the Company or any Subsidiary is a party to any contract with any customer or supplier of the Company or any Subsidiary that affects in any material manner the business, financial condition or results of operation of the Company or any Subsidiary.

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
    Section 3.25. TITLE TO AND SUFFICIENCY OF ASSETS. (a) As of the date hereof, the Company and its Subsidiaries own, and as of the Effective Time the Company and its Subsidiaries will own, good and marketable title to all of their assets constituting personal property which is material to their business (excluding, for purposes of this sentence, assets held under leases), free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions (collectively, "LIENS"), except as set forth in the Company SEC Documents filed with the SEC prior to the date hereof, or Section 3.25 of the Company Letter. Such assets, together with all assets held by the Company and its Subsidiaries under leases, include all tangible and intangible personal property, contracts and rights necessary or required for the operation of the businesses of the Company as presently conducted.

    (b) As of the date hereof, the Company and its Subsidiaries do not own, and as of the Effective Time the Company and its Subsidiaries will not own any Real Estate (as defined below) (excluding, for purposes of this sentence, Real Estate leases). All Real Estate leases held by the Company and its Subsidiaries, are adequate for the operation of the businesses of the Company as presently conducted. For purposes of this Agreement, "REAL ESTATE" means, with respect to the Company or any Subsidiary, as applicable, all of the fee, if any, or leasehold ownership right, title and interest of such person, in and to all real estate and improvement owned or leased by any such person and which is used by any such person in connection with the operation of its business.

    Section 3.26 BROKERS. No broker, investment banker or other person, other than Adams, Harkness & Hill, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation, the fees and expenses of each of which will be paid by the Company (as reflected in an agreement between Adams, Harkness & Hill, Inc., and the Company, and an agreement between Donaldson, Lufkin & Jenrette Securities Corporation, and the Company, a copy of each of which has been furnished to Parent), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement and by the Stock Option Agreement based upon arrangements made by or on behalf of the Company.

    Section 3.27 YEAR 2000. Except as set forth in Section 3.27 of the Company Letter, the current and previously sold products of the Company and its Subsidiaries and software, operations, systems and processes (including, to the Knowledge of the Company, software, operations, systems and processes obtained from third parties) used in the conduct of the business of the Company and its Subsidiaries, are Year 2000 Compliant and the Company has delivered to Parent true and correct copies of any consultant or other third-party reports prepared on behalf of the Company with respect to such compliance. For purposes of this Agreement, "YEAR 2000 COMPLIANT" means the ability to process (including calculate, compare, sequence, display or store), transmit or receive data or data/time data from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000, and leap year calculations without error or malfunction. Except as set forth in Section 3.27 of the Company Letter, neither the Company nor any of its Subsidiaries have any obligations under any warranty agreements, agreements, or otherwise to remedy any information technology defect relating to a failure to be Year 2000 Compliant, except where any such warranty agreements, agreements or obligations to remedy would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

    Section 3.28 RETENTION AGREEMENTS. On or before the date hereof, the Company and the persons listed in Section 3.28 of the Company Letter each have duly authorized (in the case of the Company only), executed and delivered a valid, binding and enforceable retention, employment or consulting agreement in the form agreed with Parent (the "RETENTION AGREEMENTS").

    Section 3.29  COMPLIANCE WITH HOSPITAL-PHYSICIAN GAINSHARING
RESTRICTIONS. Advice, suggestions and recommendations given pursuant to the Company's clinical consulting services, including advice, suggestions and recommendations concerning physician partnership strategies and models, comply in all material respects with the requirements of 42 U.S.C. sec. 1320a-7a(b)(1) and (2). To the Company's

Knowledge, no hospital customer of the Company has ever been found by a court or administrative body to have violated the requirements of 42 U.S.C. sec. 1320a-7a(b)(1) and (2), nor has any hospital customer of the Company ever been assessed a civil monetary penalty for violating the requirements of 42 U.S.C. sec. 1320a-7a(b)(1) and (2), as a result of implementing any of the Company's advice, suggestions and recommendations.

                                   ARTICLE IV
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    Section 4.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. Except as expressly permitted by clauses (i) through (xvii) of this Section 4.1, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in the Company Letter (with specific reference to the applicable subsection below), the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

        (i) (A) other than dividends paid by wholly-owned Subsidiaries, declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, (B) other than in the case of any Subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or
    (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

        (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options (including options under the Company Stock Option Plans) to acquire any such shares, voting securities, equity equivalent or convertible securities, other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms and (B) the issuance of shares of Company Common Stock pursuant to the Stock Option Agreement;

       (iii) amend the Company Charter or by-laws;

        (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets outside of the ordinary course of business;

        (v) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its material assets, other than sales of inventory that are in the ordinary course of business consistent with past practice;

        (vi) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (A) in the ordinary course of business consistent with past practices and (B) indebtedness, loans, advances, capital contributions and investments between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practices;

       (vii) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any Subsidiary;

      (viii) except as provided in Section 4.1(viii) of the Company Letter, enter into or adopt any, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan, employment agreement (with an employee at or above management level), or any consulting agreement out of the ordinary course;

        (ix) except as provided in Section 4.1(ix) of the Company Letter, increase the compensation payable or to become payable to its directors, officers or employees (except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not officers of the Company or any of its Subsidiaries) or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of the Company or any of its Subsidiaries, or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

        (x) knowingly violate or knowingly fail to perform any material obligation or duty imposed upon it or any Subsidiary by any applicable federal, state or local law, rule, regulation, guideline or ordinance;

        (xi) make any change to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles);

       (xii) prepare or file any material Tax Return inconsistent with its past practice in preparing or filing similar Tax Returns in prior periods or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

      (xiii) make or rescind any express or deemed material election relating to Taxes or change any of its methods of reporting income or deductions for Tax purposes;

       (xiv) commence any litigation or proceeding with respect to any material Tax liability or settle or compromise any material Tax liability without Parent's consent (which consent should not be unreasonably withheld) or commence any other litigation or proceedings or settle or compromise any other material claims or litigation;

       (xv) enter into, renew, terminate or amend any agreement or contract material to the Company and its Subsidiaries, taken as a whole, including any Significant Contract; or purchase any real property or make or agree to make any new capital expenditure or expenditures which in the aggregate are in excess of $5 million;

       (xvi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) of the Company included in the Company SEC Documents or incurred in the ordinary course of business consistent with past practice; or

      (xvii) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

    Section 4.2 NO SOLICITATION. (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, (i) solicit, initiate or encourage the submission of, any Takeover Proposal (as hereafter defined), (ii) enter into any agreement with respect to or approve or recommend any Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any Subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; PROVIDED, HOWEVER, that nothing contained in this Section 4.2(a) shall prohibit the Company or its directors from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or (ii) referring a third party to this
Section 4.2(a) or making a copy of this Section 4.2(a) available to any third party; and PROVIDED, FURTHER, that prior to the Stockholder Meeting, if the Board of Directors of the Company reasonably determines the Takeover Proposal constitutes a Superior Proposal (as defined below) and the Company complies with its obligations in Section 4.2(b) and in Section 5.1, then, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by a majority thereof after consultation with independent counsel (who may be the Company's regularly engaged independent counsel), the Company may, in response to an unsolicited request, furnish non-public information, and afford access to the properties, books, records, officers, employees and representatives of the Company, participate in discussions or negotiations regarding the Superior Proposal and, provided that the Company has complied with the provisos to its rights to terminate this Agreement pursuant to Section 7.1(g) hereof, enter into an agreement with respect to or approve or recommend to its stockholders a Superior Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer or director of the Company or any of its Subsidiaries or any financial advisor, attorney or other advisor or representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this
Section 4.2(a) by the Company. For purposes of this Agreement, "TAKEOVER PROPOSAL" means any proposal for a merger, tender offer or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement and the Stock Option Agreement, and "SUPERIOR PROPOSAL" means a bona fide proposal made by a third party to acquire the Company pursuant to a tender or exchange offer, a merger, a sale of all or substantially all its assets or otherwise on terms which a majority of the Board of Directors of the Company determines, at a duly constituted meeting of the Board of Directors or by unanimous written consent, in its reasonable good faith judgment (after consultation with its financial advisor) to be more favorable to the Company's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the reasonable good faith judgment of a majority of the Board of Directors of the Company, as expressed in a resolution adopted at a duly constituted meeting of such directors, is reasonably capable of being obtained by such third party.

    (b) The Company shall advise Parent orally and in writing within 24 hours of
(i) any Takeover Proposal or any inquiry with respect to or which could lead to any expression of interest regarding a potential Takeover Proposal that is received by or communicated to any officer or director of the Company or, to the Knowledge of the Company, any financial advisor, attorney or other advisor or representative of the Company, (ii) the material terms of such Takeover Proposal (including a copy of any written proposal), and (iii) the identity of the person making any such Takeover Proposal. If the Company intends to participate in discussions or negotiations with and/or furnish any Person with any information with respect to any inquiry or Takeover Proposal in accordance with Section 4.2(a), the

Company shall advise Parent orally and in writing of such intention not less than five business days in advance of providing such information. The Company will keep Parent fully informed of the status and details of any such Takeover Proposal or inquiry.

    Section 4.3 THIRD PARTY STANDSTILL AGREEMENTS. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent). During such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

    Section 4.4 REORGANIZATION. During the period from the date of this Agreement through the Effective Time, unless the other party shall otherwise agree in writing, none of Parent, the Company or any of their respective Subsidiaries shall take or fail to take any action with the actual knowledge of those taking or failing to take such action (or those directing such action or failure to take action) that such action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of
Section 368(a) of the Code.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    Section 5.1 STOCKHOLDER MEETING. The Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of stockholders (the "STOCKHOLDER MEETING") for the purpose of considering the approval and adoption of this Agreement and at such meeting call for a vote and cause proxies to be voted in respect of the approval and adoption of this Agreement. The Company will, through its Board of Directors, recommend to its stockholders the adoption and approval of this Agreement and shall not withdraw, modify or change such recommendation; provided, however, that the Board of Directors of the Company may withdraw, modify or change such recommendation if it (i) has not breached Section 4.2 and (ii) enters into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal or the Board of Directors resolves to do so, provided that the Company has complied with the provisos to its right to terminate this Agreement in Section 7.1(g) of this Agreement. Notwithstanding the Company's rights regarding a Superior Proposal in the preceding sentence, the Company agrees that its obligations pursuant to the first sentence of this Section 5.1 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of a Takeover Proposal or Superior Proposal.

    Section 5.2 PREPARATION OF THE REGISTRATION STATEMENT AND THE PROXY STATEMENT. (a) The Company and Parent shall promptly prepare and file with the SEC the Proxy Statement and Parent shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its stockholders. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and upon the exercise of the Substitute Options (as defined in Section 5.7), and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

    (b) Parent and the Company promptly will notify each other of the receipt of comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or the Proxy Statement or for additional information, and promptly will supply each other with copies of all correspondence between the parties and the SEC with respect thereto. If, at any time prior to the Stockholder Meeting, any event should occur relating to or affecting the Company, Parent or Sub, or to their respective Subsidiaries, officers or directors, which event should be described in an amendment or supplement to the Registration Statement or the Proxy Statement, the parties promptly will inform each other and cooperate in preparing, filing and having declared effective or clearing with the SEC and, if required by applicable state securities laws, distributing to the Company's stockholders such amendment or supplement.

    Section 5.3 ACCESS TO INFORMATION. Subject to currently existing contractual and legal restrictions applicable to the Company or any of its Subsidiaries, the Company shall, and shall cause each of its Subsidiaries to, afford to the Parent and its Subsidiaries and each of their accountants, counsel, financial advisors and other representatives of Parent reasonable access during normal business hours to, and permit them to make such inspections as they may reasonably require of, during the period from the date of this Agreement through the Effective Time, all of their respective properties, books, contracts, commitments and records (including engineering records and Tax Returns and the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, the Company shall, and shall cause each of its Subsidiaries to (i) furnish promptly to Parent a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, (ii) consistent with its legal obligations, furnish promptly to Parent all other information concerning its business, properties and personnel as Parent may reasonably request, (iii) promptly make available to Parent all personnel of the Company and its Subsidiaries knowledgeable about matters relevant to such inspections as reasonably requested by Parent and
(iv) provide reasonable access to the Company's facilities and operations to enable Parent to conduct a health and safety review of the business, including the right to take samples. No investigation pursuant to this Section 5.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by Parent pursuant to this Section 5.3 shall be kept confidential in accordance with the Confidentiality Agreement, dated July 23, 1999 between Parent and the Company (the "CONFIDENTIALITY AGREEMENT").

    Section 5.4 RULE 145 LETTERS. On the date hereof, the Company shall cause to be prepared and delivered to Parent a list (reasonably satisfactory to counsel for Parent) identifying all persons who, at the time of the Stockholder Meeting, may be deemed to be "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "RULE 145 AFFILIATES"). The Company shall use its reasonable best efforts to cause each person who is identified as a Rule 145 Affiliate in such list to deliver to Parent within 30 days of the date hereof a written agreement in substantially the form of EXHIBIT D hereto, executed by each of such persons identified in the foregoing list.

    Section 5.5 STOCK EXCHANGE LISTINGS. Parent shall use its reasonable best efforts to list on the NYSE, upon official notice of issuance, any shares of Parent Common Stock to be issued in connection with the Merger or in connection with Substitute Options which have not been previously listed.

    Section 5.6 FEES AND EXPENSES. (a) Except as provided in this Section 5.6, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses, provided that all printing expenses and all filing fees (including filing fees under the Securities Act, the Exchange Act and the HSR Act) shall be divided equally between Parent and the Company.

    (b) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated (A) by the Company pursuant to Section 7.1(d)(i) after receipt of a Superior Proposal,

(B) by Parent pursuant to Section 7.1(b), (c) or (f), (C) by Parent or the Company pursuant to Section 7.1(e) (after receipt of a Superior Proposal or after the occurrence of any of the events described in clause (i), (ii) or
(iii) of Section 7.1(f)) or (g), then, in each case, the Company shall (without prejudice to any other rights of Parent against the Company) reimburse Parent upon demand for all out-of-pocket fees and expenses incurred or paid by or on behalf of Parent or any Affiliate (as hereinafter defined) of Parent in connection with this Agreement, the Stock Option Agreement and the transactions contemplated herein or therein, including all fees and expenses of counsel, investment banking firms, accountants and consultants (collectively, "Parent Fees") up to a maximum of $1,500,000. As used herein, "AFFILIATE" shall have the meaning set forth in Rule 405 under the Securities Act.

    (c) Notwithstanding any provision in this Agreement to the contrary:

        (i) if this Agreement is terminated:

           (A) by the Company pursuant to Section 7.1(d)(i) after receipt of a Superior Proposal, or

           (B) by Parent pursuant to Section 7.1(b) or (f), or

           (C) by Parent pursuant to Section 7.1(c) or by Parent or the Company pursuant to Section 7.1(e) in either case after receipt of a Superior Proposal or after the occurrence of any of the events described in clause
       (i), (ii) or (iii) of Section 7.1(f),

    and, in the case of (A), (B) or (C), prior to, concurrently with or within twelve months after such a termination a Third Party Acquisition Event (as defined below) occurs, then the Company shall (in addition to any obligation under Section 5.6(b) and without prejudice to any other rights of Parent against the Company) pay to Parent the Termination Fee (as defined below) in cash, such payment to be made promptly, but in no event later than the second business day tfollowing, the later to occur of such termination and such Third Party Acquisition Event; or

        (ii) if this Agreement is terminated by Parent or the Company pursuant to Section 7.1(g), then the Company shall (in addition to any obligation under Section 5.6(b) and without prejudice to any other rights of Parent against the Company) pay to Parent the Termination Fee in cash, such payment to be made by the Company concurrently with such termination if the termination is by the Company, or no later than the second business day following such termination if the termination is by Parent.

    "TERMINATION FEE" means $2,700,000, provided, however, that (i) such amount shall be reduced to an amount not less than zero by subtracting from $2,700,000 the amount realized or realizable (based on the facts as they exist on the date such fee shall become due) by Parent under the Stock Option Agreement which is in excess of $1,800,000, and (ii) the total of the Termination Fee and any amount actually realized by Parent under the Stock Option Agreement shall not exceed $4,500,000; provided further that if such Fee shall be so reduced by an amount so realizable by Parent and thereafter the Stock Option Agreement shall terminate without receipt by Parent of such amount, then an additional payment shall be made to Parent in the amount by which the Termination Fee was reduced hereunder promptly following such termination.

    A "THIRD PARTY ACQUISITION EVENT" means any of the following events:
(A) any person (other than Parent or its Affiliates) acquires or becomes the beneficial owner of 20% or more of the outstanding shares of Company Common Stock; (B) any group (other than a group which includes or may reasonably be deemed to include Parent or any of its Affiliates) is formed which, at the time of formation, beneficially owns 20% or more of the outstanding shares of Company Common Stock; (C) the Company enters into, or announces that it proposes to enter into, an agreement, including, an agreement in principle, providing for a merger or other business combination involving the Company or a "significant subsidiary" (as defined in Rule 1.02(w) of Regulation S-X as promulgated by the SEC) of the Company or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, the Company or a significant subsidiary (other than the transactions contemplated by this Agreement);
(D) any person (other than Parent or its Affiliates) is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of Company Common Stock which, together with all shares of Company Common Stock beneficially owned by such person, results or would result in such person being the beneficial owner of 20% or more of the outstanding shares of Company Common Stock; or (E) there is a public announcement with respect to a plan or intention by the Company to effect any of the foregoing transactions. For purposes of this Section 5.6(c), the terms "group" and "beneficial owner" shall be defined by reference to Section 13(d) of the Exchange Act.

    (d) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated (i) by the Company pursuant to Section 7.1(b) or (c), then Parent shall (without prejudice to any other rights of the Company against Parent) reimburse the Company upon demand for all out-of-pocket fees and expenses incurred or paid by or on behalf of the Company or any Affiliate of the Company in connection with this Agreement, the Stock Option Agreement and the transactions contemplated herein or therein, including all fees and expenses of counsel, investment banking firms, accountants and consultants, up to a maximum of $1,500,000.

    Section 5.7 COMPANY STOCK OPTIONS. At the Effective Time, each Company Stock Option which is outstanding immediately prior to the Effective Time shall become and represent an option to purchase the number of shares of Parent Common Stock (a "SUBSTITUTE OPTION"), decreased to the nearest whole share, determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by the Conversion Number (as defined below), at an exercise price per share of Parent Common Stock, increased to the nearest whole cent, equal to the exercise price per share of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time divided by the Conversion Number. Parent shall pay cash to holders of Substitute Options in lieu of issuing fractional shares of Parent Common Stock upon the exercise thereof. The "CONVERSION NUMBER" means the number of shares of Parent Common Stock into which each share of Company Common Stock is converted as of the Effective Time, determined in accordance with
Section 1.5(c) hereof. After the Effective Time, except as otherwise expressly provided in this Section 5.7 or in an individual's Retention Agreement or similar retention or employment agreement entered into in connection with the Merger, each Substitute Option shall be exercisable upon the same terms and conditions (including vesting schedules) as were applicable to the related Company Stock Option immediately prior to the Effective Time. The Company shall take all action necessary to implement the provisions of this Section 5.7, including amendment of the Company Stock Option Plans, and to ensure that, after giving effect to the foregoing, no Company Stock Option shall be exercisable for Company Common Stock following the Effective Time. The Company shall take no action to accelerate or otherwise affect the exercisability of any Company Stock Option, except as expressly provided in this Section 5.7, or otherwise affect the exercise period thereof. As soon as reasonably practicable, and in no event later than 20 days after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to Parent Common Stock subject to all Substitute Options.

    Section 5.8 REASONABLE BEST EFFORTS. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid or vigorously defend an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act and State Takeover Approvals), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Stock Option Agreement or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld. In addition, the Company shall use its best efforts to obtain the waiver, cancellation or voluntary termination of the registration rights listed on Schedule 3.2(b) prior to the Closing by the holders thereof to the extent that they would otherwise be outstanding after the Merger.

    (b) Each party shall use all reasonable best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

    (c) Each party shall use all reasonable best efforts to refrain from taking any action or failing to take any action, which action or failure to act would cause, or would be reasonably likely to cause, the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

    (d) Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to effect the Merger and to consummate the other transactions contemplated hereby, the Company shall not, without Parent's prior written consent, commit to any divestiture transaction, and neither Parent nor any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the businesses, product lines or assets of Parent or any of its Subsidiaries or that otherwise would have a Material Adverse Effect on Parent.

    Section 5.9 PUBLIC ANNOUNCEMENTS. Parent and the Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with or rules of any national securities exchange.

    Section 5.10 STATE TAKEOVER LAWS. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby or in the Stock Option Agreement, Parent and the Company and their respective Boards of Directors shall use their best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.

    Section 5.11 INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE. (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors of the Company and of its Subsidiaries to the same extent and in the same manner such persons are indemnified as of the date of this Agreement by the Company pursuant to the DGCL, the Company Charter, the Company's By-laws and in any agreement with the Company listed on Section 5.11 of the Company Letter for acts or omissions occurring at or prior to the Effective Time (including indemnifying and holding harmless such persons for acts or omissions occurring at or prior to the Effective Time in respect of the Merger and the transactions contemplated thereby) to the same extent and in the manner as such persons are indemnified as of the date of this Agreement by the Company pursuant to the DGCL, the Company Charter, the Company's By-laws and the listed agreements.

    (b) Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than three years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O INSURANCE") that is substantially similar to the Company's existing policy at the Effective Time or, if substantially equivalent insurance coverage is unavailable, the best available coverage; PROVIDED, HOWEVER, that neither the Parent nor the Surviving Corporation shall be required to pay an annual premium for the D&O Insurance in excess of two hundred percent (200%) of the amount of the last annual premiums paid prior to the date hereof (which premiums the Company represents and warrants to be not more than $75,000 per annum), but in such case shall purchase as much coverage as possible for such amount.

    (c) Parent hereby agrees that, effective at the Effective Time, Parent will guarantee the obligations of the Surviving Corporation under
Section 5.11(a) and (b).

    (d) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the indemnified parties and their respective heirs and legal representatives.

    Section 5.12 NOTIFICATION OF CERTAIN MATTERS. Parent shall use its reasonable best efforts to give prompt notice to the Company, and the Company shall use its reasonable best efforts to give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause
(x) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement and made by it not to be complied with or satisfied in all material respects, (ii) any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) any change or event which would be reasonably likely to have a Material Adverse Effect on Parent or the Company, as the case may be; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this
Section 5.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    Section 5.13 EMPLOYEE BENEFITS. (a) For a period of one year immediately following the Effective Time, Parent shall or shall cause the Surviving Corporation to maintain in effect employee benefit plans and arrangements which provide benefits which have a value which is substantially comparable, in the aggregate, to the benefits provided by the Company Plans (not taking into account the value of any benefits under any such plans which are equity based).

    (b) For purposes of determining eligibility to participate, vesting and accrual or entitlement to benefits where length of service is relevant under any employee benefit plan or arrangement or Parent, the Surviving Corporation or any of their respective Subsidiaries, employees of the Company and its Subsidiaries as of the Effective Time shall receive service credit for service with the Company and its Subsidiaries to the same extent such service credit was granted under the Company Plans, subject to offsets for previously accrued benefits and no duplication of benefits.

    Section 5.14 RETENTION AGREEMENTS. The Company will use its reasonable best efforts to cause the persons listed in Section 5.14 of the Company Letter to execute and deliver retention agreements with the Company prior to the Closing in form and substance reasonably satisfactory to the Parent.

    Section 5.15 PREFERRED SHARES RIGHTS AGREEMENT. The Company will cause Chasemellon Shareholder Services, L.L.C., the Rights Agent under the Preferred Shares Rights Agreement dated as of April 9, 1997, to execute and deliver the Preferred Shares Rights Agreement Amendment, dated as of November 29, 1999, within one day following the date hereof.

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
                                   ARTICLE VI
                       CONDITIONS PRECEDENT TO THE MERGER

    Section 6.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

    (a) STOCKHOLDER APPROVAL. This Agreement shall have been duly approved by the requisite vote of stockholders of the Company in accordance with applicable law, the Company Charter and the Company's By-laws.

    (b) STOCK EXCHANGE LISTINGS. The Parent Common Stock issuable in the Merger and upon exercise of Substitute Options and not previously listed shall have been authorized for listing on the NYSE, subject to official notice of issuance.

    (c) HSR AND OTHER APPROVALS/CONSENTS OR WAIVERS. (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

        (ii) All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of, directly or indirectly, restraining, prohibiting or restricting the Merger or any of the transactions contemplated hereby or would have, individually or in the aggregate, a Material Adverse Effect on Parent (assuming the Merger had taken place), shall have been obtained, shall have been made or shall have occurred.

       (iii) The registration rights under the Registration Rights Agreement dated as of September 30, 1999, among the Company, Larimore Cummins, Kelly O'Keefe, and Craig Wilson, shall have been waived, canceled or voluntarily terminated by the holders thereof.

    (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the Knowledge of Parent or the Company, threatened by the SEC. All necessary state securities or blue sky authorizations (including State Takeover Approvals) shall have been received.

    (e) NO ORDER. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of, directly or indirectly, restraining, prohibiting or restricting the Merger or any of the transactions contemplated hereby; provided, however, that the provisions of this Section 6.1(e) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.8 shall have been the cause of, or shall have resulted in, the enforcement or entering into of any such law, rule, regulation, executive order, decree, injunction or other order.

    Section 6.2  CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE
MERGER. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions:

    (a) PERFORMANCE OF OBLIGATIONS; REPRESENTATIONS AND WARRANTIES. (i) Each of Parent and Sub shall have performed in all material respects each of its agreements and covenants contained in this Agreement required to be performed on or prior to the Effective Time, (ii) each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall have been true and correct when made, and shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and (iii) each of the representations and warranties that is not so qualified shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and the Company shall have received certificates signed on behalf of each of Parent and Sub by one of its officers to such effect.

    (b) TAX OPINION. The Company shall have received an opinion of Latham & Watkins, counsel to the Company, in form and substance reasonably satisfactory to the Company, dated the Effective Time, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time substantially to the effect that, for federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Sub, and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Latham & Watkins may receive and rely upon representations from Parent, the Company, and others, including representations from Parent substantially similar to the representations in the Parent Tax Certificate previously furnished to the Company, representations from the Company substantially similar to the representations in the Company Tax Certificate attached to the Company Letter, and representations from the stockholder who is entering into the Stockholder Agreement substantially similar to the representations in the Stockholder Tax Certificate attached to the Stockholder Agreement.

    (c) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no Material Adverse Change with respect to Parent. The Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.

    (d) COMPANY STOCK OPTION PLANS. Parent shall have taken all action required to be taken by it to implement the provisions of Section 5.7.

    Section 6.3 CONDITIONS TO OBLIGATIONS OF PARENT AND SUB TO EFFECT THE MERGER. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions:

    (a) PERFORMANCE OF OBLIGATIONS; REPRESENTATIONS AND WARRANTIES. (i) The Company shall have performed in all material respects each of its covenants and agreements contained in this Agreement required to be performed on or prior to the Effective Time, (ii) each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall have been true and correct when made, and shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and (iii) each of the representations and warranties that is not so qualified shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement; provided that, except for the representations and warranties in Sections 3.1, 3.2, 3.3, 3.4, 3.7, 3.18 or 3.19 which shall not be subject to this proviso, clauses (ii) and (iii) of this Section 6.3(a) shall be deemed to be fulfilled so long as such failures of such representations and warranties referred to therein to be so true and correct (considered without any materiality qualifier set forth therein for the purposes of this section), would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Parent

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
shall have received a certificate signed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer to such effect.

    (b) TAX OPINION. Parent shall have received an opinion of Gibson, Dunn & Crutcher LLP, counsel to Parent, in form and substance reasonably satisfactory to Parent, dated the Effective Time, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time substantially to the effect that, for federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Sub, and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Gibson, Dunn & Crutcher LLP may receive and rely upon representations from Parent, the Company, and others, including representations from Parent substantially similar to the representations in the Parent Tax Certificate previously furnished to the Company, representations from the Company substantially similar to the representations in the Company Tax Certificate attached to the Company Letter, and representations from the stockholder who is entering into the Stockholder Agreement substantially similar to the representations in the Stockholder Tax Certificate attached to the Stockholder Agreement.

    (c) CONSENTS. (i) The Company shall have obtained the consent or approval of each person or Governmental Entity whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except as to which the failure to obtain such consents and approvals would not, in the reasonable opinion of Parent, individually or in the aggregate, have a Material Adverse Effect on the Company or Parent or upon the consummation of the transactions contemplated in this Agreement or the Stock Option Agreement or the Stockholder Agreement.

        (ii) In obtaining any approval or consent required to consummate any of the transactions contemplated herein, in the Stock Option Agreement or the Stockholder Agreement, no Governmental Entity shall have imposed or shall have sought to impose any condition, penalty or requirement which, in the reasonable opinion of Parent, individually or in aggregate would have a Material Adverse Effect on the Company or Parent.

    (d) AFFILIATE AGREEMENTS. Parent shall have received the written agreements from Rule 145 Affiliates of the Company described in Section 5.4.

    (e) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no Material Adverse Change with respect to the Company. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

    (f) COMPANY STOCK OPTION PLANS. The Company shall have taken all action required to be taken by it to implement the provisions of Section 5.7.

    (g) DIRECTOR AND OFFICER RESIGNATIONS. All of the Directors of the Company and its Subsidiaries and any officers thereof designated by Parent, shall have tendered their resignation in form and substance satisfactory to Parent.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    Section 7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

        (a) by mutual written consent of Parent and the Company;

        (b) by either Parent or the Company if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within five business days following receipt by such other party of written notice of such failure to comply;

        (c) by Parent if (x) there has been a breach of a representation or warranty of the Company that gives rise to a failure of the fulfillment of a condition of the Parent's and Sub's obligations to effect the Merger pursuant to Section 6.3(a)(ii) or by Company if (y) there has been a breach of a representation or warranty of the Parent or Sub that gives rise to a failure of the fulfillment of a condition of the Company's obligations to effect the Merger pursuant to Section 6.2(a)(ii), in each case which breach has not been cured within five business days following receipt by the breaching party of written notice of the breach;

        (d) by either Parent or the Company if: (i) the Merger has not been effected on or prior to the close of business on May 29, 1999; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 7.1(d)(i) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; or (ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall have used their reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.8) permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

        (e) by either Parent or the Company if the stockholders of the Company do not approve this Agreement at the Stockholder Meeting or at any adjournment or postponement thereof;

        (f) by Parent if (i) the Board of Directors of the Company shall not have recommended, or shall have resolved not to recommend, or shall have qualified, changed, modified or withdrawn its recommendation of the Merger or declaration that the Merger is advisable and fair to and in the best interest of the Company and its stockholders, or shall have resolved to do so, (ii) the Board of Directors of the Company, shall have recommended to the stockholders of the Company any Takeover Proposal or shall have resolved to do so or (iii) a tender offer or exchange offer for 20% or more of the outstanding stocks of capital stock of the Company is commenced by a third party that is not an Affiliate of Parent, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

        (g) by Parent or the Company if the Company enters into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal or the Board of Directors of the Company resolves to do so; PROVIDED, HOWEVER, that the Company may not terminate this Agreement pursuant to this Section 7.1(g) unless (i) the Company has delivered to Parent a written notice of the Company's intent to enter into such an agreement to effect the Superior Proposal, (ii) five business days have elapsed following delivery to Parent of such written notice by the Company and (iii) during such five day period the Company has fully cooperated with Parent, including informing Parent of the terms and conditions of the Takeover Proposal and the identity of the person making the Takeover Proposal, with the intent of enabling Parent to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; PROVIDED, FURTHER, that the Company may not terminate this Agreement pursuant to this Section
    7.1(g) unless at the end of such 48 hour period the Board of

    Directors of the Company continues reasonably to believe that the Takeover Proposal constitutes a Superior Proposal when compared to the Merger (taking into account any such modification as may be proposed by Parent) and concurrently with such termination the Company pays to Parent the amounts specified under Sections 5.6(a), (b) and (c);

    The right of any party hereto to terminate this Agreement pursuant to this
Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

    Section 7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for (i) the first sentence of Section 5.1, the last sentence of Section 5.3 and the entirety of Section 5.6, which shall survive the termination); PROVIDED, HOWEVER, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.

    Section 7.3 AMENDMENT. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, in the case of Sub or the Company, or a Senior Vice President of Parent, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law or the rules of the Nasdaq National Market requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    Section 7.4 WAIVER. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    Section 8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES; NO OTHER REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, none of the Company, Parent or Sub makes any other representations and warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this

Agreement, the documents and the instruments referred to herein, or the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to the other party or the other party's representatives of any documentation or other information with respect to any one or more of the foregoing.

    Section 8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           (a) if to Parent or Sub, to:

               Diamond Merger Corp.
               c/o General Electric Company
               P.O. Box 414, W-410
               Milwaukee, WI 53201
               Attention: General Counsel
               Facsimile No.: 414-544-3575

               with copies to:

               GE Medical Systems
               3000 North Grandview Boulevard
               Waukesha, WI 53188
               Attention: General Counsel

               and:

               General Electric Company
               3135 Easton Turnpike
               Fairfield, Connecticut 06431-00001
               Attention: Vice President and Senior
               Counsel--Transactions
               Facsimile No.: 203-373-3008

               and

               Gibson, Dunn & Crutcher, LLP
               200 Park Avenue
               New York, NY 10166
               Attention: Steven R. Shoemate, Esq.
               Facsimile No.: 212-351-4035

           (b) if to the Company, to:

               Mecon, Inc.
               200 Porter Drive
               San Ramon, CA 94583
               Attention: President
               Facsimile No.: (925) 838-2031
               with a copy to:

               Latham & Watkins
               135 Commonwealth Drive
               Menlo Park, California 94025
               Attention: Michael Hall
               Facsimile No.: 650-463-2600

    Section 8.3 INTERPRETATION. (a) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    (b) "SUBSIDIARY" means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent or Company, as the case may be (either alone or through or together with any other Subsidiary), owns or controls, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

    Section 8.4 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    Section 8.5 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, except for the Stock Option Agreement and as provided in the last sentence of Section 5.3, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 5.11, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    Section 8.6 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    Section 8.7 ASSIGNMENT. Subject to Section 1.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors or assigns.

    Section 8.8 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

    Section 8.9 ENFORCEMENT OF THIS AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof such remedy being in addition to any other remedy to which any party is entitled at law or in equity. Each party hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York. Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding and waives any objection based on FORUM NON CONVENIENS or any other objection to venue thereof.

    Section 8.10 PERFORMANCE BY SUB. Parent hereby agrees to cause Sub to comply with its obligations hereunder and to cause Sub to consummate the Merger as contemplated herein and whenever this Agreement requires Sub to take any action, such requirement shall be deemed to include an undertaking of Parent to cause Sub to take such action.

    Section 8.11  DEFINED TERMS.  Each of the following terms is defined in the
Section identified below:


Affiliate..............................................         Section 5.6(b)
Affiliated Person......................................           Section 3.24
Agreement..............................................               Preamble
Average Parent Share Price.............................         Section 1.5(c)
Blue Sky Laws..........................................            Section 2.3
Certificate of Merger..................................            Section 1.2
Certificates...........................................         Section 1.6(b)
Closing................................................           Section 1.14
Company................................................               Preamble
Company Business Personnel.............................           Section 3.14
Company Charter........................................            Section 3.4
Company Common Stock...................................         Section 1.5(c)
Company Foreign Benefit Plan...........................        Section 3.12(f)
Company Intellectual Property..........................           Section 3.15
Company Letter.........................................         Section 3.2(b)
Company Licenses.......................................           Section 3.15
Company Permits........................................            Section 3.8
Company Plan...........................................        Section 3.12(c)
Company Preferred Stock................................         Section 3.2(a)
Company SEC Documents..................................            Section 3.5
Company Stock Option Plans.............................         Section 3.2(a)
Company Stock Options..................................         Section 3.2(b)
Compensation Agreements................................        Section 3.11(a)
Confidentiality Agreement..............................            Section 5.3
Constituent Corporations...............................               Preamble
Conversion Number......................................         Section 5.7(a)
D&O Insurance..........................................        Section 5.11(b)
DGCL...................................................            Section 1.1
Effective Time.........................................            Section 1.2
Environmental Law......................................    Section 3.21(a)(ii)
Environmental Permit...................................   Section 3.21(a)(iii)
ERISA Affiliate........................................        Section 3.12(c)
Exchange Act...........................................            Section 2.3
Exchange Agent.........................................         Section 1.6(a)
Exchange Fund..........................................         Section 1.6(a)
FDA....................................................            Section 3.8
Governmental Entity....................................            Section 2.3


Hazardous Substances...................................     Section 3.22(a)(i)
HSR Act................................................            Section 2.3
IRS....................................................            Section 3.9
Knowledge of the Company...............................            Section 3.8
Liens..................................................           Section 3.25
Material Adverse Change................................       Section 2.1, 3.1
Material Adverse Effect................................       Section 2.1, 3.1
Merger.................................................               Recitals
Merger Consideration...................................         Section 1.5(c)
Parent.................................................               Preamble
Parent Common Stock....................................         Section 1.5(c)
Parent SEC Documents...................................            Section 2.5
Proxy Statement........................................            Section 2.6
Real Estate............................................        Section 3.25(b)
Registration Statement.................................            Section 2.2
reorganization.........................................               Recitals
Retention Agreements...................................           Section 3.28
Rule 145 Affiliates....................................            Section 5.4
SEC....................................................            Section 2.2
Securities Act.........................................            Section 2.2
Significant Contracts..................................        Section 3.11(b)
SSA....................................................            Section 3.8
State Takeover Approvals...............................            Section 2.3
Stock Option Agreement.................................               Recitals
Stockholder Agreement..................................               Recitals
Stockholder Meeting....................................            Section 5.1
Sub....................................................               Preamble
Subsidiary.............................................         Section 8.3(b)
Substitute Option......................................         Section 5.7(a)
Superior Proposal......................................         Section 4.2(a)
Surviving Corporation..................................            Section 1.1
Takeover Proposal......................................         Section 4.2(a)
Tax Return.............................................            Section 3.9
Taxes..................................................            Section 3.9
Termination Fee........................................     Section 5.6(c)(ii)
Third Party Acquisition Event..........................     Section 5.6(c)(ii)
Valuation Period.......................................         Section 1.5(c)
Year 2000 Compliant....................................           Section 3.27

    IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                          GENERAL ELECTRIC COMPANY,
                                          a New York Corporation

                                          By: /s/ J. Keith Morgan
                                          --------------------------------------
                                             Name: J. Keith Morgan
                                             Title: VICE PRESIDENT AND GENERAL
                                          COUNSEL
                                                 GE MEDICAL SYSTEMS

                                          DIAMOND MERGER CORP.,
                                          a Delaware Corporation

                                          By: /s/ J. Keith Morgan
                                          --------------------------------------
                                             Name: J. Keith Morgan
                                             Title: PRESIDENT

                                          MECON, INC.,
                                          a Delaware Corporation

                                          By: /s/ Vasu Devan
                                          --------------------------------------
                                             Name: Vasu Devan
                                             Title: PRESIDENT AND CHIEF
                                          EXECUTIVE OFFICER

                                    ANNEX B

                          DONALDSON, LUFKIN & JENRETTE
              Donaldson, Lufkin & Jenrette Securities Corporation
        600 California Street, San Francisco, CA 94108 - (415) 249-2000

                                                     November 28, 1999

Board of Directors
MECON, Inc.
200 Porter Drive, Suite 210
San Ramon, CA 94583

Dear Sirs:

    You have requested our opinion as to the fairness from a financial point of view to the stockholders of MECON, Inc. (the "Company") of the Consideration (as defined below) to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of November 23, 1999 (the "Agreement"), by and among General Electric Company ("GE"), Diamond Merger Corp. and the Company.

    Pursuant to the Agreement, each outstanding share of common stock, par value $0.001 per share (the "Company Common Stock"), of the Company will be converted into the right to receive the equivalent of $11.25 per share in common stock, par value $0.16 per share (the "GE Common Stock"), of GE (the "Consideration"). The number of shares of GE Common Stock into which each share of Company Common Stock will be converted will be determined by dividing $11.25 into the average of the daily volume-weighted sales prices per share of GE Common Stock for each of the ten consecutive trading days ending on the trading day which is five calendar days prior to the closing date of the merger contemplated by the Agreement (the "Merger"),

    In arriving at our opinion, we have reviewed the Agreement and the exhibits thereto, as well as the Stockholder Agreement and the Stock Option Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by the Company including information provided during discussions with management. Included in the information provided during discussions with management was certain financial projections of the Company for the period beginning October 1, 1999 and ending March 31, 2004, prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the Company Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We were not requested to, nor did we, solicit the interest of any other party in acquiring the Company.

    In rendering our opinion, we have relied upon and assumed without independent verification, the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or its representatives, or that was otherwise reviewed by us and have assumed that the Company is not aware of any information prepared by it or its advisors that might be material to our opinion that has not been made available to us. With respect

Board of Directors

MECON, Inc.

Page 2                                                         November 28, 1999

to the financial projections supplied to us, we have relied on representations that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

    Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which GE Common Stock will trade at any given time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. In addition, our opinion does not address the relative merits of the Merger as compared to any alternative business transactions that might be available to the Company. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

    Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates actively trade the securities of GE for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. DLJ has performed investment banking and other services for the Company in the past.

    Based upon and subject to the foregoing and such other factors as we deem relevant, we are of the opinion that the Consideration to be received by the holders of Company Common Stock is fair to such holders from a financial point of view.

                                            Very truly yours,

                                            DONALDSON, LUFKIN & JENRETTE
                                            SECURITIES CORPORATION

                                            By: /s/ K. Thomas Schreur
                                                K. Thomas Schreur

                                                Vice President

                                                                  EXECUTION COPY

                                    ANNEX C

                             STOCK OPTION AGREEMENT

    STOCK OPTION AGREEMENT, dated as of November 29, 1999 (the "AGREEMENT"), between General Electric Company, a New York corporation ("PARENT"), and Mecon, Inc., a Delaware corporation (the "COMPANY").

                              W I T N E S S E T H:

    WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent, Diamond Merger Corp., a newly formed Delaware corporation and a direct wholly owned subsidiary of Parent ("SUB"), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"), which provides for the merger of Sub with and into the Company (the "Merger");

    WHEREAS, as a condition to Parent's willingness to enter into the Merger Agreement, Parent has requested that the Company grant to Parent an option to purchase up to 1,435,843 shares of Company Common Stock, upon the terms and subject to the conditions hereof; and

    WHEREAS, in order to induce Parent to enter into the Merger Agreement, the Company has agreed to grant Parent the requested option.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

    1. THE OPTION; EXERCISE; ADJUSTMENTS. The Company hereby grants to Parent an irrevocable option (the "OPTION") to purchase from time to time up to 1,435,843 Common Shares, par value $.001 per share, of the Company (the "COMPANY COMMON STOCK"), upon the terms and subject to the conditions set forth herein (the "OPTIONED SHARES"). Subject to the conditions set forth in Section 2, the Option may be exercised by Parent in whole or from time to time in part, at any time following the occurrence of a Triggering Event (as defined below) and prior to the termination of the Option in accordance with Section 19. In the event Parent wishes to exercise the Option, Parent shall send a written notice to the Company (the "STOCK EXERCISE NOTICE") specifying the total number of Optioned Shares it wishes to purchase and a date (not later than 20 business days and not earlier than two business days from the date such notice is given) for the closing of such purchase (the "CLOSING DATE"). Parent may revoke an exercise of the Option at any time prior to the Closing Date by written notice to the Company. In the event of any change in the number of issued and outstanding shares of Company Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Company, the number of Optioned Shares subject to the Option and the Exercise Price (as hereinafter defined) per Optioned Share shall be appropriately adjusted. In the event that any additional shares of Company Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the preceding sentence or pursuant to this Agreement), the number of Optioned Shares subject to the Option shall be adjusted so that, after such issuance, it equals (but does not exceed) 19.9% of the voting power of shares of capital stock of the Company then issued and outstanding, after reduction, to the extent necessary to comply with the exception to the shareholder approval requirements of the Nasdaq National Market ("NASDAQ"), for any shares issued pursuant to the Option.

    2.  CONDITIONS TO EXERCISE OF OPTION AND DELIVERY OF OPTIONED
SHARES. (a) Parent's right to exercise the Option is subject to the following conditions:

    (i) Neither Parent nor Sub shall have breached any of its material obligations under the Merger Agreement;

    (ii) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States invalidating the grant or prohibiting the exercise of the Option or the delivery of the Optioned Shares shall be in effect;

   (iii) All applicable waiting periods under the HSR Act (as defined below) shall have expired or been terminated; and

    (iv) One or more of the following events (a "TRIGGERING EVENT") shall have occurred on or after the date hereof: (A) any person, corporation, partnership, limited liability company or other entity or group (such person, corporation, partnership, limited liability company or other entity or group, other than Parent or an affiliate of Parent, being referred to hereinafter, singularly or collectively, as a "PERSON"), acquires or becomes the beneficial owner of 20% or more of the outstanding shares of Company Common Stock; (B) any group is formed which beneficially owns 20% or more of the outstanding shares of Company Common Stock; (C) any Person shall have commenced a tender or exchange offer for 20% or more of the then outstanding shares of Company Common Stock or publicly proposed any bona fide merger, consolidation or acquisition of all or substantially all the assets of the Company, or other similar business combination involving the Company; (D) the Company enters into, or announces that it proposes to enter into, an agreement, including, without limitation, an agreement in principle, providing for a merger or other business combination involving the Company or a "significant subsidiary" (as defined in Rule 1.02(w) of Regulation S-X as promulgated by the Securities and Exchange Commission (the "SEC")) of the Company or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, the Company or a significant subsidiary (other than the transactions contemplated by the Merger Agreement);
(E) any Person is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of Company Common Stock which, together with all shares of Company Common Stock beneficially owned by such Person, results or would result in such Person being the beneficial owner of 20% or more of the outstanding shares of Company Common Stock; or
(F) there is a public announcement with respect to a plan or intention by the Company, other than Parent or its affiliates, to effect any of the foregoing transactions. For purposes of this subparagraph (iv), the terms "group" and "beneficial owner" shall be defined by reference to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the rules and regulations promulgated thereunder.

        (b) Parent's obligation to purchase the Optioned Shares following the exercise of the Option, and the Company's obligation to deliver the Optioned Shares, are subject to the conditions that:

    (i) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Optioned Shares shall be in effect;

    (ii) The purchase of the Optioned Shares will not violate Rule 10b-13 promulgated under the Exchange Act; and

   (iii) All applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), shall have expired or been terminated.

    3. EXERCISE PRICE FOR OPTIONED SHARES. At any Closing Date, the Company will deliver to Parent a certificate or certificates representing the Optioned Shares in the denominations designated by Parent in its Stock Exercise Notice and Parent will purchase the Optioned Shares from the Company at a price per Optioned Share equal to $11.25 (the "EXERCISE PRICE"), payable in cash. Payment made by Parent to the Company pursuant to this Agreement shall be made by wire transfer of federal funds to a bank designated by the Company or a check payable in immediately available funds. After payment of the Exercise Price for the Optioned Shares covered by the Stock Exercise Notice, the Option shall be deemed exercised to the extent of the Optioned Shares specified in the Stock Exercise Notice as of the date such Stock Exercise Notice is given to the Company.

    4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Parent that (a) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law); (b) the Company has taken all necessary corporate action to authorize and reserve the Optioned Shares for issuance upon exercise of the Option, and the Optioned Shares, when issued and delivered by the Company to Parent upon exercise of the Option, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights;
(c) except as otherwise required by the HSR Act and, except for filings required under the blue sky laws of any states and routine filings and subject to Section 7, the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby do not require the consent, approval or authorization of, or filing with, any person or public authority and will not violate or conflict with the Company's Certificate of Incorporation, or Bylaws, or result in the acceleration or termination of, or constitute a default under, any indenture, license, approval, agreement, understanding or other instrument, or any statute, rule, regulation, judgment, order or other restriction binding upon or applicable to the Company or any of its subsidiaries or any of their respective properties or assets; (d) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; and (e) the Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of the transactions contemplated hereby.

    5. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent represents and warrants to the Company that (a) the execution and delivery of this Agreement by Parent and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and this Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent; and (b) Parent is acquiring the Option and, if and when it exercises the Option, will be acquiring the Optioned Shares issuable upon the exercise thereof, for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and will not sell or otherwise dispose of the Optioned Shares except pursuant to an effective registration statement under the Securities Act or a valid exemption from registration under the Securities Act.

    6. THE CLOSING. Any closing hereunder shall take place on the Closing Date specified by Parent in its Stock Exercise Notice pursuant to Section 1 at 10:00 A.M., local time, or the first business day thereafter on which all of the conditions in Section 2 are met, at the principal executive office of the Company, or at such other time and place as the parties hereto may agree.

    7. FILINGS RELATED TO OPTIONED SHARES. The Company will make such filings with the SEC as are required by the Exchange Act, and will use its best efforts to effect all necessary filings by the Company under the HSR Act and to have the Optioned Shares approved for quotation on NASDAQ.

    8. REGISTRATION RIGHTS. (a) If the Company effects any registration or registrations of shares of Company Common Stock under the Securities Act for its own account or for any other stockholder of the Company at any time after the exercise of the Option (other than a registration on Form S-4, Form S-8 or any successor forms), it will allow Parent to participate in such registration or registrations with respect to any or all of the Optioned Shares acquired upon the exercise of the Option; PROVIDED, HOWEVER, that any request of Parent pursuant to this Section 8(a) shall be with respect to at least 20% of the Optioned Shares and PROVIDED, FURTHER, that if the managing underwriters in such offering advise the Company that, in their written opinion, the number of Optioned Shares requested by Parent to be included in such registration exceeds the number of shares of Company Common Stock which can be sold in such offering, the Company may exclude from such registration all or a portion, as may be appropriate, of the Optioned Shares requested for inclusion by Parent.

        (b) At any time after the exercise of the Option, upon the request of Parent, the Company will promptly file and use its reasonable best efforts to cause to be declared effective a registration statement under the Securities Act (and applicable Blue Sky statutes) with respect to any or all of the Optioned Shares acquired upon the exercise of the Option; PROVIDED, HOWEVER, that any request of Parent pursuant to this Section 8(b) shall be with respect to at least 20% of the Optioned Shares and PROVIDED, FURTHER, that the Company shall not be required to have declared effective more than two registration statements hereunder and shall be entitled to delay the effectiveness of each such registration statement, for a period not to exceed 90 days in the aggregate, if the commencement of such offering would, in the reasonable good faith judgment of the Board of Directors of the Company, require premature disclosure of any material corporate development or otherwise materially interfere with or materially adversely affect any pending or proposed offering of securities of the Company. In connection with any such registration requested by Parent, the costs of such registration (other than fees of Parent's counsel and underwriting fees and commissions) shall be borne by the Company, and the Company and Parent each shall provide the other and any underwriters with customary indemnification and contribution agreements.

    9. OPTIONAL PUT; OPTIONAL REPURCHASE. (a) Prior to the termination of the Option in accordance with Section 19, if a Put Event has occurred, Parent shall have the right, upon three business days' prior written notice to the Company, to require the Company to purchase the Option from Parent (the "PUT RIGHT") at a cash purchase price (the "PUT PRICE") equal to the product determined by multiplying (A) the number of Optioned Shares as to which the Option has not yet been exercised by (B) the Spread (as defined below). As used herein, "PUT EVENT" means the occurrence on or after the date hereof of any of the following:
(i) any Person (other than Parent or its affiliates) acquires or becomes the beneficial owner of 50% or more of the outstanding shares of Company Common Stock or (ii) the Company consummates a merger or other business combination involving the Company or a "significant subsidiary" (as defined in Rule 1.02(w) of Regulation S-X as promulgated by the SEC) of the Company or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, the Company or a significant subsidiary (other than the transactions contemplated by the Merger Agreement). As used herein, the term "SPREAD" shall mean the excess, if any, of (i) the greater of (x) the highest price (in cash or fair market value of securities or other property) per share of Company Common Stock paid or to be paid within 12 months preceding the date of exercise of the Put Right for any shares of Company Common Stock beneficially owned by any Person who shall have acquired or become the beneficial owner of 20% or more of the outstanding shares of Company Common Stock after the date hereof or (y) the average of the daily volume-weighted sales prices quoted on NASDAQ of the Company Common Stock during the five trading days immediately preceding the written notice of exercise of the Put Right over (ii) the Exercise Price.

        (b) At any time after the termination of the Option granted hereunder pursuant to Section 19 and for a period of 90 days thereafter, the Company shall have the right, upon three business days' prior written notice, to repurchase from Parent (the "REPURCHASE RIGHT"), all (but not less than all) of the Optioned Shares acquired by the Parent hereby and with respect to which the Parent then has beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) at a price per share equal to the greater of
    (i) the average of the daily volume-weighted sales price quoted on NASDAQ of the Company Common Stock during the five trading days immediately preceding the written notice of exercise of the Repurchase Right and (ii) the Exercise Price, plus interest at a rate per annum equal to the costs of funds to Parent at the time of exercise of the Repurchase Right, subject to paragraph
    (c) below.

        (c) Parent shall deliver to the Company all "Excess Compensation" realized upon the sale of any Optioned Shares. "Excess Compensation" shall mean the amount, if any, by which the sum of (i) the aggregate gross proceeds received upon the sale of any Optioned Shares, and (ii) any Termination Fee paid by the Company under Section 5.6 of the Merger Agreement, exceeds the sum of (x) $4,500,000, (y) the aggregate Exercise Price paid, and (z) any underwriters discount or selling commission incurred by Parent in connection with the acquisition and disposition of the Optioned Shares.

    10. EXPENSES. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise provided in Section 8 or as specified in the Merger Agreement.

    11. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, such remedy being in addition to any other remedy to which they are entitled at law or in equity.

    12. NOTICE. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or if sent by telex or telecopier (and also confirmed in writing) to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

           (a) if to Parent or Sub, to:

               Diamond Merger Corp.
               c/o GE Medical Systems
               P.O. Box 414, W-410
               Milwaukee, WI 53201
               Attention: General Counsel
               Facsimile No.: 414-544-3575

               with copies to:

               GE Medical Systems
               3000 North Grandview Boulevard
               Waukesha, WI 53188
               Attention: General Counsel

               and:

               General Electric Company
               3135 Easton Turnpike
               Fairfield, Connecticut 06431-00001
               Attention: Vice President and Senior
               Counsel--Transactions
               Facsimile No.: 203-373-3008

               and

               Gibson, Dunn & Crutcher, LLP
               200 Park Avenue
               New York, NY 10166
               Attention: Steven R. Shoemate, Esq.
               Facsimile No.: 212-351-4035

           (b) if to the Company, to:

               Mecon, Inc.
               200 Porter Drive
               San Ramon, CA 94583
               Attention: President
               Facsimile No.: (925) 838-2031

               with a copy to:

               Latham & Watkins
               135 Commonwealth Drive
               Menlo Park, California 94025
               Attention: Michael Hall
               Facsimile No.: 650-463-2600

    13. PARTIES IN INTEREST. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person other than Parent or the Company, or their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

    14. ENTIRE AGREEMENT; AMENDMENTS. This Agreement, together with the Merger Agreement and the other documents referred to therein, contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions. This Agreement may not be changed, amended or modified orally, but only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

    15. ASSIGNMENT. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party hereto, except that Parent may, without a written consent, assign its rights and delegate its obligations hereunder in whole or in part to one or more of its direct or indirect wholly owned subsidiaries.

    16. HEADINGS. The section headings herein are for convenience only and shall not affect the construction of this Agreement.

    17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

    18. GOVERNING LAW; JURISDICTION. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York. Each party hereto waives any right to a trial by jury in connection with any action, suit or proceeding and waives any objection based on FORUM NON CONVENIENS or any other objection to venue thereof.

    19. TERMINATION. This Agreement and the Option shall terminate upon the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms; PROVIDED, HOWEVER, the Option shall not terminate until 12 months after a termination pursuant to clause
(ii) immediately above if (A) the Merger Agreement is terminated by Parent pursuant to Section 7.1(b), (c) or (f) thereof, (B) the Merger Agreement is terminated by Parent or the Company pursuant to Section 7.1(e) or (g) thereof or
(C) the Merger Agreement is terminated by the Company pursuant to
Section 7.1(d)(i) thereof after receipt of a Superior Proposal; PROVIDED, FURTHER, that this Agreement shall not terminate with respect to the Repurchase Right set forth in Section 9(b) until 90 days after the termination of the Option pursuant to the foregoing proviso. Notwithstanding the foregoing, the provisions of Section 8 shall survive the termination of this Agreement for the period until the date that the Parent is permitted to sell shares of Company Common Stock without any restrictions (including volume and manner of sale) under Rule 144 as promulgated by the SEC under the Securities Act of 1933.

    20. COMPANY RIGHTS AGREEMENT. Until this Agreement and the Option shall terminate in accordance with the terms of Section 19, the Company covenants and agrees with Parent that it shall not amend the amendment to the Preferred Shares Rights Agreement as set forth in the Preferred Shares Rights Agreement Amendment, dated as of November 29, 1999, or otherwise modify the Company's Preferred Shares Rights Agreement in any manner which adversely affects Parent in connection with the Parent's acquisition of the Optioned Shares, the Option or the Optioned Shares.

    21. CAPITALIZED TERMS. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Merger Agreement.

    22. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

    IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be duly executed and delivered on the day and year first above written.

                                          GENERAL ELECTRIC COMPANY,
                                          a New York Corporation

                                          By: /s/ J. Keith Morgan
                                          --------------------------------------
                                             Name: J. Keith Morgan
                                             Title: VICE PRESIDENT AND GENERAL
                                          COUNSEL
                                                 GE MEDICAL SYSTEMS

                                          MECON, INC.,
                                          a Delaware Corporation

                                          By: /s/ Vasu Devan
                                          --------------------------------------
                                             Name: Vasu Devan
                                             Title: PRESIDENT AND CHIEF
                                          EXECUTIVE OFFICER

                                    ANNEX D

                             STOCKHOLDER AGREEMENT

    STOCKHOLDER AGREEMENT, dated as of November 29, 1999 (this "AGREEMENT"), by the undersigned stockholders (collectively, the "STOCKHOLDERS") of Mecon, Inc., a Delaware corporation (the "COMPANY"), for the benefit of General Electric Company, a New York corporation ("PARENT").

                                    RECITALS

    A. Parent, Diamond Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent ("SUB"), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"), whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, each issued and outstanding share of Common Stock, par value $0.001 per share, of the Company ("COMPANY COMMON STOCK"), not owned directly or indirectly by Parent or the Company, will be converted into shares of Common Stock, par value $.16 per share, of Parent ("PARENT COMMON STOCK");

    B. As of the date hereof, each Stockholder owns that number of shares of Company Common Stock appearing opposite his name on SCHEDULE A (such shares of Company Common Stock together with any other shares of capital stock of the Company acquired by such Stockholder including Vasu Devan or Srinivasa ("Raju") Rajagopal, individually, after the date hereof during the term of this Agreement, whether upon the exercise of options or by means of purchase, dividend, distribution or otherwise, being collectively referred to herein as the "SUBJECT SHARES"); and

    C. As a condition to its willingness to enter into the Merger Agreement, Parent has required that the Stockholders agree, and in order to induce Parent to enter into the Merger Agreement the Stockholders have agreed, to enter into this Agreement.

    NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

    1. COVENANTS OF STOCKHOLDERS. Until the termination of this Agreement in accordance with Section 3, the Stockholders agree as follows:

        (a) The Stockholders shall attend the Stockholder Meeting, in person or by proxy, and at the Stockholder Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Stockholders shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

        (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholders' vote, consent or other approval is sought, the Stockholders shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any Subsidiary or any Takeover Proposal or (ii) any amendment of the Company's Restated Certificate of Incorporation, or By-laws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company. The Stockholders further agrees not to commit or agree to take any action inconsistent with the foregoing.

        (c) The Stockholders agree not to (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "TRANSFER"), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Subject Shares to any person or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the Subject Shares, and agree not to commit or agree to take any of the foregoing actions; provided, however, that the Stockholder may (A) Transfer up to 2% of the Subject Shares by gift to charitable organizations and up to 2% of the Subject Shares by gift to members of the "immediate family" (as defined in Rule 16a-1(e) of the Exchange Act) of the Stockholder; and (B) pledge as collateral up to 2% of the Subject Shares in connection with the exercise of Company Stock Options held by the Stockholder pursuant to the Company Stock Option Plans; provided, that in each case any transferee or pledgee of such Subject Shares agrees in writing to be bound by the terms of this Agreement to the same degree as the Stockholders as transferors.

        (d) The Stockholders shall not, nor shall the Stockholders authorize any investment banker, attorney or other advisor or representative of the Stockholders to, directly or indirectly (i) solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any Subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal, except in their capacity as representatives or agents of the Company, as permitted by the terms and conditions of the Merger Agreement.

        (e) The Stockholders shall use the Stockholders' reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Parent in doing, all things necessary, proper or advisable to support and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, except in their capacity as representatives or agents of the Company, as permitted by the terms and conditions of the Merger Agreement.

        (f) The Stockholders agree to promptly notify Parent in writing of the nature and amount of any acquisition by such Stockholder of any voting securities of the Company acquired by such Stockholder hereinafter.

        (g) The Stockholders shall not knowingly take or fail to take any action which would cause any of the representations and warranties set forth in the Stockholder Tax Certificate attached hereto as SCHEDULE B to be untrue or incorrect.

        (h) The Stockholder hereby revokes any and all prior proxies or powers of attorney in respect of any of Subject Shares and constitutes and appoints Sub and Parent, or any nominee of Sub and Parent, or any of them, with full power of substitution and resubstitution, at any time during the term hereof, as its true and lawful attorney and proxy (its "Proxy"), for and in its name, place and stead (i) to demand that the Secretary of the Company call a special meeting of the shareholders of the Company for the purpose of considering any matter referred to in Section 1(a) and 1(b) hereof, (ii) to vote each of such Subject Shares as provided in Sections 1(a) and 1(b) as its proxy at every annual, special, adjourned or postponed meeting of the shareholders of the Company, including the right to sign its name (as shareholder) to any consent, certificate or other document relating to the Company that Delaware Law may permit or require as provided in Sections 1(a) and 1(b) and (iii) to approve any other motion or action in furtherance of the foregoing.

        THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM OF THIS AGREEMENT.

    2. REPRESENTATIONS AND WARRANTIES. Each Stockholder represents and warrants with respect to himself to Parent as follows:

        (a) The Stockholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares. The Stockholder has the sole right to vote, and the sole power of disposition with respect to, the Subject Shares, and none of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares, except as contemplated by this Agreement.

        (b) This Agreement has been duly executed and delivered by the Stockholder. Assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms. The execution and delivery of this Agreement by the Stockholder does not and will not conflict with any agreement, order or other instrument binding upon the Stockholder, nor require any regulatory filing or approval, other than pursuant to the HSR Act (as defined below).

        (c) To the Knowledge of the Stockholder, the representations set forth in the Stockholder Tax Certificate attached hereto as Schedule B, if made on the date hereof (assuming the Merger were consummated as of the date hereof), would be true and correct.

    3. THE OPTION; EXERCISE; ADJUSTMENTS. Each Stockholder hereby grants to Parent an irrevocable option (the "OPTION") to purchase from time to time the Subject Shares, upon the terms and subject to the conditions set forth herein (the "OPTIONED SHARES"). Subject to the conditions set forth in Section 4, the Option may be exercised by Parent in whole or from time to time in part, at any time following the occurrence of a Triggering Event (as defined below) and prior to the termination of the Option in accordance with Section 8. In the event Parent wishes to exercise the Option, Parent shall send a written notice to the applicable Stockholder (the "STOCK EXERCISE NOTICE") specifying the total number of Optioned Shares it wishes to purchase and a date (not later than 20 business days and not earlier than two business days from the date such notice is given) for the closing of such purchase (the "CLOSING DATE"). Parent may revoke an exercise of the Option at any time prior to the Closing Date by written notice to the applicable Stockholder. In the event of any change in the number of issued and outstanding shares of Subject Shares by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Company, the number of Optioned Shares subject to the Option and the Exercise Price (as hereinafter defined) per Optioned Share shall be appropriately adjusted.

    4.  CONDITIONS TO EXERCISE OF OPTION AND DELIVERY OF OPTIONED SHARES.

        (a) Parent's right to exercise the Option is subject to the following conditions:

           (i) Neither Parent nor Sub shall have breached any of its material obligations under the Merger Agreement;

           (ii) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States invalidating the grant or prohibiting the exercise of the Option or the delivery of the Optioned Shares shall be in effect;

          (iii) All applicable waiting periods under the HSR Act (as defined below) shall have expired or been terminated; and

           (iv) One or more of the following events shall have occurred on or after the date hereof: (A) any person, corporation, partnership, limited liability company or other entity or group (such person, corporation, partnership, limited liability company or other entity or group, other than Parent or an affiliate of Parent, being referred to hereinafter, singularly or collectively, as a "PERSON"), acquires or becomes the beneficial owner of 20% or more of the outstanding shares of Company Common Stock; (B) any group is formed which beneficially owns 20% or more of the outstanding shares of Company Common Stock; (C) any Person shall have commenced a tender or exchange offer for 20% or more of the then outstanding shares of Company Common Stock or publicly proposed any bona fide merger, consolidation or acquisition of all or substantially all the assets of the Company, or other similar business combination involving the Company; (D) the Company enters into, or announces that it proposes to enter into, an agreement, including, without limitation, an agreement in principle, providing for a merger or other business combination involving the Company or a "significant subsidiary" (as defined in Rule 1.02(w) of Regulation S-X as promulgated by the Securities and Exchange Commission (the "SEC")) of the Company or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, the Company or a significant subsidiary (other than the transactions contemplated by the Merger Agreement); (E) any Person is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of Company Common Stock which, together with all shares of Company Common Stock beneficially owned by such Person, results or would result in such Person being the beneficial owner of 20% or more of the outstanding shares of Company Common Stock; or (F) there is a public announcement with respect to a plan or intention by the Company, other than Parent or its affiliates, to effect any of the foregoing transactions. For purposes of this subparagraph (iii), the terms "group" and "beneficial owner" shall be defined by reference to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the rules and regulations promulgated thereunder.

        (b) Parent's obligation to purchase the Optioned Shares following the exercise of the Option, and the Company's obligation to deliver the Optioned Shares, are subject to the conditions that:

           (i) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Optioned Shares shall be in effect;

           (ii) The purchase of the Optioned Shares will not violate Rule 10b-13 promulgated under the Exchange Act; and

          (iii) All applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), shall have expired or been terminated.

    5. EXERCISE PRICE FOR OPTIONED SHARES. At any Closing Date, the applicable Stockholder will deliver to Parent a certificate or certificates representing the Optioned Shares in the denominations designated by Parent in its Stock Exercise Notice and Parent will purchase the Optioned Shares from such Stockholder at a price per Optioned Share equal to $11.25 (the "EXERCISE PRICE"), payable in cash. Payment made by Parent to such Stockholder pursuant to this Agreement shall be made by wire transfer of federal funds to a bank designated by such Stockholder or a check payable in immediately available funds. After payment of the Exercise Price for the Optioned Shares covered by the Stock Exercise Notice, the Option shall be deemed exercised to the extent of the Optioned Shares specified in the Stock Exercise Notice as of the date such Stock Exercise Notice is given to such Stockholder.

    6. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent represents and warrants to the Company that (a) the execution and delivery of this Agreement by Parent and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and this Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent; and (b) Parent is acquiring the Option and, if and when it exercises the Option, will be acquiring the Optioned Shares issuable upon the exercise thereof, for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and will not sell or otherwise dispose of the Optioned Shares except pursuant to an effective registration statement under the Securities Act or a valid exemption from registration under the Securities Act.

    7. THE CLOSING. Any closing hereunder shall take place on the Closing Date specified by Parent in its Stock Exercise Notice pursuant to Section 1 at 10:00 A.M., local time, or the first business day thereafter on which all of the conditions in Section 2 are met, at the principal executive office of the Company, or at such other time and place as the parties hereto may agree.

    8. TERMINATION. The obligations of the Stockholders hereunder shall terminate upon the earlier to occur of (i) 6 months after the termination of the Merger Agreement pursuant to Section 7.1 thereof and (ii) the Effective Time; PROVIDED, HOWEVER, that if the Merger Agreement is terminated by the Company pursuant to Section 7.1(b), (c) or (d) thereof (other than a termination pursuant to Section 7.1(d)(i) following receipt of a Superior Proposal) or if the Merger Agreement is terminated pursuant to Section 7.1(a) thereof, then such obligations shall terminate upon the termination of the Merger Agreement. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

    9. FURTHER ASSURANCES. The Stockholders will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

    10. SUCCESSORS, ASSIGNS AND TRANSFEREES BOUND. Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms hereof, and the Stockholders shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

    11. AFFILIATE LETTER; STOCKHOLDER TAX CERTIFICATE. The Stockholders agree to execute and deliver on a timely basis, when and if requested by Parent,
(i) a written agreement in substantially the form of Exhibit D to the Merger Agreement and (ii) the Stockholder Tax Certificate attached hereto as SCHEDULE B.

    12. REMEDIES. The Stockholders acknowledge that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Parent irreparable harm. Accordingly, the Stockholders agree that in the event of any breach or threatened breach of this Agreement, Parent, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

    13. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

    14. AMENDMENT. This Agreement may be amended only by means of a written instrument executed and delivered by both the Stockholders and Parent.

    15. JURISDICTION. Each party hereby irrevocably submits to the exclusive jurisdiction of the U.S. District Court for the Southern District of New York in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on FORUM NON CONVENIENS or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

    16. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    17. EXPENSES. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise provided in Section 8 or as specified in the Merger Agreement.

    18. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

    19. NOTICE. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or if sent by telex or telecopier (and also confirmed in writing) to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

    (a) if to Parent, to:

    GE Medical Systems
    P.O. Box 414, W-410
    Milwaukee, WI 53201
    Attention: General Counsel
    Facsimile No.: 414-544-3575

    with copies to:

    GE Medical Systems
    3000 North Grandview Boulevard
    Waukesha, Wisconsin 53188
    Attention: General Counsel

    and:

    General Electric Company
    3135 Easton Turnpike
    Fairfield, CT 06431-0001
    Attention: Vice President and Senior Counsel--Transactions
    Facsimile No.: 203-373-3008

    and:

    Gibson Dunn & Crutcher, LLP
    200 Park Avenue
    New York, New York 10166-0193
    Attention: Steven Shoemate
    Facsimile No.: 212-351-4035

    (b) if to the Stockholder to:

    Mecon, Inc.
    200 Porter Drive

    San Ramon, CA 94583
    Attention: President
    Facsimile No.: (925) 838-2031

    with a copy to:

    Latham & Watkins
    135 Commonwealth Drive
    Menlo Park, California 94025
    Attention: Michael Hall
    Facsimile No.: 650-463-2600

    20. CAPITALIZED TERMS. Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

    21. COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    22.  NO LIMITATION ON ACTIONS OF THE STOCKHOLDERS AS
DIRECTOR. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Stockholders to take or in any way limit any action that the Stockholders may take to discharge the Stockholders' fiduciary duties as a director of the Company, including but not limited to the right to vote for or support a Superior Proposal in accordance with the terms of the Merger Agreement.

    23. WAIVER OF APPRAISAL RIGHTS. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger.

    24. STOP TRANSFER. The Stockholders shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Subject Shares, unless such transfer is made in compliance with this Agreement.

    IN WITNESS WHEREOF, the Stockholders and Parent have caused this Agreement to be duly executed and delivered on the day first above written.

    STOCKHOLDERS

    VASU DEVAN AND LATHA DEVAN FBO THE DEVAN FAMILY TRUST:
    /s/ VASU DEVAN
    ---------------------------------------------
    Vasu Devan, as trustee

    /s/ LATHA DEVAN
    ---------------------------------------------
    Latha Devan, as trustee

    SRINIVASA RAJAGOPAL AND GEETHA RAJAGOPAL FBO RAJAGOPAL 1995 TRUST:
    /s/ RAJU RAJAGOPAL
    ---------------------------------------------
    Raju Rajagopal, as trustee

    /s/ GEETHA RAJAGOPAL
    ---------------------------------------------
    Geetha Rajagopal, as trustee

    /s/ VASU DEVAN
    ---------------------------------------------
    Vasu Devan, individually

    /s/ RAJU RAJAGOPAL
    ---------------------------------------------
    Raju Rajagopal, individually

    GENERAL ELECTRIC COMPANY,
    a New York corporation

    By: /s/ J. KEITH MORGAN
      -------------------------------------------
      Name:  J. Keith Morgan
      Title:   Vice President and General Counsel
              GE Medical Systems

                                   SCHEDULE A

NAME OF STOCKHOLDER                                                 NUMBER OF SHARES
-------------------                                           -----------------------------
Vasu Devan and Latha Devan FBO The Devan Family Trust.......                      1,107,380
Srinivasa Rajagopal and Geetha Rajagopal FBO Rajagopal 1995
  Trust.....................................................                        378,908
Vasu Devan, individually....................................  All shares subject to options
Raju Rajagopal, individually................................  All shares subject to options

                                   SCHEDULE B

                          STOCKHOLDER TAX CERTIFICATE

                               NOVEMBER 29, 1999

Gibson, Dunn & Crutcher LLP                    Latham & Watkins
333 South Grand Avenue                         505 Montgomery Street
Los Angeles, CA 90071                          Suite 1900
                                               San Francisco, CA 94111

Ladies and Gentlemen:

    You have been requested to render opinions regarding certain federal income tax consequence of the merger (the "Merger") of Diamond Merger Corp. ("Sub"), a Delaware corporation and a wholly owned subsidiary of General Electric Company, a New York corporation ("Parent"), with and into Mecon, Inc., a Delaware corporation (the "Company"), upon the terms and conditions set forth in the Agreement and Plan of Merger dated as of November 29, 1999 (the "Merger Agreement") among Parent, Sub and the Company. Capitalized terms not defined herein have the meanings specified in the Merger Agreement.

    In connection with the Merger, and recognizing that you will rely upon this certificate in rendering such opinions, the undersigned, hereby severally certify and represent to you that the facts and representations stated herein are true, correct and complete in all respects at the date hereof and will be true, correct and complete in all respects as of the Effective Time (as if made as of the Effective Time):

    1. The undersigned have no plan or intention to sell or otherwise transfer any shares of Parent Common Stock to be received pursuant to the Merger to Parent (or any person that is or may become related to Parent within the meaning of Treasury Regulation Section 1.368-1(e)(3)).

    2. The undersigned has not sold or otherwise transferred to the Company (or any person related to the Company within the meaning of Temporary Treasury Regulation Section 1.368-1T(e)(2)(ii)) any shares of Company Common Stock, as part of any overall plan that includes the Merger.

    The undersigned hereby undertakes to inform you, Parent and Company immediately if any of the foregoing statements or representations become untrue, incorrect or incomplete in any respect on or prior to the Effective Time.

                                          Very truly yours,

                                          VASU DEVAN AND LATHA DEVAN FBO THE
                                          DEVAN FAMILY TRUST:

Date:  November 29, 1999                                         /s/ VASU DEVAN
       ---------------------------------                         ---------------------------------
                                                                 Vasu Devan, as trustee

Date:  November 29, 1999                                         /s/ LATHA DEVAN
       ---------------------------------                         ---------------------------------
                                                                 Latha Devan, as trustee

                                          SRINIVASA RAJAGOPAL AND GEETHA
                                          RAJAGOPAL FBO RAJAGOPAL 1995 TRUST:

Date:  November 29, 1999                                         /s/ RAJU RAJAGOPAL
       ---------------------------------                         ---------------------------------
                                                                 Raju Rajagopal, as trustee

Date:  November 29, 1999                                         /s/ GEETHA RAJAGOPAL
       ---------------------------------                         ---------------------------------
                                                                 Geetha Rajagopal, as trustee

Date:  November 29, 1999                                         /s/ VASU DEVAN
       ---------------------------------                         ---------------------------------
                                                                 Vasu Devan, individually

Date:  November 29, 1999                                         /s/ RAJU RAJAGOPAL
       ---------------------------------                         ---------------------------------
                                                                 Raju Rajagopal, individually

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 721 of the New York Business Corporation Law ("NYBCL") provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or bylaws or by a duly authorized resolution of its stockholders or directors or by agreement, PROVIDED that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

    Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

    Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of (1) a threatened or pending action which is settled or otherwise disposed of, or (2) any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

    Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

    Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 722 and Section 723 of the NYBCL. Section 725 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

    Section 726 of the NYBCL authorizes a corporation to purchase and maintain insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of
Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by a corporation under the provisions of Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

    Section 6 of the Restated Certificate of Incorporation, as amended, of General Electric provides in part as follows:

        A person who is or was a director of the corporation shall have no personal liability to the corporation or its stockholders for damages for any breach of duty in such capacity except that the foregoing shall not eliminate or limit liability where such liability is imposed under the Business Corporation Law of the State of New York.

    Article XI of the bylaws, as amended, of GE provides, in part, as follows:

        The Company shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, indemnify any person who is or was or has agreed to become a director or officer of the Company and who is or was made or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which such person is serving, has served or has agreed to serve in any capacity at the request of the Company, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid or to be paid in settlement, taxes or penalties, and costs, charges and expenses, including attorney's fees, incurred in connection with such action or proceeding or any appeal therein, PROVIDED, HOWEVER, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes that
    (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. The benefits of this Paragraph A shall extend to the heirs and legal representatives of any person entitled to indemnification under this paragraph.

        GE has purchased liability insurance for its officers and directors as permitted by Section 727 of the NYBCL.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) The following is a list of Exhibits included as part of this Registration Statement. General Electric agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request. Items marked with an asterisk are filed herewith.

 2.1 Agreement and Plan of Merger dated as of November 29, 1999 among General Electric Company, Diamond Merger Corp. and
       MECON, Inc. (included as Annex A to the Proxy
       Statement/Prospectus).

 4.1 The Certificate of Incorporation, as amended, and Bylaws, as amended, of General Electric Company are incorporated by reference to Exhibit (3) of General Electric's Current
       Report on Form 8-K dated April 28, 1997.

 4.2 The instruments defining the rights of holders of long-term debt securities of General Electric and its subsidiaries are omitted pursuant to item 601(b)(4)(iii)(A) of Regulation
       S-K. General Electric hereby agrees to furnish copies of these instrument to the SEC upon request.

 5.1*  Opinion of Robert E. Healing, Corporate Counsel for General
       Electric Company, as to the legality of the securities being registered.

 8.1*  Opinion of Gibson Dunn & Crutcher, LLP as to the United
       States federal income tax consequences of the Merger.

 8.2* Opinion of Latham & Watkins as to the United States federal income tax consequences of the Merger.

23.1*  Consent of KPMG LLP.

23.2*  Consent of KPMG LLP.

23.3* Consent of Robert E. Healing (included in Exhibit 5.1 to this Registration Statement).

23.4*  Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit
       8.1 to this Registration Statement).

23.5*  Consent of Latham & Watkins (included in Exhibit 8.2 to this
       Registration Statement).

24.1*  Powers of Attorney.

99.1   Stock Option Agreement dated as of November 29, 1999 between
       GE and MECON (included as Annex C to the Proxy
       Statement/Prospectus).

99.2 Stockholder Agreement dated as of November 29, 1999 among GE and Vasu Devan and Latha Devan FBO The Devan Family Trust,
       Sirinvasa Rajagopal FBO Rajagopal 1995 Trust, Vasu Devan, and Raju Rajagopal (included as Annex D to the Proxy
       Statement/Prospectus).

99.3*  Form of proxy card to be mailed to stockholders of MECON.

    (b) Not applicable.

    (c) Not applicable.

------------------------

*   filed herewith

ITEM 22. UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) To reflect in the Proxy Statement/Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar amount of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfield, State of Connecticut, on January 4, 2000.

                                                       GENERAL ELECTRIC COMPANY

                                                       By:             /s/ PHILIP D. AMEEN
                                                            -----------------------------------------
                                                                         Philip D. Ameen
                                                                  VICE PRESIDENT AND COMPTROLLER

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                   NAME                                    TITLE                         DATE
                   ----                                    -----                         ----
                    *                           Chairman of the Board, Chief
    ---------------------------------          Executive Officer and Director      January 4, 2000
            John F. Welch, Jr.                 (Principal Executive Officer)

                    *
    ---------------------------------           Vice Chairman of the Board,        January 4, 2000
               John D. Opie                    Executive Officer and Director

                    *                       Senior Vice President Finance, Chief
    ---------------------------------          Financial Officer and Director      January 4, 2000
             Keith S. Sherin                   (Principal Financial Officer)

                    *
    ---------------------------------          Vice President and Comptroller      January 4, 2000
             Philip D. Ameen                   (Principal Accounting Officer)

                    *
    ---------------------------------                     Director                 January 4, 2000
                Ann Fudge

                    *
    ---------------------------------                     Director                 January 4, 2000
          Gertrude G. Michelson

                    *
    ---------------------------------                     Director                 January 4, 2000
                 Sam Nunn

                   NAME                                    TITLE                         DATE
                   ----                                    -----                         ----
                    *
    ---------------------------------                     Director                 January 4, 2000
             Roger S. Penske

                    *
    ---------------------------------                     Director                 January 4, 2000
            Silas S. Cathcart

                    *
    ---------------------------------                     Director                 January 4, 2000
            Kenneth G. Langone

                    *
    ---------------------------------                     Director                 January 4, 2000
          Douglas A. Warner, III

                    *
    ---------------------------------                     Director                 January 4, 2000
             Andrew C. Sigler

*By:                   /s/ PHILIP D. AMEEN
             --------------------------------------
                         Philip D. Ameen
                       AS ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

       EXHIBIT
---------------------
          2.1           Agreement and Plan of Merger dated as of November 29, 1999 among General Electric Company, Diamond Merger Corp. and
                        MECON, Inc. (included as Annex A to the Proxy
                        Statement/Prospectus).

          4.1           The Certificate of Incorporation, as amended, and Bylaws, as amended, of General Electric Company are incorporated by
                        reference to Exhibit (3) of General Electric's Current
                        Report on Form 8-K dated April 28, 1997.

          4.2           The instruments defining the rights of holders of long-term debt securities of General Electric and its subsidiaries are omitted pursuant to item 601(b)(4)(iii)(A) of Regulation
                        S-K. General Electric hereby agrees to furnish copies of
                        these instrument to the SEC upon request.

         *5.1           Opinion of Robert E. Healing, Corporate Counsel for General
                        Electric Company, as to the legality of the securities being registered.

         *8.1           Opinion of Gibson, Dunn & Crutcher, LLP as to the United
                        States federal income tax consequences of the Merger.

         *8.2           Opinion of Latham & Watkins as to the United States federal income tax consequences of the Merger.

        *23.1           Consent of KPMG LLP.

        *23.2           Consent of KPMG LLP.

        *23.3 Consent of Robert E. Healing (included in Exhibit 5.1 to this Registration Statement).

        *23.4           Consent of Gibson, Dunn & Crutcher, LLP (included in Exhibit
                        8.1 to this Registration Statement).

        *23.5           Consent of Latham & Watkins (included in Exhibit 8.2 to this
                        Registration Statement).

        *24.1           Powers of Attorney.

         99.1           Stock Option Agreement dated as of November 29, 1999 between
                        GE and MECON (included as Annex C to the Proxy
                        Statement/Prospectus).

         99.2           Stockholder Agreement dated as of November 29, 1999 among GE and Vasu Devan and Latha Devan FBO The Devan Family Trust,
                        Sirinvasa Rajagopal FBO Rajagopal 1995 Trust, Vasu Devan,
                        and Raju Rajagopal (included as Annex D to the Proxy
                        Statement/Prospectus).

        *99.3           Form of proxy card to be mailed to stockholders of MECON.

------------------------

*   Filed herewith